UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
EXCHANGE ACT OF 1934

Filed by the Registrant ☑

Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐ Preliminary Proxy Statement
☐ Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☑ Definitive Proxy Statement
☐ Definitive Additional Materials
☐ Soliciting Material Pursuant to §240.14a-12

COLUMBIA EQUITY TRUST, INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☐	No fee required.

☑	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)	Title of each class of securities to which transaction applies:
Common Stock, par value $0.001 per share

(2)	Aggregate number of securities to which transaction applies:
13,863,334 shares of Common Stock; and 1,359,973 shares of Common Stock reserved for issuance upon redemption of units of limited partnership interest and LTIP units.

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
$19.00 per share of Common Stock, including shares of Common Stock issuable with respect to the redemption of units of limited partnership interest and LTIP units.

(4)	Proposed maximum aggregate value of transaction:
$289,242,833

(5)	Total fee paid:
$30,949

☑	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

Persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB control number.

Dear Stockholder:

You are cordially invited to attend a special meeting of stockholders of Columbia Equity Trust, Inc. to be held Tuesday, February 27, 2007, at 8:30 a.m., Eastern time. The meeting will take place at the Occidental located at 1475 Pennsylvania Avenue, N.W., Washington, D.C.

At the special meeting, we will ask our stockholders to approve the merger of Columbia Equity Trust, Inc. with and into SSPF/CET OP Holding Company LLC, a direct and wholly owned subsidiary of SSPF/CET Operating Company LLC, an affiliate of the Commingled Pension Trust Fund (Special Situation Property) of JPMorgan Chase Bank, N.A. If the merger is completed, each holder of our common stock will be entitled to receive $19.00 in cash, without interest, for each outstanding share of common stock held on the effective date of the merger.

Our Board of Directors and an independent committee comprised solely of independent directors each has unanimously determined that the merger is advisable on the terms set forth in the merger agreement and unanimously approved the merger agreement. Accordingly, our Board of Directors unanimously recommends that you vote “FOR” the merger.

We cannot complete the merger unless holders of a majority of our outstanding shares of common stock that are entitled to vote at the special meeting vote to approve the merger. The accompanying notice of special meeting of stockholders provides specific information concerning the special meeting. The enclosed proxy statement provides you with a summary of the merger, the merger agreement and the other transactions contemplated by the merger agreement and additional information about the parties involved. We encourage you to read carefully the enclosed proxy statement and the merger agreement, a copy of which is included in the proxy statement as Exhibit A.

Some of our directors and executive officers and certain other persons have interests and arrangements that may be different from, or in addition to, and may conflict with, your interests as a stockholder of our company. These interests are summarized in the section entitled “The Merger — Interests of Our Directors, Executive Officers and Other Persons in the Mergers” on page 31 of the enclosed proxy statement.

Your vote is very important. Whether or not you plan to attend the special meeting, please either complete and sign the enclosed proxy card and return it as promptly as possible, or authorize a proxy to vote your shares via the Internet or by calling the toll-free telephone number on the proxy card. The enclosed proxy card contains instructions regarding all three methods of proxy authorization. If you attend the special meeting, you may continue to have your shares of common stock voted as instructed on the proxy card, via the Internet or by telephone or you may withdraw your proxy or your authorization for a proxy via the Internet, by telephone or at the special meeting and vote your shares of common stock in person. If you fail to vote by proxy card, via the Internet or by telephone or in person, or fail to instruct your broker on how to vote or abstain from voting, it will have the same effect as a vote against the merger.

Sincerely,

Oliver T. Carr, III
Chairman of the Board, President and
Chief Executive Officer

1750 H Street, N.W., Suite 500
Washington, D.C. 20006

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
TO BE HELD ON FEBRUARY 27, 2007

Dear Stockholder:

NOTICE IS HEREBY GIVEN that a special meeting of the stockholders of Columbia Equity Trust, Inc. will be held on Tuesday, February 27, 2007, at 8:30 a.m., Eastern time, at the Occidental located at 1475 Pennsylvania Avenue, N.W., Washington, D.C. The meeting will take place at for the purpose of acting upon the following proposals:

1. To consider and vote upon a proposal to approve the merger of Columbia Equity Trust, Inc. with and into SSPF/CET OP Holding Company LLC pursuant to the Agreement and Plan of Merger, dated as of November 5, 2006, by and among SSPF/CET Operating Company LLC, SSPF/CET OP Holding Company LLC, SSPF/CET OP Holding Company Subsidiary L.P., Columbia Equity Trust, Inc. and Columbia Equity, LP; and

2. To consider and act upon any other matters that may properly be brought before the special meeting or at any adjournments or postponements thereof.

All stockholders of record as of the close of business on January 16, 2007, are entitled to notice of, and to vote at, the special meeting or any postponements or adjournments of the special meeting. Such stockholders are entitled to one vote per share of Columbia common stock held on the record date. Regardless of the number of shares of common stock you own, your vote is important. Approval of the merger will require the affirmative vote of the holders of a majority of the shares of Columbia common stock outstanding on the record date. Whether or not you plan to attend the meeting and vote your common stock in person, please authorize a proxy to vote your stock in one of the following ways: (i) use the toll-free telephone number shown on the proxy card; (ii) go to the Internet website address shown on the proxy card; or (iii) mark, sign, date and promptly return the enclosed proxy card in the postage-paid envelope. If you hold your shares in “street name” through a broker or other nominee and you want your vote counted, you must instruct your broker or nominee to vote.

Any proxy may be revoked at any time prior to its exercise by delivery of a later-dated proxy, by using the toll-free telephone number or Internet website address or by attending the special meeting in person and notifying the chairman of the meeting that you would like your proxy revoked. By authorizing your proxy promptly, you can help us avoid the expense of further proxy solicitations.

Each of our Board of Directors and an independent committee thereof comprised solely of independent directors unanimously determined that the merger is advisable on the terms set forth in the merger agreement and unanimously approved the merger agreement. Accordingly, our Board of Directors unanimously recommends that you vote “FOR” approval of the merger.

Your attention is directed to the proxy statement accompanying this notice (including the exhibits thereto) for a more complete statement regarding the matters proposed to be acted on at the special meeting. We encourage you to read this proxy statement carefully. If you have any questions or need assistance voting your shares, please call the firm assisting in the solicitation of proxies, Innisfree M&A Incorporated, toll-free at 877-456-3463 (banks and brokers may call collect at 212-750-5833).

The attached proxy statement is dated January 18, 2007 and is expected to be first mailed to stockholders on or about January 22, 2007.

By Order of the Board of Directors,

John A. Schissel
Executive Vice President,
Chief Financial Officer, Secretary and Treasurer

i

ii

1750 H Street, N.W., Suite 500
Washington, D.C. 20006

PROXY STATEMENT

SUMMARY

This summary highlights selected information contained elsewhere in this proxy statement relating to the merger and may not contain all of the information that is important to you. We refer in this proxy statement to the merger of our company with and into SSPF/CET OP Holding Company LLC as the “merger.” To understand the merger and related transactions fully and for a more complete description of the merger and other transactions contemplated by the merger agreement, you should carefully read this entire proxy statement as well as the additional documents to which it refers, including the Agreement and Plan of Merger by and among us, Columbia Equity, LP, SSPF/CET Operating Company LLC, SSPF/CET OP Holding Company LLC and SSPF/CET OP Holding Company Subsidiary L.P. (referred to in this proxy statement as the “merger agreement”). A copy of the merger agreement is attached to this proxy statement as Exhibit A. For instructions on obtaining more information, see “— Who Can Answer Other Questions” on page 10.

The Special Meeting

This proxy statement is being furnished by the Board of Directors of our company to holders of shares of our common stock for use at the special meeting, and at any adjournments or postponements of that meeting. At the special meeting, stockholders will be asked to consider and approve the merger pursuant to the terms of the merger agreement, and to consider and act upon any other matters that may be properly brought before the special meeting or at any adjournments or postponements thereof. The special meeting will be held on Tuesday, February 27, 2007, at the Occidental located at 1475 Pennsylvania Avenue, N.W., Washington, D.C., at 8:30 a.m., Eastern time.

Record Date and Quorum Requirement

We have set the close of business on January 16, 2007 as the record date for determining those stockholders who are entitled to notice of, and to vote at, the special meeting. As of the record date, 13,863,334 shares of our common stock were outstanding.

The presence at the special meeting, in person or by proxy, of holders of a majority of the aggregate number of shares of our common stock outstanding and entitled to vote on the record date will constitute a quorum, allowing us to conduct the business of the special meeting.

A properly executed proxy marked ABSTAIN and a broker non-vote will be counted for purposes of determining whether a quorum is present at the special meeting but will not be voted. As a result, abstentions and broker non-votes will have the same effect as a vote against the proposal to approve the merger.

Voting Requirements for the Merger

The proposal to approve the merger requires the affirmative vote of holders of a majority of our outstanding shares of common stock entitled to vote at the special meeting. Each share of common stock is entitled to one vote. If you hold your common stock in “street name” (that is, through a broker or other nominee), your broker or nominee will not vote your shares unless you provide instructions to your broker or nominee on how to vote your shares. You should instruct your broker or nominee how to vote your shares by following the directions provided by your broker or nominee.

Because the required vote to approve the merger is based on the number of shares of our common stock outstanding rather than on the number of votes cast, if you fail to authorize a proxy to vote your shares by completing and returning the enclosed proxy card, by telephone, or on the Internet, fail to vote in person or fail to instruct your broker or nominee on how to vote or abstain from voting, it will have the same effect as a vote against the merger.

Revocation of Proxies

Even after you have properly submitted your proxy card or authorized a proxy by telephone or using the Internet, you may change your vote at any time before the proxy is voted by delivering to our Secretary either a notice of revocation or a duly executed proxy bearing a later date or by using the toll-free telephone number or Internet website address indicated on the proxy card. In addition, the powers of the proxy holders will be suspended with respect to your proxy if you attend the special meeting in person and notify the chairman of the meeting that you would like your proxy revoked. Attendance at the special meeting will not by itself revoke a previously granted proxy. If you have instructed a broker or nominee to vote your shares, you must follow the directions received from your broker or nominee to change your proxy instructions. Also, if you elect to vote in person at the special meeting and your shares are held by a broker or nominee, you must bring to the special meeting a legal proxy from the broker or nominee authorizing you to vote your shares of common stock.

Parties to the Merger

Columbia Equity Trust, Inc.  Columbia Equity Trust, Inc., which we refer to in this proxy statement as “we,” “us,” “our,” “our company” or “Columbia”, is a self-advised and self-managed real estate company whose primary focus is on the acquisition, development, renovation, repositioning, ownership, management and operation of commercial office properties located predominantly in the Greater Washington, D.C. area. As of September 30, 2006, we owned or maintained interests in 21 commercial office properties, directly and through joint ventures, containing an aggregate of approximately 2.9 million net rentable square feet, and two properties under development or pre-development that, upon completion, will contain an aggregate of approximately 225,000 net rentable square feet. We were formed as a Maryland corporation in September 2004 and commenced operations upon completion of our initial public offering on July 5, 2005. We elected to be taxed as a real estate investment trust, or REIT, for federal income tax purposes beginning with our short taxable year ended December 31, 2005. Our executive offices are located at 1750 H Street, N.W., Suite 500, Washington, D.C. 20006, telephone number (202) 303-3080. Our common stock currently is listed on the New York Stock Exchange, or “NYSE,” under the symbol “COE.” We currently have no shares of preferred stock outstanding.

Columbia Equity, LP.  Columbia Equity, LP, which we refer to in this proxy statement as “Columbia OP”, is a Virginia limited partnership through which we conduct substantially all of our business. Columbia OP owns, either directly or indirectly through subsidiaries, substantially all of our assets. We serve as the sole general partner of, and as of September 30, 2006 owned a 92.83% interest in, Columbia OP. The remaining 7.17% interest in Columbia OP is held by third parties, some of whom are, or are affiliated with, our directors and officers.

SSPF/CET Operating Company LLC.  SSPF/CET Operating Company LLC, which we refer to in this proxy statement as “SSPF/CET”, is a Delaware limited liability company and the parent of SSPF/CET OP Holding Company, LLC. SSPF/CET is a subsidiary of the Commingled Pension Trust Fund (Special Situation Property) of JPMorgan Chase Bank, N.A. (“SSPF”). SSPF is a bank collective investment fund of which JPMorgan Chase Bank, N.A. is the trustee, and the Bank’s Assets Management business group, which we refer to in this proxy statement as JPMAM, is the advisor.

SSPF/CET OP Holding Company LLC.  SSPF/CET OP Holding Company LLC, which we refer to in this proxy statement as “Merger Sub”, is a Delaware limited liability company and a direct and wholly owned subsidiary of SSPF/CET. Merger Sub will become the general partner of Columbia OP following completion of the OP merger.

SSPF/CET OP Holding Company Subsidiary L.P.  SSPF/CET OP Holding Company Subsidiary L.P., which we refer to in this proxy statement as “OP Merger Sub”, is a Virginia limited partnership whose general partner is Merger Sub.

The Merger

At the special meeting, our stockholders will be asked to approve the merger of our company with and into Merger Sub, with Merger Sub surviving the merger, pursuant to the terms of the merger agreement. We sometimes use the term “surviving entity” in this proxy statement to describe Merger Sub as the surviving entity following the merger.

The merger agreement also provides for the merger of OP Merger Sub with and into Columbia OP, with Columbia OP continuing as the surviving partnership. We refer in this proxy statement to the merger of Columbia OP as the “OP merger.” Together, the merger and the OP merger are sometimes referred to in this proxy statement as the “mergers.” We expect the OP merger to close concurrently with the merger. In connection with the execution of the merger agreement, SSPF/CET required each of Oliver T. Carr, III, our Chairman, President and Chief Executive Officer, John A. Schissel, our Executive Vice President, Chief Financial Officer, Secretary and Treasurer, and Oliver T. Carr, Jr., the father of Oliver T. Carr, III and the beneficial owner of greater than 5% of our outstanding common stock (referred to in this proxy statement as “OTC Jr.”), each in his capacity as a limited partner of Columbia OP, to enter into a voting agreement pursuant to which each of Messrs. Carr and Schissel and OTC Jr. have agreed to vote or cause their units of limited partnership interest in Columbia OP (including “LTIP Units” of Columbia OP granted in connection with our initial public offering), which we refer to as “Columbia LP Units”, to be voted in favor of approval of the OP merger; provided, however, that their votes will only be effective if we obtain the necessary approval of the merger by our stockholders. Subsequent to the date of the merger agreement, each of our other three executive officers, Clinton D. Fisch, Christian H. Clifford and John A. Novack, entered into voting agreements pursuant to which each of Messrs. Fisch, Clifford and Novack agreed to vote their Columbia LP Units in favor of approval of the OP merger. LTIP Units are a special class of partnership interest in Columbia OP issued pursuant to our 2005 Equity Compensation Plan. Our executive officers and OTC Jr. hold an aggregate of 90.1% of the outstanding Columbia LP Units (excluding those Columbia LP Units held by us and our subsidiaries). The consent of the holders of the outstanding Columbia LP Units is required to approve the OP merger. Because we own a majority of the Columbia LP Units (and all the general partnership interests) and the holders of an aggregate of 90.1% of the outstanding Columbia LP Units not owned by us have agreed to approve the OP merger, there is a sufficient number of Columbia LP Units to approve the OP merger without the approval or consent of the holders of any other Columbia LP Units. Thus, the OP merger is assured of being approved if the merger is approved. Columbia OP will solicit the votes of each of its limited partners for approval of the OP merger.

Merger Consideration

In the merger, each share of common stock of our company that is issued and outstanding immediately prior to the effective time of the merger, other than certain shares owned by us, SSPF/CET or Merger Sub or any subsidiary of us, SSPF/CET or Merger Sub, will be converted into, and cancelled in exchange for, the right to receive $19.00 in cash, without interest, which we refer to as the “merger consideration”. The merger consideration is fixed and will not be adjusted for changes in the trading price of our common stock.

As consideration for the OP merger, Columbia LP Units, including LTIP Units, will be converted into (i) cash in an amount equal to $19.00 per unit, (ii) one unit of common equity membership interest in SSPF/CET (referred to in this proxy statement as “SSPF/CET common units”) per Columbia LP Unit, (iii) one unit of preferred equity membership interest in SSPF/CET (referred to in this proxy statement as “SSPF/CET preferred units”) per Columbia LP Unit or (iv) a combination of the foregoing, at the election of the holder. Only Columbia LP Unit holders who qualify as “accredited investors” under Regulation D under the Securities Act of 1933, as amended, will be eligible to receive equity consideration in exchange for their Columbia LP Units. The consideration described in (i) through (iv) is referred to collectively in this proxy statement as the “OP merger consideration”. We refer collectively to the consideration described in clauses (ii) and (iii) above as the “OP merger equity consideration”. SSPF/CET common units will have all of the rights and privileges typically associated with common equity, and SSPF/CET preferred units will have the rights and privileges discussed in the section captioned “The

Merger — Interests of Our Directors, Executive Officers and Other Persons in the Mergers” on page 31 of this proxy statement.

In connection with the execution of the merger agreement, SSPF/CET has required Messrs. Carr and Schissel and OTC Jr. to elect to exchange 66,675, 13,333 and 289,474 of their Columbia LP Units, respectively, for SSPF/CET common units in the OP merger and Mr. Schissel agreed to invest $89,000 in cash for SSPF/CET common units. Subsequent to the date of the merger agreement, Messrs. Fisch, Clifford and Novack agreed to exchange 29,964, 16,667 and 7,083 of their Columbia LP Units, respectively, for SSPF/CET common units.

Payment Procedures

Following the completion of the merger, you will receive a letter of transmittal describing how you may exchange your shares of common stock for the merger consideration by sending your common stock certificates with your completed letter of transmittal to the paying agent. You should not send your common stock certificates to us or anyone else until you receive these instructions. You will receive payment of the merger consideration after we receive from you a properly completed letter of transmittal together with your stock certificates. If you hold your common stock in “street name,” your broker or nominee must surrender your stock in exchange for your merger consideration following completion of the merger.

Dividends

We are authorized under the merger agreement to declare and pay regular quarterly cash dividends with respect to our common stock in an amount equal to the greater of up to $0.15 per share or that amount required for us to maintain our status as a REIT and for us not to be required to pay federal income taxes with respect to our earnings prior to the closing of the merger. We are also authorized to declare and pay a special pre-closing dividend that will represent the pro rata portion of a regular quarterly dividend for any partial quarter from the most recent dividend record date prior to the merger to the effective time of the merger.

Conditions to the Merger

The merger will be completed only if the conditions specified in the merger agreement are either satisfied or waived (to the extent permissible). Some of the most significant conditions specified in the merger agreement include:

•	requisite approval of the merger by our stockholders;

•	consummation of the OP merger;

•	the absence of any legal prohibition on the merger;

•	the continued accuracy of the respective representations and warranties of SSPF/CET, Merger Sub and OP Merger Sub, on the one hand, and our company and Columbia OP, on the other hand, contained in the merger agreement, except, in the case of our company and Columbia OP, where the failure of such representations and warranties to be accurate would not have a material adverse effect on our company, as defined in the merger agreement;

•	SSPF/CET, Merger Sub and OP Merger Sub, on the one hand, and our company and Columbia OP, on the other hand, having performed or complied in all material respects with all agreements and covenants required by the merger agreement to be performed or complied with on or prior to the closing date;

•	our delivery to SSPF/CET, Merger Sub and OP Merger Sub of a tax opinion from our legal counsel as to our qualification as a REIT under the Internal Revenue Code;

•	the effectiveness of the employment agreements between SSPF/CET and each of Oliver T. Carr, III and John A. Schissel; and

•	the absence since November 5, 2006 of any event that, individually or in the aggregate, would constitute a material adverse effect on our company, as defined in the merger agreement. See “The Merger Agreement — Definition of Material Adverse Effect” on page 45 of this proxy statement.

The merger is not conditioned on SSPF/CET, Merger Sub or OP Merger Sub obtaining financing for the merger consideration. See “— Available Funds and Guarantee” on page 7 for more information regarding the financing of the merger.

If the requisite holders of our common stock approve the merger and the other conditions to the merger are satisfied or waived (to the extent permissible), then we intend to consummate the merger as soon as practicable following the special meeting.

Recommendation of Our Board of Directors

Our Board of Directors unanimously recommends that holders of shares of our common stock vote FOR approval of the merger. At a special meeting held on November 5, 2006, each of our Board of Directors and an independent committee comprised solely of independent directors unanimously approved the merger and the other transactions contemplated by the merger agreement and declared the merger advisable and in the best interests of our company and our stockholders on the terms set forth in the merger agreement. The approval of our Board of Directors was made after the careful consideration of a variety of business, financial and other factors and consultation with its legal and financial advisors.

Reasons for the Merger

In deciding to approve the merger on the terms set forth in the merger agreement, our Board of Directors, and an independent committee of five directors who are not employees of our company (the “Committee”), considered a number of factors, both potentially positive and potentially negative, with respect to the merger and the other transactions contemplated by the merger agreement.

Some of the potentially positive factors our Board of Directors and the Committee considered include:

•	Premium — the merger consideration represents a significant premium over the historical and recent market price of our common stock, representing:

•	a $2.09 per share, or 12.4%, premium over the closing price of our common stock on November 3, 2006, the last trading day before our announcement of the merger;

•	a $1.75 per share, or 10.2%, premium over the volume weighted average closing price of our common stock for the 10-day period preceding the announcement of the merger;

•	a $2.13 per share, or 12.6%, premium over the volume weighted average closing price of our common stock for the 30-day period preceding the announcement of the merger;

•	a $2.69, or 16.5%, premium over the volume weighted average closing price of our common stock for the 60-day period preceding the announcement of the merger;

•	a $3.16, or 19.9%, premium over the volume weighted average closing price of our common stock for the 90-day period preceding the announcement of the merger; and

•	a $3.25, or 20.7%, premium over the volume weighted average closing price of our common stock for the 180-day period preceding the announcement of the merger.

•	Form of Merger Consideration — the payment of cash as the form of merger consideration will provide our stockholders with immediate liquidity and certainty of value that is not subject to market fluctuations.

•	Favorable Market Conditions — the merger allows our company to take advantage of strong demand for commercial office property in the Greater Washington, D.C. area, which has substantially increased our net asset value. The Board of Directors believes that the aggregate merger consideration represents a premium over our net asset value because of the value ascribed to our company’s operating platform and senior management team.

•	Reduction of Future Capitalization Risks — the merger represents a way to eliminate the risks associated with our future capitalization needs.

•	Our Business and Prospects — the merger represents an attractive alternative for our stockholders as compared to continuing to operate as an independent public company under our current strategic business plan. Competition for commercial office investments and acquisitions in our target market of Greater Washington, D.C. has intensified significantly since we completed our initial public offering in July 2005, resulting in higher prices and lower potential returns on investments. Although we continue to execute our strategic business plan, in the view of our Board of Directors, realizing a cash premium in the merger provides our stockholders an attractive alternative, on a risk-adjusted basis, to our strategic business plan.

•	Wachovia Securities Analysis and Opinion — our Board of Directors considered the opinion and analyses of its financial advisor, Wachovia Capital Markets, LLC, which is sometimes referred to in this proxy statement as “Wachovia Securities,” described below under the heading “The Merger — Opinion of Wachovia Securities” on page 26, including the opinion of Wachovia Securities that, as of November 5, 2006, and subject to and based on the assumptions made, procedures followed, matters considered and limitations on the opinion and the review undertaken by Wachovia Securities, as set forth in its opinion, the merger consideration was fair, from a financial point of view, to holders of our common stock.

•	Public Company Costs — our Board of Directors considered the significant increase in recent years of the costs of maintaining public company status. In addition to the costs, compliance with new obligations for public companies requires substantial amounts of time and attention from the members of our senior management team, which could adversely affect our future operating performance.

•	Probability of Completion — there is a high probability of completion of the merger, in part due to the financial resources available to SSPF/CET and the absence of a financing condition in the merger agreement.

•	Ability to Consider Alternative Proposals — we are permitted at any time prior to receiving stockholder approval of the merger to furnish non-public information and participate in discussions and negotiations regarding any bona fide unsolicited acquisition proposal if our Board of Directors determines in good faith that failure to do so would be reasonably likely to be inconsistent with its duties under applicable law and that such proposal constitutes or could reasonably be expected to constitute a superior proposal (as defined in the merger agreement) and, prior to taking such action, we enter into a confidentiality agreement with respect to such proposal that contains provisions no less restrictive than the confidentiality agreement we entered into with JPMAM.

•	Superior Proposal Termination Right — if we receive an unsolicited acquisition proposal that constitutes a superior proposal, we have a right, subject to satisfaction of certain conditions and the making of a $4.0 million termination payment and reimbursement of up to $750,000 in merger expenses to SSPF/CET, to terminate the merger agreement and enter into an agreement with respect to such superior proposal with a third party.

•	Termination Payment — pursuant to certain termination rights, we are required to pay to SSPF/CET a termination payment of $4.0 million, which represents approximately 1.38% of the aggregate merger consideration. In the event that we make any termination payment, we would also be required to reimburse SSPF/CET for its merger expenses up to $750,000. The termination payment and merger expenses are described in greater detail under the caption “The Merger Agreement — Termination Payment and Expenses.” Our Board of Directors concluded, after consultation with its financial advisor, that these payments would not preclude a third party interested in acquiring our company from making an alternative proposal.

•	Stockholder Approval — the merger is subject to the approval of holders of a majority of our outstanding shares of common stock.

Some of the potentially negative factors our Board of Directors and the Committee considered include:

•	No Continuing Equity Interest — upon completion of the merger, our stockholders will no longer have an ownership interest in our company or receive quarterly dividends.

•	Tax Consequences — the merger will be a taxable transaction for our stockholders.

•	Costs — there are significant costs involved in connection with the merger, which our company may be required to bear in the event that the merger is not consummated.

•	No Solicitation of Alternative Proposals — we did not solicit alternative proposals from other potential purchasers of our company prior to the execution of the merger agreement. In addition, we are prohibited under the merger agreement from soliciting alternative proposals from other potential purchasers of our company. The likelihood of receiving an unsolicited acquisition proposal may be diminished because we would be required to make a termination payment of up to $4.0 million to SSPF/CET and reimburse SSPF/CET’s merger expenses up to $750,000 if we terminate the merger agreement and enter into a definitive agreement with respect to a superior proposal from a third party.

•	Directors’, Executive Officers’ and Other Persons’ Interests in the Mergers — each of our executive officers and certain of our directors and other persons have interests in the mergers that differ from, or are in addition to (and therefore may conflict with), your interests as a stockholder, as discussed in the section captioned “The Merger — Interests of Our Directors, Executive Officers and Other Persons in the Mergers” on page 31.

•	Common Stock Trading Prices — on March 17, 2006, the trading price of our common stock reached $18.08, which represented its highest trading price in the 52 weeks prior to the public announcement of the merger. The merger consideration represents only a 5.1% premium over this 52-week high.

In view of the wide variety of factors considered by our Board of Directors, our Board of Directors did not find it practicable to, and did not, quantify or otherwise attempt to assign relative weights to the specific factors considered. Our Board of Directors’ recommendation is based on the totality of the information presented to it and which it considered. After taking into consideration the factors set forth above together with other factors, including those described in “The Merger — Reasons for the Merger” on page 24, our Board of Directors and the Committee determined that the potential benefits of the merger substantially outweigh the potential detriments associated with the merger.

Opinion of Wachovia Securities

The Committee approved the engagement of Wachovia Securities as the exclusive financial advisor to our company with respect to the possible sale of our company to JPMAM. The Committee selected Wachovia Securities to act as exclusive financial advisor based on Wachovia Securities’ qualifications, expertise and reputation. Wachovia Securities rendered its oral opinion to the Board of Directors and the Committee and subsequently confirmed it with its written opinion that, as of November 5, 2006, subject to and based on the assumptions made, procedures followed, matters considered and limitations on the opinion and the review undertaken, as set forth in its opinion, the merger consideration of $19.00 in cash per share to be received by holders of our common stock pursuant to the merger agreement was fair, from a financial point of view, to such holders.

The full text of Wachovia Securities’ written opinion, dated November 5, 2006, which sets forth, among other things, the assumptions made, procedures followed, matters considered and limitations on the opinion and the review undertaken in connection with the opinion, is attached as Exhibit B to this proxy statement. You should carefully read the opinion and the summary below in “The Merger — Opinion of Wachovia Securities” on page 26. The foregoing and such summary are qualified in their entirety by reference to the full text of the opinion.

Available Funds and Guarantee

SSPF/CET has represented to us in the merger agreement that it will on the closing date have cash sufficient to pay the merger consideration and to satisfy the obligations of SSPF/CET, Merger Sub and OP Merger Sub at the time and in the manner contemplated by the merger agreement, including without limitation, in connection with the merger and the other transactions contemplated by the merger agreement and all related expenses.

SSPF has executed and delivered to us and Columbia OP a guarantee which guarantees all of the obligations of SSPF/CET, Merger Sub and OP Merger Sub under the merger agreement.

No Dissenters’ or Appraisal Rights

Under Maryland law, because our common stock is listed on the NYSE, appraisal rights are not available to holders of our common stock in connection with the merger.

Interests of Our Directors, Executive Officers and Other Persons in the Mergers

Each of our executive officers and certain of our directors and other persons have interests in the merger that differ from, or are in addition to, and therefore may conflict with, your interests as a stockholder as described in “The Merger — Interests of Our Directors, Executive Officers and Other Persons in the Mergers” beginning on page 31. Our Board of Directors is aware of these interests and considered them in approving the merger and the other transactions contemplated by the merger agreement. These interests include:

•	our executive officers have entered into new employment agreements and new equity-based incentive arrangements with SSPF/CET;

•	our executive officers will receive signing bonuses from SSPF/CET at the effective time of the merger;

•	LTIP Units owned by our executive officers, which currently are subject to time-based vesting requirements, will become fully vested and will no longer be subject to forfeiture immediately prior to the effectiveness of the merger and the holders will be entitled to receive the same consideration as the holders of Columbia LP Units;

•	certain of our directors and executive officers will serve as members of the equivalent governing body of SSPF/CET following the merger;

•	our directors and executive officers and OTC Jr. have been offered the opportunity to exchange all or a portion of their Columbia LP Units for the OP merger equity consideration and will be able to defer potential taxable gain they might otherwise recognize;

•	our executive officers and OTC Jr. will exchange Columbia LP Units for, or invest cash in, SSPF/CET common units representing an aggregate value of approximately $8.1 million;

•	our executive officers will hold a profits interest in a new entity that will hold all new investments made after November 5, 2006;

•	our Board of Directors and executive officers are entitled to indemnification by SSPF/CET and the surviving entity; and

•	our independent directors received customary per meeting cash fees in connection with consideration of the merger.

Prohibition Against Solicitation

The merger agreement prohibits our company, Columbia OP and our respective subsidiaries and representatives from (i) soliciting, initiating or encouraging any inquiries or the making of any inquiry, proposal or offer that constitutes, or reasonably could be expected to lead to, an acquisition proposal, (ii) engaging or otherwise participating in any discussions or negotiations regarding an acquisition proposal, or providing any non-public information to any person related to an acquisition proposal or releasing any person from standstill or similar obligations, or (iii) otherwise knowingly facilitating any effort to attempt to make an acquisition proposal. Notwithstanding the foregoing, the merger agreement does permit us to provide information in response to a request with respect to an unsolicited bona fide written acquisition proposal, provided the party so requesting the information enters into a confidentiality and standstill agreement on terms not less restrictive to the requesting party than those contained in our confidentiality agreement with JPMAM, and engage or participate in any discussions or negotiations with any party that has made a bona fide written acquisition proposal, provided we have not given the party an exclusive right to negotiate with us. In addition to these permitted communications, subject to certain conditions, in the event our Board of Directors makes a change in its recommendation for approval of the merger, our Board of Directors may approve, recommend or otherwise declare advisable or propose to approve, recommend or otherwise declare advisable, an acquisition proposal that our Board of Directors deems a superior proposal (as defined in the merger agreement). Upon termination of the merger agreement and our Board of Directors approving of our entering into an agreement for a transaction that constitutes a superior proposal, we would be obligated to make a termination payment in the amount of $4.0 million to SSPF/CET and to reimburse SSPF/CET for transaction expenses up to $750,000. We refer to these transaction expenses as “merger expenses” throughout this proxy statement.

Termination of the Merger Agreement/Payment of Termination Payment and Merger Expenses

In addition to customary termination events, including termination by mutual consent of the parties, termination for breaches of representations, warranties or covenants and termination upon failure to receive the requisite stockholder approval for the merger, the merger agreement may be terminated under the following circumstances:

•	by us any time prior to receiving stockholder approval for the merger in order to enter into a definitive acquisition agreement that provides for the implementation of a superior proposal in accordance with the termination provisions contained in the merger agreement, provided that we pay SSPF/CET a $4.0 million termination payment and up to $750,000 of SSPF/CET’s merger expenses; or

•	by either us or SSPF/CET if the merger is not completed on or before August 5, 2007; or

•	by either us or SSPF/CET if the merger is prohibited by any governmental authority; or

•	by SSPF/CET if (i) our Board of Directors makes a change in recommendation (as that term is defined in the merger agreement) for approval of the merger by our stockholders prior to the special meeting; (ii) we fail to call or hold the special meeting; (iii) we materially breach any of our obligations under the no solicitation provisions contained in the merger agreement; or (iv) our Board of Directors approves, recommends, endorses or we enter into a definitive agreement relating to, an acquisition proposal, in which event, pursuant to the merger agreement, we would be required to pay the $4.0 million termination payment and up to $750,000 of SSPF/CET’s merger expenses.

We also would be required to pay SSPF/CET the termination payment and the merger expenses if:

•	prior to the termination date, an acquisition proposal has been made (or publicly announced) and not withdrawn;

•	the merger agreement is terminated by us or SSPF/CET if stockholder approval is not obtained at the special meeting, or by SSPF/CET if we breach our covenants in the merger agreement related to no solicitation or the holding of the special meeting; and

•	we complete an acquisition proposal within nine months following the termination date of the merger agreement (whether or not the acquisition proposal was received prior to the termination date), subject to certain exceptions.

Certain Tax Consequences of the Merger

The receipt of the merger consideration in exchange for shares of our common stock in the merger will be a taxable transaction for federal income tax purposes. See “Material United States Federal Income Tax Consequences”. Your tax consequences will depend on your personal situation. You are urged to consult your own tax advisor for a full understanding of the tax consequences of the merger to you.

Fees and Expenses

We estimate that our company will incur, and will be responsible for paying, transaction-related fees and expenses, consisting primarily of filing fees, fees and expenses of financial advisors, attorneys and accountants and other related charges, totaling approximately $5.6 million, assuming the merger and the other transactions contemplated by the merger agreement are completed. In the event the merger and the other transactions contemplated by the merger agreement are completed, the surviving entity will assume these fees and expenses, to the extent they have not been paid.

Regulatory Approvals

No material federal or state regulatory approvals are required to be obtained by us or the other parties to the merger agreement in connection with the merger. To effect the merger, however, we must file articles of merger with the State Department of Assessments and Taxation of Maryland (the “SDAT”) and a merger certificate with the Delaware Secretary of State, and such articles of merger and merger certificate must be accepted for record by the SDAT and the Delaware Secretary of State, respectively.

Conduct of Our Company in the Event the Merger is Not Consummated

In the event the merger is not completed for any reason, we will continue to operate as an independent entity and will strive to create value for our stockholders over time.

Who Can Answer Other Questions

If you have any questions about the merger or the other transactions contemplated by the merger agreement or how to submit your proxy or would like additional copies of this proxy statement, you should contact the firm assisting in the solicitation of proxies:

Innisfree M&A Incorporated
501 Madison Avenue, 20th Floor
New York, NY 10022
(877) 456-3463

QUESTIONS AND ANSWERS ABOUT THE MERGER

What am I being asked to vote on?

Holders of our common stock are being asked to vote to approve the merger of Columbia Equity Trust, Inc. with and into Merger Sub pursuant to the terms of the merger agreement.

What will I receive in the merger?

You will be entitled to receive $19.00 in cash, without interest, for each outstanding share of our common stock that you own as of the effective date of the merger. The merger consideration is fixed and will not be adjusted for changes in the trading price of our common stock. In addition to any regular quarterly dividends (of up to $0.15 per share) declared by our company prior to the closing of the merger, you will also be entitled to receive a special pre-closing dividend that will represent the pro rata portion of a regular quarterly dividend for any partial quarter from the most recent dividend record date prior to the merger to the effective time of the merger.

What does the Board of Directors recommend?

Our Board of Directors and the Committee comprised solely of directors determined by our Board to be independent and disinterested unanimously approved the merger and declared the merger advisable on the terms set forth in the merger agreement. Our Board of Directors recommends that holders of our common stock vote FOR approval of the merger. For a description of factors considered by our Board of Directors, please see the sections captioned “The Merger — Reasons for the Merger” on page 24 and “The Merger — Recommendation of Our Board of Directors” on page 23.

Why was the Committee of our Board of Directors appointed?

Our directors who are also executive officers have interests in the merger and the other transactions contemplated by the merger agreement that differ from those of our other stockholders and as a result, have a conflict of interest in considering the merger and related transactions. In order to limit the effect of these conflicts of interest in connection with the evaluation by our Board of Directors of the merger and the other transactions contemplated by the merger agreement, our Board of Directors appointed a committee comprised solely of five non-employee directors that the Board determined to be independent and disinterested for purposes of evaluating the proposed transaction. The members of the Committee are Bruce M. Johnson, Robert J. McGovern, Rebecca L. Owen, Hal A. Vasvari and Thomas A. Young, Jr. For more information about the interests of our directors and executive officers, please see the section captioned “The Merger — Interests of Our Directors, Executive Officers and Other Persons in the Mergers” on page 31.

What is the premium to the market price of our common stock offered in the merger?

The $19.00 cash per share merger consideration represents an approximate 12.4% premium over the closing price of our common stock on November 3, 2006, the last trading day before the public announcement of the signing of the merger agreement and an approximate 19.9% premium over the volume weighted average closing price of our common stock over the 90-day period ended November 3, 2006.

When do you expect to complete the merger?

A special meeting of our stockholders is scheduled to be held on Tuesday, February 27, 2007, to consider and vote on the merger pursuant to the terms of the merger agreement. Because obtaining the requisite approval of the merger by our stockholders is only one of the conditions to the completion of the merger, we can give you no assurance as to when or whether the merger will occur, but we expect to close the merger in the first quarter of 2007. For more information regarding the other conditions to the merger, please see the section captioned “The Merger Agreement — Conditions to the Merger” on page 44.

If the merger is completed, when can I expect to receive the merger consideration for my common stock?

If you are a registered holder of our common stock at the effective time of the merger, then following the completion of the merger, you will receive (i) a letter of transmittal describing how you may exchange your shares of common stock for the merger consideration and (ii) instructions for use in effecting the surrender of any stock certificates held by you. At that time, you must send your stock certificates with your completed letter of transmittal to the paying agent. You should not send your stock certificates to us or anyone else until you receive these instructions. You will receive payment of the merger consideration, less any applicable tax withholding, after we receive from you a properly completed letter of transmittal together with your stock certificates. If you hold your common stock in “street name,” your broker or nominee must take the actions required to obtain delivery of your portion of the merger consideration to your account on your behalf and you will not be required to take any action yourself to receive the merger consideration.

If I am a U.S. stockholder, what are the tax consequences of the merger to me?

Any gain resulting from your receipt of the merger consideration for your shares of common stock will be taxable for federal income tax purposes. For further information on the material tax consequences of the merger, please see the section captioned “Material United States Federal Income Tax Consequences — Consequences of the Merger to U.S. Holders of Our Common Stock” on page 49. You should consult your own tax advisor for a full understanding of the tax consequences of the merger to you.

If I am a non-U.S. stockholder, what are the tax consequences of the merger to me?

The tax consequences to non-U.S. stockholders are complex and will depend on various factors. Non-U.S. stockholders are urged to read the section captioned “Material United States Federal Income Tax Consequences — Consequences of the Merger to Non-U.S. Holders of Our Common Stock” on page 50 and to consult with their own tax advisors, especially concerning the Foreign Investment in Real Property Tax Act of 1980, U.S. federal income tax withholding rules and the possible application of benefits under an applicable income tax treaty.

What vote is required to approve the merger?

Approval of the merger requires the affirmative vote of the holders of a majority of shares of our common stock that are outstanding on the record date. We urge you to complete, execute and return the enclosed proxy card or authorize a proxy via the Internet or by calling the toll-free number on the proxy card to assure the voting of your shares at the special meeting.

What rights do I have if I oppose the merger?

You can vote against the merger by indicating a vote against the proposal on your proxy card and signing and mailing your proxy card, by instructing a proxy to vote against the merger via the Internet or by calling the toll-free number on the proxy card or by voting against the merger in person at the special meeting. You are not, however, entitled to dissenters’ or appraisal rights under Maryland law.

Who is entitled to vote at the special meeting?

Only stockholders of record at the close of business on the record date, January 16, 2007, are entitled to receive notice of the special meeting and to vote the shares that they held on that date at the special meeting, or any postponements or adjournments of the special meeting. Each stockholder has one vote for each share of common stock owned at the close of business on the record date. As of the record date, there were 13,863,334 shares of common stock outstanding and entitled to vote at the special meeting.

What is the location, date and time of the special meeting?

The special meeting will be held at the Occidental located at 1475 Pennsylvania Avenue, N.W., Washington, D.C., on Tuesday, February 27, 2007, at 8:30 a.m., Eastern time.

What happens if I sell my common stock before the special meeting or before the completion of the merger?

The record date for the special meeting, January 16, 2007, is earlier than the date of the special meeting. If you held your shares of our common stock on the record date but transfer them prior to the effective time of the merger, you will retain your right to vote at the special meeting, but not the right to receive the merger consideration for the common stock. The right to receive such consideration will pass to the person who owns your common stock when the merger becomes effective.

How do I vote?

If you are a registered holder of our common stock and properly complete and sign the proxy card enclosed with this proxy statement and return it to us prior to the special meeting or if you properly give a proxy authorization by phone or the Internet, your shares will be voted as you direct. If you are a registered stockholder and attend the special meeting, you may deliver your completed proxy card or vote in person. If you elect to vote in person at the special meeting and your shares are held by a broker or nominee, you must bring to the special meeting a legal proxy from the broker or nominee authorizing you to vote your shares.

If you fail to either return your proxy card, authorize a proxy by using the toll-free telephone number or the Internet or vote in person at the special meeting, or if you mark your proxy card ABSTAIN, the effect will be the same as a vote against the merger. If you sign and return your proxy card and fail to indicate your vote on your proxy, your shares will be counted as a vote FOR the merger.

If my shares of common stock are held for me by my broker, will my broker vote my shares for me?

If you hold your common stock in “street name” through a broker or other nominee, your broker or nominee will not vote your shares of common stock unless you provide instructions on how to vote. You should instruct your broker or nominee how to vote your shares of common stock by following the directions your broker or nominee will provide to you. If you do not provide instructions to your broker or nominee, your shares of common stock will not be voted and this will have the same effect as a vote against the proposal to approve the merger.

How will proxy holders vote my shares of common stock?

If you complete and properly sign the proxy card enclosed with this proxy statement and return it to us prior to the special meeting, or if you properly give a proxy authorization by phone or the Internet, your shares of common stock will be voted as you direct. Unless you give other instructions on your proxy card or in your proxy authorization by phone or the Internet, the persons named as proxy holders will vote your shares in accordance with the Board of Directors’ recommendation. Our Board of Directors recommends a vote FOR approval of the merger. Please see the section captioned “The Merger — Recommendation of Our Board of Directors” on page 23.

How can I change my vote after I have mailed my signed proxy card or voted by telephone or on the Internet?

If you are a registered holder of our common stock, you may change your vote by (i) delivering to our Secretary, before the special meeting, a later dated, signed proxy card or a written revocation of your proxy, or by using the toll-free telephone number or Internet or (ii) attending the special meeting and notifying the chairman of the meeting that you would like your proxy revoked and voting in person. The powers of the proxy holders will be suspended with respect to your proxy if you attend the special meeting in person and so request; your attendance at the special meeting, however, will not, by itself, revoke your proxy. If you have instructed a broker or nominee to vote your shares, you must follow the directions received from your broker or nominee to change those instructions.

Also, if you elect to vote in person at the special meeting and your shares are held by a broker or nominee, you must bring to the special meeting a legal proxy from the broker or nominee authorizing you to vote your shares.

What will happen to my common stock after completion of the merger?

Following the completion of the merger, your shares of common stock will be cancelled and will represent only the right to receive the merger consideration. Trading in our common stock on the NYSE will cease and price quotations for our common stock will no longer be available.

What do I need to do now?

This proxy statement contains important information regarding the merger and the other transactions contemplated by the merger agreement, as well as information about our company and the other parties to the merger agreement. It also contains important information about what our Board of Directors considered in approving the merger. We urge to you read this proxy statement carefully, including the exhibits.

Should I send my common stock certificates now?

No. After the merger is completed, a paying agent will send you a letter of transmittal describing how you may exchange your common stock certificates for the merger consideration. At that time, you must send in your common stock certificates or execute an appropriate instrument of transfer of your shares, as applicable, with your completed letter of transmittal to the paying agent to receive the merger consideration. If you do not hold physical certificates, your broker or nominee must surrender your shares following completion of the merger.

Where can I find more information about Columbia Equity Trust, Inc.?

We file annual, quarterly and other periodic reports, proxy statements and other information with the Securities and Exchange Commission. You may read and copy any reports, statements, or other information we file with the Securities and Exchange Commission at its public reference room in Washington, D.C. (100 F Street, N.E. 20549). Please call the Securities and Exchange Commission at 1-800-SEC-0330 for further information on the public reference room. Our filings are also available to the public on the Internet, through a web site maintained by the Securities and Exchange Commission at http://www.sec.gov and on our web site at www.columbiareit.com.  Information contained on our web site is not part of, or incorporated into, this proxy statement. Please see the section captioned “Where You Can Find Additional Information” on page 54.

Whom can I call with questions?

We have selected Innisfree M&A Incorporated as our proxy solicitor. If you have questions, require assistance voting your shares or need additional copies of proxy materials, you may call:

Innisfree M&A Incorporated
501 Madison Avenue, 20th Floor
New York, NY 10022
(877) 456-3463

Who will solicit and pay the cost of soliciting proxies?

Each of SSPF/CET and our company will pay one-half of the expenses related to printing, filing and mailing this proxy statement. In addition to solicitation by mail and, without additional compensation for such services, proxies may be solicited personally, or by telephone or telecopy, by our officers or employees. We will bear the cost of soliciting proxies. We have paid The Altman Group $6,500 for providing preliminary proxy solicitation services. We have engaged Innisfree M&A Incorporated to serve as our proxy solicitor. We will pay Innisfree M&A Incorporated a fee of $50,000 to assist with the solicitation of proxies. If our stockholders approve the merger, we will pay Innisfree M&A Incorporated a success fee of $25,000. Innisfree M&A Incorporated may solicit proxies by telephone or other electronic means or in person. We also will reimburse Innisfree M&A Incorporated for routine out-of-pocket expenses in connection with this proxy solicitation plus a 5% service charge in certain instances, which expenses will include a charge of $5.00 for each stockholder successfully contacted. We will request that banking institutions, brokerage firms, custodians, trustees, nominees, fiduciaries and other like parties forward the solicitation materials to the beneficial owners of common stock held of record by such persons, and we will, upon request of such record holders, reimburse forwarding charges and out-of-pocket expenses.

If you have further questions, you may contact our proxy solicitor at the address or telephone number indicated above.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

This proxy statement contains certain forward-looking statements, including statements relating to the financial condition, results of operations, plans, objectives, future performance and businesses of our company, as well as information relating to the merger, the merger agreement and the transactions contemplated by the merger agreement, including statements concerning the anticipated closing date of the merger, the conduct of the business of our company if the merger is not completed, tax consequences of the merger and the possibility that any of the conditions to closing, including those outside our control, will be satisfied. The Private Securities Litigation Reform Act of 1995 provides safe harbor provisions for forward-looking information. These forward-looking statements are based on current expectations, beliefs, assumptions, estimates and projections about the current economic environment, our company, the industry and markets in which our company operates. Words such as “believes,” “expects,” “anticipates,” “intends,” “plans,” “estimates” and variations of such words and similar words also identify forward-looking statements. Our company also may provide oral or written forward-looking information in other materials released by the company to the public.

You should not place undue reliance on forward-looking statements because they involve known and unknown risks, uncertainties and other factors which are, in some cases, beyond our control. Although we believe that the expectations reflected in any forward-looking statements that we made are based upon reasonable assumptions, these risks, uncertainties and other factors may cause our actual results, performance or achievements to differ materially from anticipated future results, or the performance or achievements expressed or implied by such forward-looking statements. Accordingly, there can be no assurance that these expectations will be realized.

We undertake no obligation to update or revise forward-looking statements in this proxy statement to reflect changes in underlying assumptions or factors, new information, future events or otherwise. Any forward-looking statements speak only as of the date that they are made.

All forward-looking statements attributable to us or any person acting on our behalf are expressly qualified in their entirety by the cautionary statements contained or referred to in this section.

THE PARTIES

Columbia Equity Trust, Inc.

We are a self-advised and self-managed real estate company whose primary focus is on the acquisition, development, renovation, repositioning, ownership, management and operation of commercial office properties located predominantly in the Greater Washington, D.C. area, which we define as the District of Columbia, northern Virginia and suburban Maryland. As of September 30, 2006, we owned or maintained interests in 21 commercial office properties, directly or through joint ventures, containing an aggregate of approximately 2.9 million net rentable square feet and two properties under development or pre-development that, upon completion, will contain an aggregate of approximately 225,000 net rentable square feet. We were formed as a Maryland corporation in September 2004 and commenced operations on July 5, 2005 after completing our initial public offering. Upon completion of our initial public offering, we succeeded to the commercial office property business of Carr Capital Corporation, or Carr Capital, a recognized owner and operator of commercial office properties in the Greater Washington, D.C. area. We elected to be taxed as a REIT for federal income tax purposes beginning with our short taxable year ended December 31, 2005. Our executive offices are located at 1750 H Street, N.W., Suite 500, Washington, D.C. 20006, telephone number (202) 303-3080. Our common stock currently is listed on the New York Stock Exchange, or “NYSE,” under the symbol “COE.” We currently have no shares of preferred stock outstanding.

Columbia Equity, LP

Columbia Equity, LP, which we refer to in this proxy statement as “Columbia OP”, is a Virginia limited partnership through which we conduct substantially all of our business. Columbia OP owns, either directly or indirectly through subsidiaries, substantially all of our assets. We serve as the sole general partner of, and as of September 30, 2006 owned a 92.83% interest in, Columbia OP. The remaining 7.17% interest in Columbia OP is held by third parties, some of whom are, or are affiliated with, our directors and officers.

SSPF/CET Operating Company LLC

SSPF/CET Operating Company LLC, which we refer to in this proxy statement as “SSPF/CET”, is a Delaware limited liability company and the parent of Merger Sub. SSPF/CET is a subsidiary of the Commingled Pension Trust Fund (Special Situation Property) of JPMorgan Chase Bank, N.A. (“SSPF”). SSPF is a bank collective investment fund of which JPMorgan Chase Bank, N.A. is the trustee, and the Bank’s Assets Management business group, which we refer to in this proxy statement as JPMAM, is the advisor. Pursuant to the merger agreement, SSPF/CET will pay the merger consideration.

SSPF/CET OP Holding Company LLC

SSPF/CET OP Holding Company LLC, which we refer to as “Merger Sub”, is a Delaware limited liability company and a direct and wholly owned subsidiary of SSPF/CET. Merger Sub will become the general partner of Columbia OP following completion of the OP merger.

SSPF/CET OP Holding Company Subsidiary L.P.

SSPF/CET OP Holding Company Subsidiary L.P., which we refer to as “OP Merger Sub”, is a Virginia limited partnership whose general partner is Merger Sub.

THE MERGER

General Description of the Merger

Overview

The merger agreement provides for the merger of our company with and into Merger Sub. Merger Sub will be the surviving entity in the merger and will be a subsidiary of SSPF/CET. The merger agreement also provides for the merger of OP Merger Sub with and into Columbia OP, with Columbia OP continuing as the surviving partnership. Completion of the OP merger is a condition to the closing of the merger. In connection with the execution of the merger agreement, SSPF/CET required each of Oliver T. Carr, III, our Chairman, President and Chief Executive Officer, John A. Schissel, our Executive Vice President, Chief Financial Officer, Secretary and Treasurer, and Oliver T. Carr, Jr., the father of Oliver T. Carr, III and the beneficial owner of greater than 5% of our outstanding common stock (referred to in this proxy statement as “OTC Jr.”), each in his capacity as a limited partner of Columbia OP, to enter into a voting agreement pursuant to which each of Messrs. Carr and Schissel and OTC Jr. have agreed to vote or cause their Columbia LP Units to be voted in favor of approval of the OP merger; provided, however, that their votes will only be effective if we obtain the necessary approval of the merger by our stockholders. Subsequent to the date of the merger agreement, each of our other three executive officers, Clinton D. Fisch, Christian H. Clifford and John A. Novack, entered into voting agreements pursuant to which each of Messrs. Fisch, Clifford and Novack agreed to vote their Columbia LP Units in favor of approval of the OP merger. LTIP Units are a special class of partnership interest in Columbia OP issued pursuant to our 2005 Equity Compensation Plan. Our executive officers and OTC Jr. hold an aggregate of 90.1% of the outstanding Columbia LP Units (excluding those Columbia LP Units held by us and our subsidiaries). The consent of the holders of the outstanding Columbia LP Units is required to approve the OP merger. Because we own a majority of the Columbia LP Units (and all the general partnership interests) and the holders of an aggregate of 90.1% of the outstanding Columbia LP Units not owned by us have agreed to approve the OP merger, there is a sufficient number of Columbia LP Units to approve the OP merger without the approval or consent of the holders of any other Columbia LP Units.

Thus, the OP merger is assured of being approved if the merger is approved. Columbia OP will solicit the votes of each of its limited partners for approval of the OP merger.

We expect the merger to occur as soon as practicable after our stockholders approve the merger proposal and the satisfaction or waiver of all other conditions to closing under the merger agreement. The merger will be completed when the articles of merger have been accepted for record by the State Department of Assessments and Taxation of Maryland in accordance with Maryland law and the merger certificate has been accepted by the Delaware Secretary of State in accordance with Delaware law, or such later time as we and Merger Sub may agree and designate in the articles of merger or merger certificate. We currently anticipate closing the merger during the first quarter of 2007.

Merger Consideration to be Received by Holders of Our Common Stock

As of the effective time of the merger, holders of our common stock will have no further ownership interest in the surviving entity. Instead, each holder of our outstanding shares of common stock immediately prior to the effective time of the merger will be entitled to receive $19.00 in cash per share, without interest.

As of the effective time of the merger, each share of our common stock that is owned by us, by any of our subsidiaries or by SSPF/CET, Merger Sub or any of their subsidiaries, other than shares held on behalf of third parties, will be cancelled and retired and shall cease to exist. No payment will be made for any such cancelled shares.

Merger Consideration to be Received by Holders of Columbia LP Units and LTIP Units

As consideration for the OP merger, Columbia LP Units, including LTIP Units, will be converted into (i) cash in an amount equal to $19.00 per unit, (ii) one SSPF/CET common unit per Columbia LP Unit, (iii) one SSPF/CET preferred unit per Columbia LP Unit or (iv) a combination of the foregoing, at the election of the holder. Only Columbia LP Unit holders who qualify as “accredited investors” under Regulation D under the Securities Act of 1933 will be eligible to receive SSPF/CET common units or SSPF/CET preferred units in exchange for their Columbia LP Units. The SSPF/CET common units will have all of the rights and privileges typically associated with common equity, and the SSPF/CET preferred units will have the rights and privileges discussed in the section captioned “— Interests of Our Directors, Executive Officers and Other Persons in the Mergers” on page 31 of this proxy statement.

In connection with the execution of the merger agreement, each of Messrs. Carr and Schissel, both of whom also serve as directors of our company, and OTC Jr., the father of Oliver T. Carr, III, are required to exchange, in the case of each of Mr. Carr and OTC Jr., approximately 25% of his equity interest in Columbia OP and, in the case of Mr. Schissel, approximately 25% of his combined equity interest in our company and Columbia OP, for SSPF/CET common units. Subsequent to the date of the merger agreement, each of Messrs. Fisch, Clifford and Novack agreed to exchange approximately 25% of his Columbia LP Units for SSPF/CET common units. Our executive officers and OTC Jr. have the opportunity to elect to receive additional SSPF/CET common units or SSPF/CET preferred units in exchange for their Columbia LP Units in connection with the OP merger. See “— Interests of Our Directors, Executive Officers and Other Persons in the Mergers” on page 31.

Merger Vote Requirement

The affirmative vote of the holders of a majority of our outstanding common stock entitled to vote at the special meeting is required to approve the merger. Shares of common stock not voted at the special meeting will have the same effect as a vote against the merger.

Background of the Merger

Beginning in 2002, our predecessor, Carr Capital, began partnering with JPMAM for the purpose of acquiring, developing, managing and selling commercial office properties in the Greater Washington, D.C. area through joint venture arrangements. In July 2005, in connection with completion of our initial public offering, we succeeded to Carr Capital’s interest in these joint ventures. As of September 30, 2006, we owned interests ranging from approximately 8% to 40% in five joint ventures with affiliates of JPMAM. These joint ventures own properties containing approximately 1.1 million square feet of net rentable area. Through these joint ventures, JPMAM has become familiar with our company, management team and operating systems.

On October 5, 2005, Company A, a real estate investment firm, contacted our Chairman, President and Chief Executive Officer and our Chief Financial Officer (the “Senior Executive Officers”) and preliminarily indicated an interest in potentially working together on a range of strategic capital alternatives, including joint ventures or a possible acquisition of our company. At a meeting on November 3, 2005 at an industry conference in Chicago, Illinois, while discussing these strategic capital alternatives with our Senior Executive Officers, certain members of Company A’s management team conveyed their interest in a possible acquisition of our company. Our Senior Executive Officers indicated that our company was not interested in entering into a confidentiality agreement or any type of exclusive negotiations with Company A given the recent completion of our initial public offering, but that Company A could review the publicly available information about our company and make any proposal they deemed appropriate. Shortly thereafter, Company A delivered a preliminary verbal proposal to our Senior Executive Officers for the potential acquisition of our company at $17.00 per share. The Senior Executive Officers advised our Board of Directors at its regularly scheduled meeting on November 11, 2005 of Company A’s interest and potential partnering opportunities and further stated that they had communicated to Company A our interest in keeping an open channel for further dialogue, but that our company was focused on executing its business plan at that time. The Board determined not to pursue the matter further but requested that management immediately consult the Board if discussions became elevated. The Senior Executive Officers later advised Company A of the Board’s response, after which time we received no further communication from Company A.

On March 15, 2006, in a meeting with the Senior Executive Officers, representatives of JPMAM initially raised the possibility of pursuing a transaction involving the potential acquisition of Columbia by an affiliate of JPMAM. On March 27, 2006, representatives of JPMAM followed up with the Senior Executive Officers after having reviewed publicly available information about our company and raised the possibility of acquiring our company in an all cash transaction at a price in the range of $17.75 to $18.25 per share, subject to further due diligence. At a meeting of our Board of Directors on April 7, 2006, the Senior Executive Officers communicated these preliminary discussions with JPMAM to the Board, including JPMAM’s preliminary range for the merger consideration and JPMAM’s desire to sign a confidentiality agreement and conduct additional due diligence. At this meeting, the Board discussed the advisability of exploring a transaction, but determined that JPMAM’s preliminary range for the merger consideration was insufficient and further indicated the Board’s unwillingness to enter into a confidentiality agreement at that time.

On May 5, 2006, representatives of JPMAM communicated to the Senior Executive Officers JPMAM’s willingness to increase its potential offer to $18.50 per share and further communicated its interest in acquiring our company and its operating platform, which would involve the continued employment of the Senior Executive Officers and other members of our management team following the transaction.

On May 12, 2006, at a regularly scheduled meeting of our Board of Directors, the Senior Executive Officers described to the Board of Directors JPMAM’s revised potential offer of $18.50 per share and desire to employ the management team after the transaction. The Board discussed the proposal and reiterated its position that the merger consideration was insufficient, but that the Board might be willing to consider a potential transaction at a higher price. At this meeting, Hunton & Williams LLP, Columbia’s outside counsel, described to the directors their fiduciary duties and other considerations with respect to a potential transaction. At the meeting, the Board determined to undertake to obtain an independent valuation of our company based on our business plan as an independent company and selected Wachovia Securities, the lead managing underwriter in our initial public offering, to conduct such independent valuation. Our Board of Directors concluded its discussions by instructing the Senior Executive Officers to inform JPMAM that the Board might be willing to discuss a potential transaction at a higher price and that JPMAM should be directed to present a more formal offer at a higher valuation. Shortly after this meeting, the Senior Executive Officers communicated our Board of Directors’ position regarding a potential transaction to representatives of JPMAM.

Commencing shortly after the May 12, 2006 Board meeting, Wachovia Securities began a series of conversations with our management team to refine its understanding of our stand-alone business model for purposes of the independent valuation of our company.

On May 31, 2006, we received a letter from JPMAM outlining an all cash transaction to acquire Columbia for $18.50 per share and further requesting information regarding our company that was not otherwise publicly available. The Senior Executive Officers verbally conveyed to JPMAM that the Senior Executive Officers would present the letter to the Board at its next meeting.

While attending an industry conference in New York, on June 8, 2006, the Senior Executive Officers visited JPMAM’s offices in New York, New York and discussed with JPMAM various matters relating to our joint ventures with JPMAM and the current acquisition and investment environment in the Greater Washington, D.C. commercial office market.

At a meeting of our Board of Directors on June 16, 2006, representatives of Wachovia Securities presented to and discussed with our Board of Directors, Wachovia Securities’ valuation analysis of our company based on our independent business plan and other valuation criteria and reviewed the $18.50 per share offer from JPMAM. The Board concluded this meeting by instructing representatives of Wachovia Securities to communicate to JPMAM and its financial advisor the Board’s interest in receiving JPMAM’s best offer at its highest valuation. The following week, Wachovia Securities communicated our Board’s position to JPMAM and its financial advisor. On June 23, 2006, representatives of JPMAM telephoned a representative of Wachovia Securities and stated that JPMAM was not interested in pursuing a potential transaction at a price exceeding $18.50 per share. Wachovia Securities again conveyed to JPMAM that the Board of Directors was not inclined to move forward on a transaction at $18.50 per share.

On June 26, 2006, we received a letter from JPMAM indicating its potential interest in a transaction at $19.00 per share, but conditioning this interest on its ability to conduct additional due diligence that would require review of certain information regarding our company and its properties that was not publicly available. Our Board of Directors held a telephonic meeting the following day to discuss JPMAM’s proposal letter and $19.00 per share offer and during this meeting authorized the Senior Executive Officers to negotiate a confidentiality agreement with JPMAM prior to providing JPMAM with non-public information. On June 30, 2006, we and JPMAM signed a confidentiality agreement with respect to information we provided to JPMAM, some of which was non-public in nature.

Beginning in early July and continuing into August 2006, JPMAM began an in-depth review of non-public information regarding our company and representatives of our company, JPMAM and each parties’ respective financial and legal advisors spoke several times to clarify information and discuss our business plan and legal structure.

On August 2, 2006, at the request of Company B, a publicly-owned REIT, our Senior Executive Officers met with representatives of Company B, at which time the representatives of Company B raised the possibility of working together on a range of strategic capital alternatives that might improve both parties access to real estate transactions, including potential joint ventures to acquire or co-develop commercial office properties in the Greater Washington, D.C. area. The discussions at this meeting were general and preliminary in nature and no specific transactions were proposed by Company B or us at that meeting or thereafter.

On August 4, 2006, our Board of Directors held a telephonic meeting with representatives of Wachovia Securities. Wachovia Securities provided the Board with an update regarding JPMAM’s potential offer and the status of JPMAM’s due diligence. A representative of Hunton & Williams was also present. During this meeting, Wachovia Securities’ representatives advised the Board that JPMAM had indicated that it was willing to proceed with an all cash transaction at a price of $19.00 per share but would not consider any further increase in price. In addition, JPMAM would expect us to provide JPMAM with significant deal protection in the form of termination fees and JPMAM would require that our company’s management team commit to continuing employment with the post-merger entity that would operate the post-merger entity’s business after the transaction. Wachovia Securities also reported that JPMAM was unwilling to propose or negotiate the terms of management’s potential employment or compensation, nor would JPMAM consider management’s future employment or compensation, until the Board had preliminarily agreed to the $19.00 per share price. The Senior Executive Officers advised the Board that they had held no prior conversations with JPMAM regarding compensation or other employment or investment related matters. During this meeting, our Board determined to consider the potential transaction over the course of the following week and scheduled an in-person valuation presentation by Wachovia Securities at the Board’s regularly scheduled meeting on August 11, 2006.

On August 11, 2006, our Board of Directors held its regularly scheduled quarterly meeting. Present at the meeting were representatives of Wachovia Securities and Hunton & Williams. At this meeting, representatives of Wachovia Securities presented an updated valuation analysis of our company based on our independent business plan and an analysis of JPMAM’s cash offer of $19.00 per share. During the meeting, the Board asked the Senior Executive Officers to leave the meeting and the independent directors discussed the potential transaction among themselves and with Wachovia Securities and Hunton & Williams. The Board and its advisors specifically discussed the benefits of pursuing this potential transaction with JPMAM as opposed to “shopping” our company to other potential bidders. The Board noted several factors in this regard, including that (i) conducting an expansive process that involved “shopping” our company to other potential bidders would be difficult for our company and could adversely affect our operating performance given (a) the complex nature of our business plan and joint venture agreements, (b) the significant time demands already placed on our senior management team due to our size and (c) the substantial diversion of our senior management team from its day-to-day responsibilities that would result from engaging in such a process, (ii) as our joint venture partner in the ownership of five of our properties, JPMAM had a greater understanding of our business and properties than other potential bidders, and (iii) JPMAM is a leading investor in U.S. real estate with financial resources available that were sufficient to complete the proposed transaction without any financing contingency. After extensive discussion and careful consideration of many factors, including those described above, and based upon the information presented in the valuation analysis, the Board instructed Wachovia Securities to advise JPMAM that the Board was willing to move forward in considering an all-cash transaction at a price of $19.00 per share but only if the termination fees payable to JPMAM, in the event we received a superior acquisition proposal from another party after announcement of a transaction with JPMAM, were sufficiently low so as not to unduly discourage other parties from submitting acquisition proposals. Aware of JPMAM’s interest in acquiring our company and JPMAM’s condition that our management team remain employed after the transaction, the Board authorized the Senior Executive Officers to commence discussions with JPMAM regarding the terms of their post-transaction employment. The Board advised Wachovia Securities, Hunton & Williams and the Senior Executive Officers that prior to approving any transaction, the Board wanted to review and be fully aware of the full terms of any employment and compensation arrangements negotiated between JPMAM and the management team. At this meeting, the Board also determined that the five directors who are not employees of our company were independent and disinterested for purposes of evaluating the proposed transaction and appointed these directors as an independent committee of the Board to review and negotiate the terms of any transaction involving our company.

Beginning shortly after the August 11, 2006 Board meeting until September 7, 2006, the Senior Executive Officers and representatives of JPMAM and its financial advisor spoke several times regarding the terms and conditions of the post-transaction employment and compensation arrangements for the Senior Executive Officers, including at a meeting at JPMAM’s offices on August 29, 2006. On September 7, 2006, the Senior Executive Officers and JPMAM reached an agreement in principle with JPMAM regarding the terms and conditions of the Senior Executive Officers’ post-transaction employment.

On September 8, 2006, our Board of Directors held a telephonic meeting. Also present on the call were representatives of Wachovia Securities and Hunton & Williams. During the meeting, the Senior Executive Officers informed the Board that they and JPMAM had reached an agreement in principle regarding their post-transaction employment. The Board again discussed the proposed cash consideration per share and, given the recent rise in our stock price, requested Wachovia Securities to update its valuation analysis. Following Wachovia Securities’ presentation, the Committee asked the Senior Executive Officers to leave the meeting. After extensive discussion, the Committee instructed the Senior Executive Officers, Wachovia Securities and Hunton & Williams to move forward with negotiating the definitive terms of the proposed transaction at a price of $19.00 per share and instructed Wachovia Securities and Hunton & Williams to limit the “deal protection” and termination fees in the merger agreement. The Committee further appointed Robert H. McGovern and Rebecca J. Owen to act as lead independent directors during the course of the negotiations with JPMAM. The Committee approved the appointment of Wachovia Securities as financial advisor, subject to negotiation of a satisfactory engagement letter with Wachovia Securities. The Committee instructed Hunton & Williams to commence preparation of a merger agreement. Over the course of the following few days, the Committee reviewed materials provided by Wachovia Securities regarding recent merger transactions in the real estate industry and all industries, including the financial advisory fees paid to investment banking firms by the seller in each such transaction. Based on this review and after further discussion among the members of the Committee, the Committee approved the engagement of Wachovia Securities as financial advisor with respect to a possible sale of our company to JPMAM pursuant to an engagement letter and, in connection with the execution of any definitive merger agreement, to render a fairness opinion to the Board and the Committee.

On September 22, 2006, Hunton & Williams distributed an initial draft of the merger agreement to JPMAM and Stroock & Stroock & Lavan LLP, or Stroock, JPMAM’s legal advisor. Between September 22, 2006 and October 11, 2006, several draft merger agreements were exchanged between our advisors and JPMAM’s advisors and numerous calls were held to discuss the proposed transaction.

On October 3, 2006, at the request of Company C, our Senior Executive Officers met with a representative of Company C. At this meeting, the representative and our Senior Executive Officers discussed a range of strategic capital alternatives between Company C and our company. These discussions were general and preliminary in nature, encompassing a number of strategic possibilities. No specific transaction was proposed by Company C or us and neither party pursued more formal discussions thereafter.

On October 11, 2006, representatives of Wachovia Securities and Hunton & Williams held a telephone call with the lead Committee members, Mr. McGovern and Ms. Owen, to update them on the status of the merger agreement negotiations and certain unresolved matters, including JPMAM’s position that the termination payment should consist of a two-tier structure with the amount of the payment depending on when a competing acquisition proposal was received, JPMAM’s position that the employment agreements and agreements relating to our management team’s equity interest in SSPF/CET should be negotiated and drafted following execution of the merger agreement, the lack of a guarantee or financial backstop of SSPF/CET’s obligations under the merger agreement, and whether the merger agreement would provide for specific performance. Hunton & Williams also reported on the status of negotiations of the representations, covenants, closing conditions and due diligence. Hunton & Williams also communicated to the lead Committee members that the Senior Executive Officers and their counsel had indicated that it could take several weeks before the final documentation relating to their post-transaction employment and compensation arrangements would be complete. The lead Committee members emphasized their desire for a longer period during which the lower, first-tier break-up payment was applicable and that the Committee would require both a guarantee from SSPF and the availability of specific performance to enforce the merger agreement. The lead Committee members reiterated their position that because JPMAM was requiring that the Senior Executive Officers continue as employees as a condition of the merger, the Committee should be aware of all details of the Senior Executive Officers’ employment and compensation arrangements with JPMAM, prior to approving the merger.

On October 12, 2006, the Senior Executive Officers met with a representative of Company D, a private real estate firm, with respect to a preliminary inquiry by Company D as to whether our company would be interested in pursuing a transaction involving an acquisition of our assets and operating platform. The discussions at this meeting did not include any specific terms or valuation for such a transaction and no subsequent discussions among the parties ensued.

During a conference call on October 13, 2006, representatives of Wachovia Securities and Hunton & Williams advised JPMAM and its advisors of the Committee’s requirement that the employment agreements and other documentation relating to the management team’s employment after closing needed to be fully negotiated and made available to the Committee before the Committee would approve the definitive terms of the merger.

On October 16, 2006, the Senior Executive Officers and their counsel, representatives of Wachovia Securities and Hunton & Williams, as our advisor and counsel, respectively, in our capacity as the general partner of Columbia OP, representatives of JPMAM, Stroock, and Goldman Sachs, JPMAM’s financial advisor, attended a meeting at Stroock’s offices in New York for the purpose of negotiating the terms of the Senior Executive Officers’ employment agreements and equity participation, the rights of SSPF/CET common and preferred unitholders in the OP merger and other ancillary transaction documents.

On October 18, 2006, our Board of Directors held a telephonic meeting to discuss the results of the negotiating session in New York. All directors, other than Messrs. McGovern and Vasvari, participated in the meeting. Hunton & Williams described to the Board the recent discussions and negotiations among the parties and advised the Board that it would provide the Board with a summary of the merger agreement and significant open issues, as well as a summary of the Senior Executive Officers’ employment agreements and their equity and profits participation in JPMAM-affiliated entities post-transaction. During the call, Mr. Carr informed the Board of the recent unsolicited inquiries from Company B, Company C and Company D. Mr. Carr advised the Board that none of these parties had formally followed up after the preliminary general inquiries nor had they proposed or discussed any terms of a potential transaction. The Board discussed whether the Board should consider a more formal process for marketing the company to potential acquirers. After considerable discussion, including extensive discussion of those factors considered by the Board at its meeting on August 11, 2006, the Board concluded that it did not want to place the company in the position of being auctioned for sale or shopped to other potential bidders and concluded that the proposed two tier break up fee of $4 million for the first 30 day period and $8 million thereafter was not a significant barrier to receiving offers from other interested parties if a transaction was announced. The Board also believed that there was a strong possibility that JPMAM would withdraw its $19.00 per share offer if Columbia undertook to market itself to other potential purchasers.

On October 26, 2006, the Board convened a telephonic meeting at which all directors were present. Wachovia Securities and Hunton & Williams also participated. Mr. Carr updated the Board regarding the status of negotiations between the Senior Executive Officers and JPMAM with respect to employment and compensation matters and advised the Board that he expected the documentation to be fully negotiated within the following week. Representatives of Wachovia Securities discussed the updated valuation analysis and the current status of the break-up payment provisions and expense reimbursement negotiations with JPMAM, Wachovia Securities advised the Board that the proposed two-tiered termination payment would not, in Wachovia Securities’ view, materially deter a third party from making a proposal to acquire Columbia after announcement of the merger. Hunton & Williams provided the Board with an overview of the draft merger agreement, merger structure, OP merger consideration, termination rights, the Board’s ability to consider other offers and certain other ancillary transaction documents, including the guarantee of SSPF/CET’s obligations by SSPF. The Board also discussed the proposed $19.00 per share merger consideration in light of recent increases in Columbia’s stock price. Wachovia Securities indicated that, although the increase in the stock price had reduced the original transaction premium, the Board’s original determination to move forward at a $19.00 per share price was still an attractive alternative to Columbia’s independent business plan and that Wachovia Securities remained comfortable that it would be able to issue its proposed fairness opinion at that price. The Committee asked the Senior Executive Officers to leave the meeting and the Committee continued the meeting with Wachovia Securities and Hunton & Williams, during which the Committee further discussed the adequacy of the merger consideration, the potential for negotiating an increase in the merger consideration and the potential transaction risks related to such a strategy. The Committee agreed to hold a follow-up telephonic meeting on Sunday, October 29, 2006 with Hunton & Williams and Wachovia Securities.

On October 29, 2006, the Committee convened a telephonic meeting with Wachovia Securities and Hunton & Williams at which all independent directors, other than Mr. Vasvari, were present. Representatives of Wachovia Securities discussed the decline in transaction premium as a result of the recent increase in Columbia’s stock price, but indicated that the current premium for the transaction was still near the mean of recent merger and acquisition transactions for REITs and that $19.00 per share continued to represent a significant premium when viewed from a net asset value perspective. In light of the recent increase in Columbia’s stock price, the Committee and Wachovia Securities discussed (i) seeking to negotiate an increase to the $19.00 per share merger consideration, (ii) requesting reduced deal protection in the form of a reduced termination payment, and (iii) the risk of JPMAM walking away from the transaction in either event. The representatives of Wachovia Securities then left the call and the Committee discussed certain alternatives with respect to negotiating a higher price and lower termination payment. The Committee discussed the potential impact of the termination payment and expense reimbursement on the likelihood of a higher offer from a third party and the reaction of JPMAM to a demand for a higher price, particularly in light of the existing joint venture relationships between Columbia and JPMAM, and the effect on the Company’s business plan if JPMAM terminated discussions. Following these discussions, the Committee agreed to hold a follow-up telephonic meeting the next morning to discuss these matters further.

On October 30, 2006, the Board convened a telephonic meeting with Wachovia Securities and Hunton & Williams. All directors, other than Mr. McGovern and Mr. Young, were present. Hunton & Williams and Wachovia Securities discussed with the independent directors the risk that JPMAM would terminate negotiations if we sought to negotiate for increased merger consideration. The Board also discussed the likelihood that in the event we asked for an increase in merger consideration, JPMAM would likely require that any increase in merger consideration be exchanged for greater deal protection in the form of a higher termination payment to JPMAM. The Board also discussed requiring the proposed two-tiered structure for the termination fee ($4 million with respect to termination for alternative acquisition proposals received in the first 21 days following the merger agreement and $8 million thereafter) be eliminated and replaced with a single termination payment of $4 million, which the Board felt would not constitute a significant barrier to receiving offers from other interested parties if a transaction was announced. Following considerable discussion, the Committee determined to proceed with a price of $19.00 per share but with a single tier termination payment of $4 million. Because two independent directors were unable to participate in this call, the Board agreed to reconvene another telephonic meeting that evening to include these two independent directors.

That evening, the Board held a call with Wachovia Securities and Hunton & Williams. All members of the Board participated in the meeting, except for Mr. Vasvari, who had participated in the morning call. Members of the Committee that were present for the morning call together with Wachovia Securities and Hunton & Williams provided an overview of the morning’s discussions to Messrs. McGovern and Young who had not been on the morning call. After extensive discussion, including extensive discussion of those factors considered by the Board at its meeting on August 11, 2006 and again on October 18, 2006, the Committee instructed Wachovia Securities to inform JPMAM that the Committee was prepared to move quickly toward executing a definitive merger agreement at a $19.00 per share price, provided that JPMAM agree to a single tier termination payment of $4 million. On October 31, 2006, Wachovia Securities conveyed the Committee’s position to JPMAM and its advisors.

On November 1, 2006, Hunton & Williams distributed to each director a copy of the current draft of the merger agreement and other ancillary documents, as well as summaries of the merger agreement, the current draft of the Senior Executive Officers’ employment agreements, and the draft agreements relating to the proposed equity and profits participation in JPMAM-affiliated entities by the Senior Executive Officers. On the same date, Wachovia Securities distributed to the directors its updated valuation analysis and draft fairness opinion.

On November 3, 2006, our Board of Directors held a meeting at our offices in Washington, D.C., at which all directors were present. Hunton & Williams and Wachovia Securities also attended the meeting. Hunton & Williams again provided the Committee a detailed description of the material terms of the merger agreement, the proposed agreements between the Senior Executive Officers and JPMAM and other relevant transaction documents. Wachovia Securities made a presentation and rendered an oral opinion to the Committee and to the Board of Directors that, as of November 3, 2006, and subject to and based on the assumptions made, procedures followed, matters considered and limitations on the opinion and the review undertaken by Wachovia Securities, as set forth in the opinion, the $19.00 in cash per share to be received by the holders of our common stock pursuant to the merger agreement, was fair, from a financial point of view, to such holders. After this presentation, the Board of Directors further discussed the proposed merger and related transactions and scheduled a subsequent telephonic meeting of the Board for Sunday evening, November 5, 2006.

On November 5, 2006, our Board of Directors held a telephonic meeting at which all directors were present. Wachovia Securities verbally updated and reconfirmed its fairness opinion. This opinion, subsequently confirmed in writing, is described in “— Opinion of Wachovia Securities” beginning on page 26 of this proxy statement. Following discussion, the Committee and the Board of Directors determined that the proposed merger was advisable on the terms set forth in the merger agreement and approved the merger on the terms set forth in the merger agreement.

Shortly thereafter, the merger agreement was signed by the parties and a joint press release was issued prior to the opening of NYSE trading on November 6, 2006 announcing the execution of the merger agreement. A copy of the merger agreement is attached to this proxy statement as Exhibit A. The merger agreement is described in the section entitled “The Merger Agreement” beginning on page 37 of this proxy statement.

Recommendation of Our Board of Directors

Our Board of Directors unanimously recommends that holders of shares of our common stock vote FOR approval of the merger. At a special meeting held on November 5, 2006, each of our Board of Directors and the

Committee unanimously approved the merger and the other transactions contemplated by the merger agreement and declared the merger advisable on the terms set forth in the merger agreement. At this meeting, our Board of Directors voted to recommend that holders of shares of our common stock vote FOR approval of the merger. The recommendation of our Board of Directors was made after the careful consideration of a variety of business, financial and other factors and consultation with our legal and financial advisors.

Reasons for the Merger

In deciding to approve the merger on the terms set forth in the merger agreement, our Board of Directors and the Committee considered a number of factors, both potentially positive and potentially negative, with respect to the merger and the other transactions contemplated by the merger agreement.

Some of the potentially positive factors our Board of Directors and the Committee considered include:

•	Premium — the merger consideration represents a significant premium over the historical and recent market price of our common stock, representing:

•	a $2.09, or 12.4%, premium over the closing price of our common stock on November 3, 2006, the last trading day before our announcement of the merger;

•	a $1.75, or 10.2%, premium over the volume weighted average closing price of our common stock for the 10-day period preceding the announcement of the merger;

•	a $2.13, or 12.6%, premium over the volume weighted average closing price of our common stock for the 30-day period preceding the announcement of the merger;

•	a $2.69, or 16.5%, premium over the volume weighted average closing price of our common stock for the 60-day period preceding the announcement of the merger;

•	a $3.16, or 19.9%, premium over the volume weighted average closing price of our common stock for the 90-day period preceding the announcement of the merger; and

•	a $3.25, or 20.7%, premium over the volume weighted average closing price of our common stock for the 180-day period preceding the announcement of the merger.

•	Form of Merger Consideration — the payment of cash as the form of merger consideration will provide our stockholders with immediate liquidity and certainty of value that is not subject to market fluctuations.

•	Favorable Market Conditions — the merger allows our company to take advantage of strong demand for commercial office property, which has substantially increased our net asset value. Our Board believes the aggregate merger consideration represents a premium over our net asset value because of the value ascribed to our company’s operating platform and senior management team.

•	Reduction of Future Capitalization Risks — the merger represents a way to eliminate the risks associated with our future capitalization needs.

•	Our Business and Prospects — the merger represents an attractive alternative for our stockholders as compared to continuing to operate as an independent public company under our current strategic business plan. Competition for investments and acquisitions in our target market of Greater Washington, D.C. has intensified significantly since we completed our initial public offering in July 2005, resulting in higher prices and lower potential returns on investments. Although we continue to execute our strategic business plan, in the view of our Board of Directors, realizing a cash premium in the merger provides our stockholders an attractive alternative, on a risk-adjusted basis, to our strategic business plan.

•	Wachovia Securities Analysis and Opinion — our Board of Directors considered the opinion and analyses of Wachovia Securities, described below under the heading “ — Opinion of Wachovia Securities” on page 26, including the opinion of Wachovia Securities that, as of November 5, 2006, and subject to and based on the assumptions made, procedures followed, matters considered and limitations on the opinion and the review undertaken by Wachovia Securities, as set forth in its opinion, the merger consideration was fair, from a financial point of view, to holders of our common stock.

•	Public Company Costs — our Board of Directors considered the significant increase in recent years in the costs of maintaining public company status. In addition to the costs, compliance with new obligations for public companies requires substantial amounts of time and attention from the members of our senior management team, which could adversely affect our future operating performance.

•	Probability of Completion — there is a high probability of completion of the merger, in part due to the financial resources available to SSPF/CET and the absence of a financing condition in the merger agreement.

•	Ability to Consider Alternative Proposals — we are permitted at any time prior to receiving stockholder approval of the mergers to furnish non-public information and participate in discussions and negotiations regarding any bona fide unsolicited acquisition proposal if our Board of Directors determines in good faith that failure to do so would be reasonably likely to be inconsistent with its duties under applicable law and that such proposal constitutes or could reasonably be expected to constitute a superior proposal and, prior to taking such action, we enter into a confidentiality agreement with respect to such proposal that contains provisions no less restrictive than the confidentiality agreement we entered into with JPMAM.

•	Superior Proposal Termination Right — if we receive an unsolicited acquisition proposal that constitutes a superior proposal as defined in the merger agreement, we have a right, subject to satisfaction of certain conditions and the making of a $4.0 million termination payment and reimbursement of up to $750,000 in merger expenses to SSPF/CET, to terminate the merger agreement and enter into an agreement with respect to such superior proposal with a third party.

•	Termination Payment — pursuant to certain termination rights, we are required to pay to SSPF/CET a termination payment of $4.0 million, which represents approximately 1.38% of the aggregate merger consideration. In the event that we make any termination payment, we would also be required to reimburse SSPF/CET for its merger expenses up to $750,000. The termination payment and merger expenses are described in greater detail under the caption “The Merger Agreement — Termination Payment and Expenses.” Our Board of Directors concluded, after consultation with its financial advisor, that these payments would not preclude a third party interested in acquiring our company from making an alternative proposal.

•	Stockholder Approval — the merger is subject to the approval of holders of a majority of our outstanding shares of common stock.

Some of the potentially negative factors our Board of Directors and the Committee considered include:

•	No Continuing Equity Interest — upon completion of the merger, our stockholders will no longer share in the future performance of our company or receive quarterly dividends.

•	Tax Consequences — the merger will be a taxable transaction for our stockholders.

•	Costs — there are significant costs involved in connection with the merger, which our company may be required to bear in the event that the merger is not consummated.

•	No Solicitation of Alternative Proposals — we did not solicit alternative proposals from other potential purchasers of our company prior to the execution of the merger agreement. In addition, we are prohibited under the merger agreement from soliciting alternative proposals from other potential purchasers of our company. The likelihood of receiving an unsolicited acquisition proposal may be diminished because we would be required to make a termination payment of up to $4.0 million to SSPF/CET and reimburse SSPF/CET’s merger expenses up to $750,000 if we terminate the merger agreement and enter into a definitive agreement with respect to a superior proposal with a third party.

•	Directors’, Executive Officers’ and Other Persons’ Interests in the Mergers — each of our executive officers and certain of our directors and other persons have interests in the mergers that differ from, or are in addition to (and therefore may conflict with), your interests as a stockholder, as discussed in the section captioned “ — Interests of Our Directors, Executive Officers and Other Persons in the Mergers” on page 31.

•	Common Stock Trading Prices — on March 17, 2006, the trading price of our common stock reached $18.08, which represented its highest trading price in the 52 weeks prior to the public announcement of the merger. The merger consideration represents only a 5.1% premium over this 52-week high.

In view of the wide variety of factors considered by our Board of Directors, our Board of Directors did not find it practicable to, and did not, quantify or otherwise attempt to assign relative weights to the specific factors considered. Our Board of Directors’ recommendation is based on the totality of the information presented to it and which it considered. After taking into consideration the factors set forth above together with other factors, including those described in “ — Reasons for the Merger” on page 24, our Board of Directors and the Committee determined that the potential benefits of the merger substantially outweigh the potential detriments associated with the merger.

In the event the merger is not completed for any reason, we will continue to operate as an independent entity and will strive to deliver enhanced value for our stockholders over time.

Opinion of Wachovia Securities

The Committee approved the engagement of Wachovia Securities as the exclusive financial advisor to our company with respect to a possible sale of our company to JPMAM. The Committee selected Wachovia Securities to act as the Committee’s and the full Board of Directors’ exclusive financial advisor based on Wachovia Securities’ qualifications, expertise and reputation. Wachovia Securities rendered its oral opinion to the Board of Directors and the Committee and subsequently confirmed it with its written opinion that, as of November 5, 2006, subject to and based on the assumptions made, procedures followed, matters considered and limitations on the opinion and the review undertaken, as set forth in its opinion, the $19.00 in cash per share to be received by holders of our common stock pursuant to the merger agreement was fair, from a financial point of view, to such holders.

The full text of Wachovia Securities’ written opinion, dated November 5, 2006, which sets forth, among other things, the assumptions made, procedures followed, matters considered and limitations on the opinion and the review undertaken in connection with the opinion, is attached as Exhibit B to this proxy statement. You should carefully read the opinion in its entirety. This summary is qualified in its entirety by reference to the full text of the opinion.

Wachovia Securities’ opinion did not address the merits of the underlying business decision to enter into the merger agreement and does not constitute a recommendation to any holder of our common stock as to how such holder should vote in connection with the merger agreement.

In arriving at its opinion, Wachovia Securities, among other things:

•	Reviewed the merger agreement, including the financial terms of the merger agreement;

•	Reviewed the Annual Report on Form 10-K for our company for the year ended December 31, 2005;

•	Reviewed the Quarterly Reports on Form 10-Q for our company;

•	Reviewed certain business, financial and other information, including financial forecasts, regarding our company, a portion of which was publicly available and a portion of which was furnished to Wachovia Securities by management of our company, and discussed the business and prospects of our company with its management;

•	Participated in discussions and negotiations among representatives of our company and SSPF/CET and Merger Sub, as well as each parties’ respective financial and legal advisors;

•	Reviewed the reported prices and trading activity for our common stock;

•	Considered certain financial data of our company and compared that data with similar available data regarding certain other publicly traded companies that Wachovia Securities deemed to be relevant;

•	Compared the proposed financial terms of the merger agreement with the financial terms of certain other business combinations and transactions that Wachovia Securities deemed to be relevant;

•	Developed discounted cash flow and dividend discount models for our company based upon estimates and assumptions provided by, and discussed with, our management;

•	Calculated a net asset value of our company based upon the projected net operating income provided by, and discussed with, our management and market capitalization rates derived from industry sources, which rates Wachovia Securities reviewed and confirmed with our management; and

•	Considered other information such as financial studies, analyses and investigations, as well as financial and economic and market criteria that Wachovia Securities deemed to be relevant.

In connection with its review, Wachovia Securities assumed and relied upon the accuracy and completeness of the foregoing financial and other information, including all accounting, legal and tax information, and has not assumed any responsibility for, nor conducted, any independent verification of such information. Wachovia Securities has relied upon the assurances of the management of our company that they were not aware of any facts or circumstances that would make such information about our company inaccurate or misleading. Wachovia Securities was provided with prospective financial information of our company. Wachovia Securities discussed such prospective financial information, as well as the forecasts, estimates, judgments, allocations and assumptions upon which such prospective financial information is based, with the management of our company. Wachovia Securities assumed that the forecasts, estimates, judgments, allocations and assumptions expressed by the management of our company in such prospective financial information have been reasonably formulated and that they reflect the best currently available forecasts, estimates, judgments, allocations and assumptions of the management of our company regarding such prospective financial information. Wachovia Securities assumes no responsibility for, and expresses no view as to, any such prospective financial information or the forecasts, estimates, judgments, allocations or assumptions upon which they are based. In arriving at its opinion, Wachovia Securities has not prepared or obtained any independent evaluations or appraisals of the assets or liabilities of our company, including any contingent liabilities.

In rendering its opinion, Wachovia Securities assumed that the merger contemplated by the merger agreement will be consummated on the terms described in the merger agreement, without waiver of any material terms or conditions, and that in the course of obtaining any necessary legal, regulatory or third-party consents and/or approvals, no restrictions will be imposed or other actions will be taken that will have an adverse effect on the merger or other actions contemplated by the merger agreement. Wachovia Securities also assumed that SSPF/CET will be able to obtain any financing arrangements necessary to pay to all holders of our common stock the merger consideration due to them. The opinion is necessarily based on economic, market, financial and other conditions and the information made available to Wachovia Securities as of the date of the opinion. Although subsequent developments may affect the opinion, Wachovia Securities does not have any obligation to update, revise or reaffirm the opinion. In addition, Wachovia Securities expresses no view on the terms of the merger, except as expressly set forth above, or of the OP merger, nor does the opinion address the fairness of the consideration to be received by any Columbia LP Unit holder in the OP merger. The opinion does not address the relative merits of the merger or other actions contemplated by the merger agreement compared with other business strategies or transactions that may have been considered by our management and our Board of Directors or any committee thereof.

The summary set forth below does not purport to be a complete description of the analyses performed by Wachovia Securities, but describes, in summary form, the material analyses of Wachovia Securities in connection with its fairness opinion. The preparation of a fairness opinion is a complex process and is not necessarily susceptible to a partial analysis or summary description. In arriving at its fairness opinion, Wachovia Securities considered the results of all its analyses as a whole and did not attribute any particular weight to any analysis or factors considered by it. Accordingly, the analyses listed in the tables and described below must be considered as a whole. Considering any portion of such analyses and the factors considered, without considering all analyses and factors, could create a misleading or incomplete view of the process underlying Wachovia Securities’ fairness opinion.

Dividend Discount Analysis.  Wachovia Securities performed a dividend discount analysis of our company’s common stock using our management’s funds from operations (“FFO”) per share estimates through 2011 and our management’s projected dividends per share for 2007 through 2011. Wachovia Securities calculated the implied present values of projected cash dividends for our company for 2007 through 2011 using discount rates ranging from 8.50% to 10.50%. Wachovia Securities then calculated implied terminal values in 2011 based on multiples ranging from 13.10x to 15.10x 2012 FFO per share. These implied terminal values were then discounted at discount rates of 8.50% to 10.50% to arrive at implied present values. Wachovia Securities derived a range of implied per share prices for our common stock based on the sum of the respective implied present value of our company’s projected cash dividends and the implied present value of our company’s terminal value in 2011. Discount rates utilized in this analysis were derived from the capital asset pricing model and historic REIT equity returns and multiples were derived based upon our company’s peers’ forward FFO multiples. This analysis produced an estimated per share value range of $17.20 to $21.00 for our common stock.

Discounted Cash Flow Analysis.  Wachovia Securities performed a discounted cash flow analysis of our company based upon the projected unleveraged cash flows provided by our management. Wachovia Securities calculated a range of equity values per share based upon the sum of the discounted net present values of our company’s unleveraged free cash flows for 2007 through 2011 plus the discounted net present value of our company’s terminal value. Applying a range of weighted average cost of capital from 7.75% to 8.50%, Wachovia Securities calculated an estimated per share value range of $15.19 to $20.95 for our common stock.

Net Asset Value Analysis.  Using information provided by our management, Wachovia Securities calculated the net asset value per share of common stock. For this analysis, Wachovia Securities applied a range of blended capitalization rates from 6.00% to 7.00% to our management’s projected twelve month forward net operating income. The resulting gross real estate value was combined with the value of cash and other assets to arrive at a total asset value. Total liabilities and estimated transaction related expenses were then subtracted from such total asset value to arrive at an estimated net asset value per share of common stock. In applying the range of blended capitalization rates, Wachovia Securities took into consideration, and discussed with management, current market conditions and property characteristics. The net asset valuation analysis produced an estimated per share value range of $15.34 to $20.29 for our common stock.

Historical Stock Trading Analysis.  Wachovia Securities reviewed publicly available historical trading prices and volumes for our common stock for the twelve-month period ended November 3, 2006, the last trading day before the announcement of the transaction. Wachovia Securities compared the $19.00 in cash per common share to be received by holders of our common stock pursuant to the merger agreement to the prior day closing price and the volume weighted average closing prices of our common stock during the current 10-day, 30-day, 60-day, 90-day, and 180-day periods preceding the announcement of the merger. The $19.00 per share offer price represents a premium to the historical average closing prices of our common stock as follows:

	Closing
	Price	Premium

November 3, 2006	$16.91	12.4%
10-Day Volume Weighted Average	$17.25	10.2%
30-Day Volume Weighted Average	$16.87	12.6%
60-Day Volume Weighted Average	$16.31	16.5%
90-Day Volume Weighted Average	$15.84	19.9%
180-Day Volume Weighted Average	$15.75	20.7%
Last 12-months:
Volume Weighted Average	$15.74	20.7%
High	$17.99	5.6%
Low	$13.95	36.2%

Comparable Companies Analysis.  Wachovia Securities compared our financial, operating and stock market data to the following publicly traded REITs that it believed were reasonably comparable to our company:

Corporate Office Properties Trust
Kilroy Realty Corporation
Mack-Cali Realty Corporation
Maguire Properties, Inc.

Republic Property Trust
Washington Real Estate Investment Trust

Wachovia Securities calculated, among other things, the multiple of per share closing prices to estimated FFO per share for 2006 and 2007 for the comparable companies, based upon projected financial information from the Thompson Financial’s First Call Earnings Estimates (“First Call”) consensus estimates and closing share prices on November 3, 2006. Wachovia Securities calculated a range consisting of the high, mean, median and low multiples of per share price to projected FFO for the comparable companies and applied this range to our management’s and First Call’s consensus estimates of our projected FFO for 2006 and 2007. This analysis produced an implied per share value range for our common stock of $13.18 to $24.14 for 2006 and $14.66 to $26.23 for 2007. The range of implied share prices for our common stock is outlined below.

			Implied	Implied
			Common Stock	Common Stock
			Price Based on	Price Based on
	2006 FFO		2006 First Call	2006 Management Plan
	Multiple		Estimated FFO	Estimated FFO

High:	22.8	x	$24.14	$22.70
Mean:	18.8	x	$19.93	$18.74
Median:	19.1	x	$20.25	$19.04
Low:	13.2	x	$14.01	$13.18

			Implied	Implied
			Common Stock	Common Stock
			Price Based on	Price Based on
	2007 FFO		2007 First Call	2007 Management Plan
	Multiple		Estimated FFO	Estimated FFO

High:	22.2	x	$26.23	$23.98
Mean:	17.7	x	$20.88	$19.09
Median:	18.2	x	$21.43	$19.59
Low:	13.6	x	$16.03	$14.66

Wachovia Securities selected the companies reviewed in the comparable companies analyses because of, among other reasons, their specialization in the office REIT sector, asset quality, market capitalization, and capital structure. None of the companies utilized in the above analyses, however, is identical to our company. Accordingly, a complete analysis of the results of the foregoing calculations cannot be limited to a quantitative review of such results and involves complex considerations and judgments concerning the differences in the financial and operating characteristics of the comparable companies and other factors that could affect the public trading value of the comparable companies, as well as the potential trading value of our company.

Selected Transactions Analysis.  Wachovia Securities reviewed selected transactions involving publicly traded office REITs since January 1, 2004 and publicly available information relating to FFO and premiums paid in connection with these transactions. The selected transactions were:

Acquiror	Target

Morgan Stanley Real Estate	Glenborough Realty Trust Inc.
SL Green Realty Corp.	Reckson & Associates Realty Corp.
Brookfield Properties Corp./The Blackstone Group	Trizec Properties, Inc./Trizec Cananda, Inc.
The Blackstone Group	CarrAmerica Realty Corp.
LBA Realty LLC	Bedford Property Investors, Inc.
GE Real Estate	Arden Realty Inc.
Brandywine Realty Trust	Prentiss Properties Trust
The Lightstone Group	Prime Group Realty Trust

Wachovia Securities calculated, among other things, a range consisting of the high, mean, median and low transaction prices to forward FFO multiples for the selected transactions and applied this range to First Call consensus and our management’s estimates of our FFO for 2007. This analysis produced an implied per share value range for our common stock of $15.62 to $21.59, as shown in the chart below:

			Implied	Implied
			Common Stock	Common Stock
			Price Based on	Price Based on
	FFO Multiple of		2007 First Call	2007 Management
	Selected Transactions		Estimated FFO	Plan FFO

High:	18.3	x	$21.59	$19.74
Mean:	16.8	x	$19.78	$18.09
Median:	17.3	x	$20.47	$18.71
Low:	14.5	x	$17.08	$15.62

Wachovia Securities selected the companies reviewed in the selected transaction analysis because of, among other reasons, their specialization in the office REIT sector, asset quality, market capitalization, and capital structure. None of the companies or transactions utilized in the above analyses, however, is identical to our company. Accordingly, a complete analysis of the results of the foregoing calculations cannot be limited to a quantitative review of such results and involves complex considerations and judgments concerning the differences in the financial and operating characteristics of the comparable companies and other factors that could affect the value of the common stock of comparable companies, as well as the value of our common stock.

Premiums Paid Analysis.  Wachovia Securities analyzed the premium or discount paid by the acquirer in all of the transactions used in the selected transactions analysis and compared those discounts or premiums paid to the closing market price of the target company’s common shares on the day prior to announcement of the transaction, and the 10-day, 30-day, 60-day and 90-day average closing prices prior to the announcement of the transaction.

Using publicly available information, Wachovia Securities calculated, among other things, a range consisting of the high, mean, median and low premium paid in these transactions and applied this range to various prices. This analysis resulted in an implied share range for our common stock of $16.66 to $21.46, as shown in the chart below:

	Implied Common Stock Price
	Premium to	Premium to	Premium to	Premium to	Premium to
	Prior Day Price	10-Day Average	30-Day Average	60-Day Average	90-Day Average

High:	$19.94	$21.46	$20.52	$19.82	$19.98
Mean:	$18.53	$19.33	$19.42	$18.85	$18.72
Median:	$18.52	$19.24	$19.75	$19.14	$18.94
Low:	$16.66	$17.07	$17.57	$17.47	$16.82

Because the market conditions, rationale and circumstances surrounding each of the transactions analyzed in the various selected transaction analyses were specific to each transaction and because of the inherent differences between our businesses, operations and prospects and those of the comparable acquired companies, Wachovia Securities believed that it was inappropriate to, and therefore did not, rely solely on the quantitative results of the analysis. Accordingly, Wachovia Securities also made qualitative judgments concerning differences between the characteristics of these transactions and the proposed merger that could affect our acquisition values and those of such acquired companies.

In performing its analyses, Wachovia Securities made numerous assumptions with respect to industry performance, general business and economic conditions and other matters, many of which are beyond our control. No company, transaction or business used in the analyses described above is identical to our company or the proposed merger. Any estimates contained in Wachovia Securities’ analyses are not necessarily indicative of future results or actual values, which may be significantly more or less favorable than those suggested by these estimates. The analyses performed were prepared solely as a part of Wachovia Securities’ analysis of the fairness, from a financial point of view, to the holders of our common stock, as of November 5, 2006, and subject to and based on the assumptions made, procedures followed, matters considered and limitations on the opinion and the review undertaken in such opinion, of the $19.00 in cash per share to be received by such holders pursuant to the terms of the merger agreement, and were conducted in connection with the delivery by Wachovia Securities of its fairness opinion, dated November 5, 2006.

Wachovia Securities’ opinion was one of the many factors taken into consideration by our Board of Directors and the Committee in making its determination to approve the merger. Wachovia Securities’ analyses summarized above should not be viewed as determinative of the opinion of our Board of Directors and the Committee with respect to the value of our common stock or of whether our Board of Directors or the Committee would have been willing to agree to a different form of consideration.

Wachovia Securities is a nationally recognized investment banking and advisory firm and a subsidiary of Wachovia Corporation. Wachovia Securities, as part of its investment banking and financial advisory business, is continuously engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements and valuations for corporate and other purposes. Wachovia Securities and its affiliates (including Wachovia Corporation and its affiliates) may maintain relationships with our company, SSPF, as well as any of their principals or affiliates. In connection with unrelated matters, Wachovia Securities and its affiliates in the past have provided financing services to our company, including serving as the bookrunning manager on our $207 million initial public offering that closed in July 2005. Wachovia Securities also maintains equity research coverage on our company. Wachovia recently advised BRE Properties in the formation of a programmatic development and acquisition joint venture with JPMAM. Additionally, in the ordinary course of its business, Wachovia Securities may trade in our securities and affiliates of SSPF for its own account and for the accounts of its customers and, accordingly, may at any time hold a long or short position in such securities.

Pursuant to the terms of the letter agreement pursuant to which Wachovia Securities was engaged, we have agreed to pay Wachovia Securities a fee of $3.25 million in connection with the consummation of the merger. While a customary portion of the fee became payable upon delivery of its fairness opinion, a significant portion of the fee is contingent upon closing of the merger. In addition, we have agreed to reimburse Wachovia Securities for its out of pocket expenses and to indemnify Wachovia Securities and certain related parties against certain liabilities and expenses related to or arising out of Wachovia Securities’ engagement.

Interests of Our Directors, Executive Officers and Other Persons in the Mergers

In considering the recommendation of our Board of Directors in connection with the merger, holders of our common stock should be aware that, as described below, each of our executive officers and certain of our directors and other persons have interests in, and will receive benefits from, the mergers that differ from, or are in addition to, and therefore may conflict with, the interests of our stockholders generally. These additional interests are described below. In addition, the number of shares of our common stock beneficially owned by our directors and executive officers and holders of greater than 5% of our outstanding common stock (including OTC Jr.), as of December 14, 2006, appears below under the section captioned “Principal and Management Stockholders” on page 51. Our Board of Directors is aware of these interests and considered them in approving the merger and the other transactions contemplated by the merger agreement.

Columbia LP Units.  Each of Oliver T. Carr, III, our Chairman, President and Chief Executive Officer, Clinton D. Fisch, our Senior Vice President and Director of Acquisitions, and OTC Jr. owns Columbia LP Units. In accordance with the terms of voting agreements between SSPF/CET and each of Mr. Carr and OTC Jr., each of Mr. Carr and OTC Jr. is required to exchange approximately 25% of his Columbia LP Units (including Columbia LTIP Units), having a value of $1,268,725 in the case of Mr. Carr, and $5,500,006 in the case of OTC Jr., based on the merger consideration, for SSPF/CET common units at the effective time. Subsequent to the date of the merger agreement, Mr. Fisch agreed to exchange 25% of his Columbia LP Units (including Columbia LTIP Units), having a value of $569,316, for SSPF/CET common units. Except for these Columbia LP Units, and the Columbia LTIP Units held by Messrs. Schissel, Clifford and Novack described below under “— Columbia LTIP Units”, the remaining Columbia LP Units owned by Messrs. Carr, Fisch, OTC Jr. and other holders of Columbia LP Units and Columbia LTIP Units will be converted into the right to receive, at their election:

•	cash in an amount equal to $19.00 per Columbia LP Unit;

•	one SSPF/CET common unit per Columbia LP Unit;

•	one SSPF/CET preferred unit per Columbia LP Unit; or

•	a combination of any of the forms of consideration set forth above.

The merger will constitute a taxable transaction to our stockholders and, as a result, holders of our common stock will be required to pay tax on gains resulting from exchanging their common stock for the merger consideration. The election by holders of Columbia LP Units (which include our officers and directors and OTC Jr.) to receive SSPF/CET common units and/or SSPF/CET preferred units instead of the $19.00 in cash will allow such holders to defer the taxable gain they would otherwise recognize upon receipt of cash consideration.

SSPF/CET Preferred Units.  In general, SSPF/CET preferred units will have the following terms:

•	each SSPF/CET preferred unit will have a stated liquidation value of $19.00, plus an amount equal to any accumulated and unpaid distributions thereon;

•	each SSPF/CET preferred unit will be entitled to receive, in preference to SSPF/CET common units, cumulative distributions at the rate of 6% per annum on the liquidation value, payable quarterly; provided, however, if such distributions are not paid when due the liquidation value will be increased by the amount of such unpaid distributions;

•	the SSPF/CET preferred units will be non-voting, except that without the consent of holders of not less than two-thirds of the outstanding SSPF/CET preferred units, SSPF/CET may not issue units having rights equal or senior to the SSPF/CET preferred units;

•	the SSPF/CET preferred units will be redeemable for cash equal to the liquidation value, plus any unpaid distributions:

•	at the option of SSPF/CET, at any time after 54 months from the effectiveness of the merger;

•	at the holder’s option commencing on the second anniversary of the effectiveness of the merger and terminating 30 months following such effectiveness; provided, however, that any former Columbia LP Unit holder electing to receive SSPF/CET common or preferred units in the OP merger having a value of $5,000,000 or more shall have the right to elect to receive instead of cash an in-kind distribution of one or more properties identified by such person and acquired by SSPF/CET from third party sellers, which would further defer its receipt of taxes (it is presently anticipated that only OTC Jr. will exchange Columbia LP Units in the OP merger having a value of $5,000,000 or more).

Special Redemption Rights.  In addition to the redemption rights described under “ — SSPF/CET Preferred Units,” each holder of common or preferred units in SSPF/CET shall have the right, commencing four years from the effectiveness of the merger or within 60 days after the occurrence of a special event, to have such units redeemed for cash at fair market value, in the case of SSPF/CET common units, and liquidation value, in the case of SSPF/CET preferred units. For holders of SSPF/CET common or preferred units having a value of $5,000,000 or more, such holders may elect to receive property in lieu of cash.

There are also special redemption rights in which the holders of SSPF/CET common units may have such units redeemed for cash at fair market value after the occurrence of a special event, liquidity event or payment trigger date (see “Interests of our Directors, Executive Officers and Other Persons in the Mergers — Management’s Profits Participation”).

Columbia LTIP Units.  Columbia LTIP Units issued to each of our executive officers are subject to forfeiture if certain vesting requirements are not satisfied. In addition, Columbia LTIP Units must achieve full parity with Columbia LP Units with respect to liquidating distributions before they may be converted into Columbia LP Units. Pursuant to the terms of the merger agreement, all Columbia LTIP Units will vest and will be treated in the same manner as Columbia LP Units and will be entitled to receive the consideration described above in the OP merger. In accordance with the terms of a voting agreement between Mr. Schissel and SSPF/CET, Mr. Schissel is required to exchange 100% of his Columbia LTIP Units for SSPF/CET common units. In addition, pursuant to his voting agreement, Mr. Schissel will invest $89,000 in cash in exchange for SSPF common units. Subsequent to the date of the merger agreement, each of Messrs. Clifford and Novack agreed to exchange approximately 25% of his Columbia LTIP Units, having a value of $316,673 in the case of Mr. Clifford, and $134,577 in the case of Mr. Novack, for SSPF/CET common units at the effective time.

Each of our non-employee directors owns 4,000 Columbia LTIP Units that were fully vested on the date of grant.

Our directors and executive officers and OTC Jr. will be entitled to receive the following amounts (based on the $19.00 per share cash merger consideration) with respect to Columbia LP Units and Columbia LTIP Units owned by them:

	Value of	Value of
	Columbia LP	Columbia LTIP
Directors and Executive Officers:	Units	Units

Oliver T. Carr, III(1)	$4,409,881	$665,000
John A. Schissel(1)	—	253,327
Clinton D. Fisch(1)	1,865,572	411,673
Christian H. Clifford(1)	—	1,266,673
John M. Novack(1)	—	538,327
Bruce M. Johnson	—	76,000
Robert J. McGovern	—	76,000
Rebecca L. Owen	—	76,000
Hal A. Vasvari	—	76,000
Thomas A. Young, Jr.	—	76,000
All directors and executive officers as a group (10 persons)	$6,275,453	$3,515,000
Oliver T. Carr, Jr.(1)	$13,877,638	$—

(1)	Includes Columbia LP Units and/or Columbia LTIP Units required to be exchanged for SSPF/CET common units pursuant to voting agreements entered into by these individuals.

New Employment Arrangements for Executive Officers.  In connection with the execution of the merger agreement, the Senior Executive Officers entered into binding employment agreements with SSPF/CET which will be effective as of the effective time of the merger. In the event the merger is not consummated, the employment agreements will be terminated.

After completion of the merger, Mr. Carr will serve as President and Chief Executive Officer of SSPF/CET and Mr. Schissel will serve as Executive Vice President, Chief Financial Officer, Secretary and Treasurer of SSPF/CET and each will serve on the five-member Board of Managers of SSPF/CET, the governing body of SSPF/CET which is equivalent to our Board of Directors. The Senior Executive Officers’ employment agreements include the following terms:

•	four-year employment term from the effective time of the merger, which will automatically renew annually upon expiration of the employment term for succeeding one year terms, unless either party gives 60 days’ prior written notice of non-renewal;

•	initial annual base salary of $280,000 and $250,000 for Messrs. Carr and Schissel, respectively;

•	eligibility for an annual performance bonus in a target amount consistent with market compensation levels in the Washington, D.C. metropolitan area, which bonus amount will equal not less than 50% of annual base salary;

•	signing bonus of $1,187,500 and $1,050,000 for Messrs. Carr and Schissel, respectively, payable in two equal installments on the effective date of the employment agreement and the first anniversary of the effective date, regardless of the Senior Executive Officer’s employment status on such date;

•	equity participation in SSPF/CET as set forth in a limited liability company agreement negotiated between SSPF and the Senior Executive Officers and ownership interest in a newly formed management controlled entity, PI Holder LLC, that will hold a profits participation in a newly formed subsidiary of Merger Sub (described in “— Management’s Profits Participation” below). Messrs. Carr and Schissel will receive an equity interest in PI Holder LLC of not less than 15% nor more than 25% and not less than 12% nor more than 20%, respectively;

•	non-competition, non-solicitation and confidentiality terms similar to those contained in each Senior Executive Officer’s current employment agreement with our company, as filed with the SEC as an exhibit to Amendment No. 5 to our Registration Statement on Form S-11 filed on June 28, 2005 (Registration No. 333-122644);

•	severance benefits in the event the Senior Executive Officer’s employment is terminated without “cause” or the Senior Executive Officer resigns for “good reason,” as defined in the employment agreements, including accrued unpaid salary and benefits, severance payment of two times base salary (payable in 24 equal monthly installments), a lump sum payment consisting of a pro rata portion of the Senior Executive Officer’s maximum bonus, which is the greater of the highest aggregate annual bonus paid to the Senior Executive Officer by SSPF/CET or any predecessor of SSPF/CET for any of the three calendar years prior to the year that includes the termination date or the annual target bonus that the Senior Executive Officer was eligible to receive for the year in which the termination occurs, and continued medical and health insurance benefits for 24 months following the date of termination;

•	increased severance benefits (in lieu of regular severance benefits) in the event the Senior Executive Officer’s employment is terminated on or within 18 months after a liquidity event, including accrued unpaid base salary and benefits, a lump sum payment of 2 1/2 times the sum of the Senior Executive Officer’s base salary plus his maximum bonus (as described above), and continued medical and health insurance benefits for 30 months following the date of termination; and

•	full vesting and exercisability of all of the Senior Executive Officers’ options, equity awards or other equity rights in SSPF/CET in the event a liquidity event occurs during the employment period.

A “liquidity event” means:

•	the liquidation, dissolution or winding up of SSPF/CET;

•	the sale or other disposition of all or substantially all of SSPF/CET’s assets through a single transaction or series of related transactions pursuant to which SSPF/CET fails to reinvest within 180 days following the transaction more than 50% of the net cash proceeds from the transaction;

•	a merger, share exchange, recapitalization, reclassification, consolidation or similar transaction involving SSPF/CET; or

•	the sale or transfer of a majority of the outstanding SSPF/CET common units to one person or a group of persons.

Severance benefits (other than the accrued benefits) are contingent upon the execution of a release.

In the event that a Senior Executive Officer’s severance benefits constitute a “parachute payment” as defined by the Internal Revenue Code, SSPF/CET will pay the Senior Executive Officer an amount in cash equal to the sum of the excise taxes payable by the Senior Executive Officer by reason of receiving a parachute payment, plus the amount necessary to put the Senior Executive Officer in the same after-tax position.

Subsequent to the date of the merger agreement, SSPF/CET entered into employment agreements, effective as of the effective time of the merger, with Messrs. Fisch, Clifford and Novack. After completion of the merger, Mr. Fisch will serve as Senior Vice President of Acquisitions, Mr. Clifford will serve as Senior Vice President of Asset Management and Mr. Novack will serve as Senior Vice President and Chief Accounting Officer. Except as

noted below, the terms of the employment agreements between these executive officers are similar to those described above for Messrs. Carr and Schissel:

•	one-year employment term from the effective time of the merger, which will automatically renew annually upon expiration of the employment term for succeeding one year terms, unless either party gives 60 days’ prior written notice of non-renewal;

•	initial annual base salary of $175,000, $175,000 and $165,000 for Messrs. Fisch, Clifford and Novack, respectively;

•	eligibility for an annual performance bonus in a target amount consistent with market compensation levels in the Washington, D.C. metropolitan area, which bonus amount will equal not less than 25% of annual base salary;

•	signing bonus of $375,000, $412,500 and $412,500 for Messrs. Fisch, Clifford and Novack, respectively, payable at the same time and under the same terms as the signing bonus for Messrs. Carr and Schissel;

•	equity participation in PI Holder LLC equal to 750, 750 and 500 membership units for Messrs. Fisch, Clifford and Novack, respectively;

•	severance benefits as provided to Messrs. Carr and Schissel, except in the case of Messrs. Fisch, Clifford and Novack, the severance payment equals one times base salary and medical and health insurance benefits are continued for 12 months following the date of termination; and

•	increased severance benefits (in lieu of regular severance benefits) as provided to Messrs. Carr and Schissel, except in the case of Messrs. Fisch, Clifford and Novack, the lump sum payment is 1 1/2 times the sum of base salary plus maximum bonus and continued medical and health insurance benefits are continued for 18 months following the date of termination

Management’s Profits Participation.  Pursuant to their employment agreements, an entity controlled by our current management team will be entitled to a profits participation interest in SSPF/CET PI LLC (“New Deal LLC”), which is the entity that will hold all new investments made by us or the surviving entity after November 5, 2006. We refer to this management-controlled entity as “PI Holder LLC” in this proxy statement. Pursuant to the limited liability company agreement of New Deal LLC, which will become effective at the closing of the merger, PI Holder LLC will be entitled to distributions and allocations of profits and losses in New Deal LLC in the following manner, which distributions shall not be made until the payment trigger date (as defined below):

•	until SSPF/CET achieves a 9% internal rate of return, 0% of profits and losses in New Deal LLC will be allocated to PI Holder LLC;

•	once SSPF/CET achieves a 9% internal rate of return, 25% of profits and losses in New Deal LLC will be allocated to PI Holder LLC until SSPF/CET achieves a 12% internal rate of return; and

•	35% of profits and losses in New Deal LLC will be allocated to PI Holder LLC after SSPF/CET achieves an internal rate of return of 12% or more;

provided, however, that in the event SSPF/CET fails to achieve an 8% internal rate of return on our existing core portfolio as of the payment trigger date, PI Holder LLC will forfeit an amount necessary to result in an 8% internal rate of return for SSPF/CET, but by not more than 25% of the amount otherwise allocable to PI Holder LLC as set forth above.

The value of the profits interest will be based on the fair market value of New Deal LLC’s portfolio investments and other assets on the earlier of the valuation date or a New Deal LLC liquidity event. Initially, for purposes of calculating the internal rate of return of SSPF/CET, 75% of our annual general and administrative expense will be allocated to our existing core portfolio. The percentage of general and administrative expense allocated between SSPF/CET and New Deal LLC may be shifted every 12 months and will be allocated on a pro rata basis based on the net rentable square footage of the buildings comprising the portfolios of each of SSPF/CET and New Deal LLC. Closing costs related to the merger will be excluded when calculating the internal rate of return of SSPF/CET. As defined in the limited liability company agreement of New Deal LLC, “valuation date” means the date on which

SSPF/CET values the portfolio investments and other assets of New Deal LLC for the purpose of determining the profits interest, which date will be the earlier of (i) the date of consummation of a liquidity event or (ii) a date chosen by the PI Holder LLC that is not earlier than September 30, 2010 nor later than 48 months after the effective date of the merger. A “New Deal LLC liquidity event” means (a) the liquidation or dissolution of New Deal LLC, (b) the sale or other disposition of all or substantially all the New Deal LLC assets if New Deal LLC fails to reinvest more than 50% of the net cash proceeds from such sale within 180 days, (c) the merger, recapitalization, consolidation or similar event or (d) the sale or transfer of a majority of the interests in New Deal LLC to one person or a group of persons.

The profits interest will be paid to PI Holder LLC on the “payment trigger date,” which is defined as the earliest to occur of:

•	the fourth anniversary of the effective date of the merger;

•	a New Deal LLC liquidity event; or

•	at PI Holder LLC’s option, any of the following special events:

•	SSPF’s net asset value falls below $1.25 billion;

•	SSPF changes its investment focus from a value-added strategy to a lower risk strategy; or

•	SSPF fails to make at least $80 million of additional capital contributions towards the acquisition of properties by New Deal LLC within two years of the effective date of the merger.

PI Holder LLC will award 10,000 membership units. Pursuant to their employment agreements, each of Messrs. Carr and Schissel will receive an equity interest in PI Holder LLC that is not less than 15% nor more than 25% and not less than 12% nor more than 20%, respectively. Pursuant to employment agreements entered into subsequent to the date of the merger agreement, Messrs. Fisch, Clifford and Novack, will receive equity interests of 750, 750 and 500 membership units, respectively, in PI Holder LLC. In addition, certain current employees of our company will, and certain future employees of SSPF/CET may, receive an equity interest in PI Holder LLC at and after the effective time of the merger. We refer to these employees, together with the Senior Executive Officers, as the “SSPF/CET employees.” All equity interests in PI Holder LLC will be subject to vesting restrictions until the payment date, as follows:

•	for Messrs. Carr and Schissel;

•	75% of their equity interest in PI Holder LLC will vest on the 3rd anniversary date of the effective time of the merger; and

•	the remaining 25% of their equity interest in PI Holder LLC will vest on the 4th anniversary of the effective time of the merger; and

•	for all other SSPF/CET employees;

•	40% of their equity interest in PI Holder LLC will vest on the 2nd anniversary date of the effective time of the merger;

•	an additional 35% of their equity interest in PI Holder LLC will vest on the 3rd anniversary date of the effective time of the merger; and

•	the remaining 25% of their equity interest in PI Holder LLC will vest on the 4th anniversary date of the effective time of the merger.

The equity interest is subject to accelerated vesting in the event of the SSPF/CET employee’s death or disability, termination of employment on account of disability or by SSPF/CET without cause (as defined in the SSPF/CET employee’s employment agreement), resignation by the SSPF/CET employee for good reason (as defined in the SSPF/CET employee’s employment agreement) or the occurrence of a liquidity event or a special event. All equity interests, whether or not vested, will be forfeited in the event of the SSPF/CET employee’s termination for cause.

Indemnification and Insurance.  The merger agreement provides that we, and following the merger, the surviving entity, will indemnify and hold harmless any person who is a director or executive officer of our company or any of our subsidiaries to the same extent as currently provided in our charter and bylaws. The merger agreement further provides that the surviving entity will maintain the current policies of directors’ and officers’ liability insurance maintained by us or our subsidiaries for a period of six years following the closing of the merger. For a more complete discussion of these provisions of the merger agreement, see the section captioned “The Merger Agreement — Indemnification; Director and Officer Insurance” on page 47 of this proxy statement.

Independent Committee Compensation.  Each independent director received regular per meeting fees of $1,000 for each Board or Committee meeting attended in person and $500 for each Board or Committee meeting attended by telephone in connection with considering the merger and related transactions. Such compensation was payable based on the number of meetings and was not conditioned upon the completion of any transaction, including the merger.

THE MERGER AGREEMENT

The following is a summary of selected material provisions of the merger agreement. This summary is qualified in its entirety by reference to the complete text of the merger agreement, which is incorporated by reference in its entirety and attached to this proxy statement as Exhibit A. We urge you to read carefully the merger agreement in its entirety.

The merger agreement has been attached to this proxy statement to provide you with information regarding its terms. It is not intended to provide any other factual information about Columbia Equity Trust, Inc. or the other parties to the merger agreement. Information about our company can be found elsewhere in this proxy statement and in the other public filings we make with the SEC, which are available without charge at http://www.sec.gov. Information contained on our website is not incorporated in or made a part of this proxy statement.

The merger agreement contains representations and warranties made by and to the parties to the merger agreement as of specific dates. The statements embodied in those representations and warranties were made solely for purposes of the contract between SSPF/CET and us and may be subject to important qualifications and limitations agreed to by SSPF/CET and us in connection with negotiating its terms. In addition, certain representations and warranties are subject to contractual standards of materiality that may be different from what may be viewed as material to stockholders. The representations and warranties may have been used for the purpose of allocating risk between the parties rather than establishing matters as facts. For the foregoing reasons, you should not rely on the representations and warranties as statements of factual information.

The Merger

If the merger is approved by our stockholders and all other conditions to the merger are satisfied or waived, we will be merged with and into Merger Sub, a direct and wholly-owned subsidiary of SSPF/CET, with Merger Sub continuing as the surviving entity following the merger. Concurrently with the merger, OP Merger Sub will merge with and into Columbia OP, with Columbia OP continuing as the surviving partnership following the OP merger.

The closing date of the merger will be no later than the second business day after all the closing conditions set forth in the merger agreement are satisfied or waived by our company, Columbia OP, SSPF/CET, Merger Sub or OP Merger Sub, as applicable. The merger will become effective when the articles of merger have been accepted by the State Department of Assessments and Taxation of the State of Maryland in accordance with Maryland law and the merger certificate has been filed with the Delaware Secretary of State in accordance with Delaware law, or such later time as the parties to the merger agreement may agree and designate in the articles of merger or merger certificate. The OP merger will become effective when the merger certificate has been filed with the State Corporation Commission of Virginia, or such later time as the parties to the merger agreement may agree and designate in the merger certificate.

We and SSPF/CET are working to complete the merger as quickly as possible. Because completion of the merger is subject to certain conditions that are beyond the control of SSPF/CET and us, we cannot predict the exact timing of the closing. At this time, we expect that the merger will close during the first quarter of 2007 if, at the special meeting of our stockholders, our stockholders approve the merger.

The Surviving Entity

The limited liability company agreement of Merger Sub and limited partnership agreement of Columbia OP, each as in effect immediately prior to the effective time of the mergers, will be the limited liability company agreement of the surviving entity and limited partnership agreement of the surviving partnership following the mergers. Upon completion of the OP merger, Merger Sub will be the general partner of the surviving partnership.

Merger Consideration to be Received by Holders of Our Common Stock

Each share of our common stock (other than shares owned by us or our subsidiaries or SSPF/CET, Merger Sub or any of their subsidiaries) issued and outstanding immediately prior to the effective time will be converted into the right to receive $19.00 in cash, without interest. In the event that, after November 5, 2006 but prior to the effective time of the merger, the number or kind of common shares issued and outstanding changes due to a stock dividend, stock or unit split, reclassification, recapitalization, share or unit exchange or similar transaction, an appropriate adjustment to the merger consideration will be made. However, such transactions are prohibited by the merger agreement without the written consent of SSPF/CET.

Payment Procedures

SSPF/CET will deposit cash with a paying agent in the amount of the aggregate merger consideration payable to holders of our common stock and those holders of Columbia LP Units that elect to receive cash as consideration in the OP merger. A letter of transmittal will be sent to each of our stockholders within five business days after the closing of the merger that will include instructions on how our stockholders may exchange their shares for the cash consideration they will receive in the merger. The paying agent will pay our former stockholders, upon receiving the surrender of a stockholder’s stock certificate, if applicable, and upon delivery of a properly completed letter of transmittal, the merger consideration they are entitled to receive, net of any applicable withholding tax. No interest will be paid or accrue on any cash payable upon surrender of any stock certificate.

The paying agent will also pay those holders of Columbia LP Units that elect to receive $19.00 in cash per unit. The surviving partnership will arrange for the issuance of the OP merger equity consideration to those holders of Columbia LP Units that elect to receive the OP merger equity consideration.

Available Funds

SSPF/CET has represented to us in the merger agreement that it will have, on the closing date, cash sufficient to pay the merger consideration and the OP merger consideration and to satisfy the obligations of SSPF/CET, Merger Sub and OP Merger Sub in connection with the mergers and any other transaction contemplated by the merger agreement and any and all fees and expenses in connection with the mergers.

Our Representations and Warranties

We and Columbia OP have made certain customary representations and warranties to SSPF/CET, Merger Sub and OP Merger Sub, subject to exceptions disclosed in the merger agreement and subject to customary qualifications for materiality. These representations and warranties relate to, among other things:

•	corporate and partnership matters, including due organization and qualification and good standing;

•	capitalization;

•	authority relative to execution and delivery of the merger agreement;

•	absence of conflicts with, or violations of, organizational documents, applicable laws or other obligations or agreements as a result of the merger and governmental filings, and consents necessary to complete the merger;

•	compliance with applicable law and possession of applicable permits;

•	the timely filing and accuracy of SEC reports and financial statements;

•	the absence of certain changes and events;

•	litigation;

•	employee benefit plans;

•	labor matters;

•	accuracy of information contained in this proxy statement regarding us;

•	our properties and leases;

•	intellectual property;

•	taxes;

•	environmental matters;

•	material contracts;

•	insurance;

•	related party transactions;

•	the opinion of our financial advisor;

•	broker’s fees payable in connection with the merger; and

•	the Investment Company Act of 1940, as amended.

Representations and Warranties of the Other Parties to the Merger Agreement

SSPF/CET, Merger Sub and OP Merger Sub have made certain representations and warranties to us. These representations and warranties relate to, among other things:

•	corporate and partnership matters, including due organization and qualification and good standing;

•	authority relative to execution and delivery of the merger agreement;

•	absence of conflicts with, or violations of, organizational documents, applicable laws or other obligations or agreements as a result of the merger and governmental filings, and consents necessary to complete the merger;

•	litigation;

•	broker’s fees payable in connection with the merger;

•	available funds sufficient to pay the merger consideration and to satisfy other obligations in connection with the merger and the other transactions contemplated by the merger agreement;

•	ownership and prior activities of Merger Sub;

•	ownership of Columbia OP’s or our securities; and

•	accuracy of information contained in this proxy statement regarding SSPF/CET, Merger Sub and OP Merger Sub.

Covenants Regarding Conduct of Our Business

During the period from November 5, 2006 to the earlier of the closing date of the merger or termination of the merger agreement, we have agreed to not conduct our business other than in the ordinary course consistent with past practice and to use our commercially reasonable efforts to preserve our business organization, conduct our operations in compliance with applicable law, maintain our REIT tax status, keep available the services of our employees and maintain our relationships with tenants, joint venture partners and others having business dealings with us. We have also agreed that we and each of our subsidiaries will not, except (i) in connection with the performance of contracts entered into prior to the date of the merger agreement, (ii) as set forth in our disclosure letter in connection with the merger agreement, (iii) as consented to in writing by SSPF/CET, which consent is not to be unreasonably withheld, conditioned or delayed, or (iv) as expressly contemplated or permitted by the merger agreement:

•	incur or assume any indebtedness, except (i) in the ordinary course pursuant to our existing credit facilities, (ii) unsecured indebtedness in connection with a refinancing or modification of existing indebtedness, but only if the amount of indebtedness is not increased and the other material terms and conditions are not modified in a materially adverse manner to us, and (iii) unsecured indebtedness in connection with the payment of dividends;

•	pre-pay any long-term indebtedness except in the ordinary course, in an amount exceeding $2 million in the aggregate;

•	pay, discharge or satisfy any claims, liabilities or obligations, except in the ordinary course of business consistent with past practice and in accordance with their terms;

•	settle or compromise any claim or litigation pending or threatened (whether or not commenced prior to the date of the merger agreement), except those involving only the payment of monetary damages not exceeding $100,000 in the aggregate;

•	acquire or enter into an option or contract to acquire any entity or equity interest in any entity or any real property or interest in any real property;

•	commence any development activity on any real property owned or held by us as of November 5, 2006, which is hereafter referred to individually as “Columbia property” and collectively as “Columbia properties”;

•	sell or otherwise dispose of any Columbia property;

•	enter into or terminate any material contract, or modify or amend in any material respect a material contract, except as permitted by the merger agreement;

•	make or agree to make any capital expenditures not provided for in our budget, in excess of $75,000 per property or $1 million in the aggregate, except for (i) expenditures required pursuant to existing tenant leases or joint venture agreements, (ii) expenditures disclosed in our disclosure letter, (iii) expenditures in the ordinary course of business in order to keep Columbia properties in working order, or (iv) emergency expenditures which we reasonably deem necessary for the protection of Columbia’s properties;

•	enter into any new lease (excluding renewals) for in excess of 25,000 square feet at a Columbia property, except in connection with a right of a tenant under an existing tenant lease;

•	terminate or materially modify or amend any tenant lease that relates to in excess of 25,000 square feet, except in connection with a right of a tenant under an existing tenant lease;

•	enter into, terminate or materially modify or amend any ground lease;

•	fail to maintain or replace existing insurance policies for us and each of our subsidiaries and our properties, assets and businesses;

•	pay or declare dividends other than regular quarterly dividends in an amount equal to the greater of $0.15 per share or our estimated REIT taxable income for the quarter;

•	issue, repurchase or redeem our subsidiaries or our securities, except for those issuances or redemptions contemplated by the merger agreement or for which the right otherwise presently exists;

•	increase the compensation or benefits payable to any of our directors, employees or officers (other than cost of living increases consistent with past practice), grant any new severance rights, establish, adopt or amend any compensation plan or amend, modify, accelerate or waive any performance or vesting criteria;

•	amend or otherwise change any provision of any organizational document of our company or our subsidiaries;

•	adopt a plan of complete or partial liquidation or dissolution or adopt resolutions providing for or authorizing such liquidation or dissolution;

•	materially change any of the accounting principles or practices, subject to certain exceptions;

•	make any material tax election or settle or compromise any material liability for taxes, provided that nothing in the merger agreement precludes us from designating dividends paid by us as “capital gain dividends” as defined in the Internal Revenue Code or electing to treat any entity as a “taxable REIT subsidiary”;

•	take any action that would interfere with or delay the consummation of the mergers; or

•	take any action that is intended or reasonably likely to result in (i) any of the representations and warranties set forth in the merger agreement becoming untrue in any material respect, or (ii) any of the conditions to the mergers not being satisfied.

Other Covenants

We and the other parties to the merger agreement have agreed to various covenants regarding general matters. Some of these covenants are mutual, while others have been made either only by us or only by SSPF/CET, Merger Sub and/or OP Merger Sub.

The mutual covenants regarding general matters include, but are not limited to:

•	cooperating to prepare and file this proxy statement;

•	using commercially reasonable efforts to take all action necessary to effect the merger, and to cooperate to obtain any necessary permits, consents and approvals from third parties, and to defend against any litigation or judicial action brought in conjunction with the merger agreement; and

•	cooperating in the preparation, execution and filing of all transfer tax related documentation.

The covenants regarding general matters that we have made include, but are not limited to:

•	preparing and filing this proxy statement with the SEC and all other required filings and to use our commercially reasonable efforts to have this proxy statement cleared by the SEC;

•	holding a meeting of our stockholders to vote on the merger;

•	including the recommendation of our Board of Directors that holders of shares of our common stock approve the merger at the meeting of our stockholders and using our commercially reasonable efforts to obtain stockholder approval; and

•	providing SSPF/CET and its representatives with reasonable access to our and our subsidiaries’ properties, books, contracts, commitments, employees, accountants and all other information concerning our business, as may be reasonably requested.

The covenants regarding general matters that SSPF/CET, Merger Sub and/or OP Merger Sub have made include, but are not limited to preparing materials to accompany the partnership form of election, which will be used by SSPF/CET to offer the OP merger consideration to holders of Columbia LP Units and Columbia LTIP Units.

Interim Acquisitions of Property

Concurrently with entering into the merger agreement, we and SSPF/CET entered into an interim acquisition agreement which provides that if between the period commencing November 5, 2006 and ending on the first to occur of the closing of the merger or the termination of the merger agreement, we identify any real property (or interests therein) that we desire to acquire and SSPF/CET consents to such acquisition but we determine that we do not have sufficient internal funding capacity to fund such acquisition, then (a) an affiliate of SSPF/CET will acquire such property and (b) such affiliate will grant to us the option to acquire such property if the merger agreement is terminated. Such option must be exercised within 30 days of the termination date. The price at which we can acquire the property shall be the total actual costs incurred by SSPF/CET in acquiring the property plus an internal rate of return equal to the projected internal rate of return determined by us and agreed to by SSPF/CET.

Pre-Closing Dividend

We are authorized under the merger agreement to declare and pay regular quarterly cash dividends with respect to our common stock in an amount equal to the greater of up to $0.15 per share or that amount required for us to maintain our status as a REIT and for us not to be required to pay federal income taxes with respect to our earnings prior to the closing of the merger. We are also authorized to declare and pay a special pre-closing dividend that will represent the pro rata portion of a regular quarterly dividend for any partial quarter from the most recent dividend record date prior to the merger to the effective time of the merger.

No Solicitation

The merger agreement prevents us, our subsidiaries and our respective representatives, prior to the closing of the merger, from:

•	initiating, soliciting or encouraging any inquiries or the making of any proposal or offer that would constitute, or could reasonably be expected to lead to, any acquisition proposal;

•	engaging or participating in any discussions or negotiations regarding, or providing any non-public information or data to any person or entity relating to, any acquisition proposal; or

•	otherwise knowingly facilitating any effort or attempt to make an acquisition proposal.

For these purposes, an “acquisition proposal” means any proposal or offer in one transaction or a series of transactions (i) directly or indirectly with respect to a merger, joint venture, partnership, consolidation, dissolution, liquidation, tender offer, recapitalization, reorganization, share exchange, business combination or similar transaction involving us, Columbia OP or any of our significant subsidiaries and (ii) to acquire in any manner, directly or indirectly, 20% or more of the total voting power of any class of equity securities of our company or those of any of our subsidiaries, or 20% or more of our consolidated total assets (including, without limitation, equity securities of our subsidiaries), in each case other than the transactions contemplated by the merger agreement.

Prior to stockholder approval, in response to a bona fide, unsolicited, written acquisition proposal from a third party, we may (i) provide information in response to a request related to that acquisition proposal, but only if the person so requesting the information executes a confidentiality and standstill agreement on terms not less restrictive that those terms contained in our confidentiality agreement with JPMAM, (ii) engage or participate in any discussions or negotiations with the interested party; provided, however, we may not grant exclusive rights to negotiate with any person, or (iii) after complying with the “change in recommendation” provision described below, approve, recommend or otherwise declare advisable or propose to approve, recommend or otherwise declare advisable an acquisition proposal, if and only to the extent that:

•	prior to taking any of the actions described in clauses (i) — (iii) immediately above, our Board of Directors determines in good faith after consulting outside legal counsel that failure to take such action, in light of the acquisition proposal and the terms of the merger agreement, would reasonably be likely to be inconsistent with the directors’ duties under applicable law;

•	with respect to the actions described in clauses (i) and (ii) immediately above, our Board of Directors determines in good faith based on the information then available and after consulting its financial advisor that the acquisition proposal constitutes or could reasonably be expected to constitute a superior proposal; and

•	with respect to the actions described in clause (iii) immediately above, our Board of Directors determines in good faith, after consulting its financial advisor and legal counsel, that the acquisition proposal is a “superior proposal.”

The merger agreement provides that the Board will recommend to our stockholders approval of the merger; provided, however, that our Board of Directors may, prior to obtaining stockholder approval of the merger, withhold, withdraw, qualify or modify its recommendation for the merger or approve, recommend or otherwise declare advisable any superior proposal, if our Board of Directors determines in good faith, after consultation with outside counsel, that failure to do so would be reasonably likely to be inconsistent with the directors’ duties under applicable law. We refer to this change in this proxy statement as a “change in recommendation.”

We are required by the merger agreement to promptly, and in any event within 48 hours, notify SSPF/CET after we receive: (a) any acquisition proposal; (b) the identity of the third party making the acquisition proposal; (c) any request for information with respect to any acquisition proposal; and (d) the material terms and conditions of any acquisition proposal, inquiry or request for discussions, negotiations or information regarding any acquisition proposal and to keep SSPF/CET reasonably informed of the status and material terms of any acquisition proposal.

If, prior to obtaining the approval of the merger by our stockholders, our Board of Directors intends to approve and authorize our entry into a definitive agreement providing for the implementation of a superior proposal, which we refer to in this proxy statement as a “competing agreement,” then at least five days prior to executing the competing agreement, we will provide written notice to SSPF/CET that we intend to enter into the competing agreement and will provide SSPF/CET with the most current version of such competing agreement. In addition, during the five day period following SSPF/CET’s receipt of written notice, we must offer to negotiate with and, if accepted, cause our financial and legal advisors to negotiate in good faith with SSPF/CET to make adjustments to the terms and conditions of the merger agreement and the terms of the merger. If, following the completion of such five day period, our Board of Directors determines in good faith, after considering the results of the negotiations and the revised proposal made by SSPF/CET, that the superior proposal giving rise to the five-day notice continues to be a superior proposal, our Board of Directors may approve, recommend or otherwise declare advisable the superior proposal and may terminate the merger agreement (subject to payment of the termination payment and merger expenses described further below).

The merger agreement defines a “superior proposal” as a bona fide acquisition proposal that was not solicited by us, Columbia OP or any of our representatives (except as permitted by the merger agreement) after the date of the merger agreement, involving more than 50% of the assets (on a consolidated basis) or voting power of the equity securities of our company or Columbia OP and that our Board of Directors has determined in its good faith judgment, taking into account the transaction in its entirety (including, among other things, terms and conditions of the proposal, break-up fees, expense reimbursements, conditions to closing, legal, financial and regulatory aspects of the proposal and the person making the proposal), that if consummated, would result in a transaction more favorable to our stockholders than the merger from a financial point of view.

Employee Benefits

Each of our employees as of the effective time of the merger will continue to be employees of the surviving entity. For a period of not less than 18 months following the merger closing date, SSPF/CET has agreed that it will cause the surviving entity to provide all employees employed by us as of the effective time of the merger and who continue to be employed by the surviving entity or its successors or assigns or any of their subsidiaries with compensation and benefits (including salary, bonus, severance benefits, but excluding any equity-based awards) in amounts that are no less favorable in the aggregate as those provided under our benefit plans in effect immediately prior to the effective time of the merger. In addition, SSPF/CET has agreed to waive pre-existing condition exclusions, waiting periods and certain other requirements, to provide credit for co-payments and deductibles paid and generally to recognize prior service with us for purposes of SSPF/CET benefit plans (other than for purposes of benefit accrual under defined benefit pension plans).

Conditions to the Merger

The merger will be completed only if the conditions specified in the merger agreement are either satisfied or waived. Some of the conditions are mutual, meaning that if the condition is not satisfied, none of the parties would be obligated to close the merger. Those conditions that are not mutual are in favor of either SSPF/CET, Merger Sub and OP Merger Sub, on the one hand, or our company and Columbia OP, on the other hand, meaning that if the condition is not satisfied that party could waive the condition, to the extent legally permissible, and the other party would remain obligated to close.

The mutual conditions for completion of the merger are:

•	approval of the merger by our stockholders;

•	consummation of the OP merger; and

•	absence of any action by any governmental authority in the United States that would make the mergers illegal or otherwise restrict, prevent or prohibit consummation of the mergers.

Our obligation and that of Columbia OP to effect the merger is subject to the satisfaction or waiver of various conditions that include the following:

•	the representations and warranties of SSPF/CET, Merger Sub and OP Merger Sub being true and correct in all material respects as of the date of the merger agreement and as of the closing date of the merger (except to the extent the representation or warranty is expressly limited by its terms to another date), without giving effect to any materiality or material adverse effect qualifier;

•	each of SSPF/CET, Merger Sub and OP Merger Sub having performed in all material respects all obligations or complied with, in all material respects, all agreements and covenants required to be performed by it under the merger agreement at or prior to the closing time of the merger; and

•	SSPF/CET, Merger Sub and OP Merger Sub delivering executed certificates by its officers as to the satisfaction of these conditions.

SSPF/CET’s, Merger Sub’s and OP Merger Sub’s obligation to effect the merger is subject to the satisfaction or waiver of various conditions that include the following:

•	the representations and warranties of our company and Columbia OP being true and correct in all material respects as of the date of the merger agreement and as of the closing date of the merger (except to the extent the representation or warranty is expressly limited by its terms to another date), except where the failure to be true and correct (without giving effect to any materiality or material adverse effect qualifier) would not, in the aggregate, reasonably be expected to have a material adverse effect;

•	each of our company and Columbia OP having performed in all material respects all obligations or complied with, in all material respects, all agreements and covenants required to be performed by it under the merger agreement at or prior to the closing time of the merger;

•	delivery by us of executed officer certificates as to the satisfaction of these conditions;

•	the delivery of a tax opinion addressed to us from our legal counsel to the effect that (i) we qualified as a REIT under the Internal Revenue Code for the taxable years ended December 31, 2005 and 2006 and (ii) our organization and current and proposed method of operation will enable us to continue to meet the requirements for qualification as a REIT for our taxable year ending as of the merger effective time;

•	the continued effectiveness of the employment agreements between SSPF/CET and each of Messrs. Carr and Schissel; and

•	the absence since November 5, 2006 of a material adverse effect to our company.

Certain of the above conditions, such as the requirement for stockholder approval, cannot be waived under applicable law. We, Columbia OP, SSPF/CET, Merger Sub and OP Merger Sub reserve the right to waive other conditions to the merger. We cannot be certain when (or if) the conditions to the merger will be satisfied or waived or that the merger will be completed. We expect to complete the merger as promptly as practicable after all the conditions have been satisfied or waived.

Definition of Material Adverse Effect

Under the merger agreement, “material adverse effect,” as it applies to our company, means any event, circumstance, change or effect that individually or in the aggregate (i) is materially adverse to the business, properties, liabilities, financial condition or results of operations of our company and its subsidiaries, taken as a whole, or (ii) prevents the ability of our company to consummate the merger; provided, however, that none of the following shall be deemed to constitute or be taken into account in determining a “material adverse effect”:

•	any decrease in the market price of our common stock (but not any event, circumstance, change or effect underlying the decrease to the extent that the event, circumstance, change or effect would otherwise constitute a material adverse effect);

•	any changes in the United States or global economy or capital, financial or securities markets generally, including changes in interest or exchange rates;

•	the commencement or escalation of a war or armed hostilities;

•	the occurrence of acts of terrorism or sabotage, except to the extent disproportionately adversely affecting us as compared to other similarly situated companies which own commercial office properties in the greater Washington, D.C. metropolitan market;

•	any changes in general economic, legal, regulatory or political conditions in the geographic regions in which we and our subsidiaries operate;

•	any events, circumstances, changes or effects arising from the consummation or anticipation of the mergers or the announcement of the execution of the merger agreement;

•	any events, circumstances, changes or effects arising from the compliance with the terms of, or the taking of any action required by, the merger agreement;

•	earthquakes, hurricanes or other natural disasters, except to the extent disproportionately adversely affecting us as compared to other similarly situated companies which own commercial office properties in the greater Washington, D.C. metropolitan market;

•	changes in law or accounting principles generally accepted in the United States;

•	failure by us to complete the acquisition of any properties or assets currently under contract or letter of intent;

•	a failure by our company to report earnings or revenue results in any quarter ending on or after the date of the merger agreement consistent with our historic earnings or revenue results in any previous fiscal quarter or published guidance with respect thereto (but not any event, circumstance, change or effect underlying such failure to the extent that such event, circumstance, change and or effect would otherwise constitute a material adverse effect); or

•	any events, circumstances, changes or effects disclosed in the merger agreement or our disclosure letter.

Termination

The merger agreement may be terminated prior to the merger effective time:

•	by mutual written consent of SSPF/CET and us;

•	by either SSPF/CET or us, if:

•	our stockholders do not approve the merger;

•	any governmental authority takes any action that is final and non-appealable that permanently restrains, enjoins or otherwise prohibits the consummation of the merger or OP merger, provided that the terminating party uses reasonable best efforts to have the action vacated or made inapplicable to the merger or OP merger; or

•	the merger is not completed on or before August 5, 2007, provided that the failure to complete the merger by this date is not the result of any action or inaction under the merger agreement by the terminating party;

•	by SSPF/CET, if:

•	prior to the special meeting of our stockholders to approve the merger, our Board of Directors makes or resolves to make a change in recommendation of the merger, but only if SSPF/CET terminates the merger agreement prior to the special meeting;

•	we do not hold or call the special meeting of our stockholders;

•	we materially breach any of our obligations under the no solicitation provisions of the merger agreement;

•	our Board of Directors approves, endorses or recommends, or enters into a definitive agreement relating to, an acquisition proposal; or

•	we breach any representation or warranty or fail to perform any covenant or agreement contained in the merger agreement that prevents satisfaction of the conditions to SSPF/CET’s obligation to close the mergers, and the breach or failure is incapable of being cured by August 5, 2007 or, if capable of being cured by August 5, 2007, we have not commenced to cure the breach or failure within 5 business days of receiving written notice of the breach or failure from SSPF/CET; provided, however, that SSPF/CET is not then also in material breach of its representations, warranties, covenants or agreements.

•	by us, if:

•	SSPF/CET breaches any of its representations or warranties or fails to perform any of its covenants or agreements contained in the merger agreement that prevents satisfaction of the conditions to our obligation to close the merger, and the breach or failure is incapable of being cured by August 5, 2007 or, if capable of being cured by August 5, 2007, SSPF/CET has not commenced to cure the breach or failure within 5 business days of receiving written notice of the breach or failure from us; provided, however, that we are not then also in material breach of our representations, warranties, covenants or agreements; or

•	prior to approval of the merger by our stockholders, our Board of Directors has approved and authorized us to enter into a definitive agreement with respect to a superior proposal, but only if (i) we have not materially breached any of our obligations under the no solicitation provisions of the merger agreement, (ii) our Board of Directors has determined in good faith, after consultation with our financial advisor, that the definitive agreement constitutes a superior proposal and has determined in good faith, after consultation with our outside legal counsel, that failure to enter into the competing agreement would be reasonably likely to be inconsistent with the directors’ duties under applicable law, (iii) we have provided SSPF/CET written notice of our intention to enter the competing agreement, (iv) we have complied with the requirements for approving a superior proposal as discussed above under the caption “— No Solicitation” and (v) concurrently with such termination, we have paid SSPF/CET the termination payment and up to $750,000 of its merger expenses.

Termination Payment and Expenses

The merger agreement provides that we are obligated to pay SSPF/CET an amount equal to $4.0 million as a termination payment and up to $750,000 of SSPF/CET’s merger expenses if the merger agreement is terminated:

•	by SSPF/CET, if:

•	our Board of Directors makes a change in recommendation and SSPF/CET terminates the merger agreement prior to the special meeting of our stockholders to approve the merger;

•	we do not hold or call the special meeting of our stockholders;

•	we materially breach any of our obligations under the no solicitation provisions of the merger agreement;

•	our Board of Directors approves, endorses or recommends, or enters into a definitive agreement relating to, an acquisition proposal; or

•	(i) we breach or fail to perform the no solicitation or proxy statement covenants contained in the merger agreement, where such failure prevents satisfaction of the conditions to SSPF/CET’s obligation to close the merger, (ii) we receive an acquisition proposal (or it is publicly announced) prior to the date on which the merger agreement is terminated, and (iii) concurrently with the termination of the merger agreement or within nine months thereafter, we enter into a contract with respect to, or consummate an acquisition proposal, whether or not it is an acquisition proposal that was made prior to the termination date;

•	by either us or SSPF/CET, if (i) our stockholders do not approve the merger or the merger is not completed on or before August 5, 2007, provided that the failure to complete the merger by this date is not the result of any action or inaction under the merger agreement by the terminating party, (ii) we receive an acquisition proposal (or it is publicly announced) prior to the date on which the merger agreement is terminated and (iii) concurrently with the termination of the merger agreement or within nine months thereafter, we enter into a contract with respect to, or consummate an acquisition proposal, whether or not it is an acquisition proposal that was made prior to the termination date;

•	by us, if our Board of Directors has approved and authorized us to enter into a definitive agreement with respect to a superior proposal.

We will pay up to $750,000 of SSPF/CET’s merger expenses in the event SSPF/CET terminates the merger agreement as a result of our breaching any representation or warranty or failing to perform any covenant or agreement contained in the merger agreement and as described above. In all other circumstances, the parties are responsible for paying their own fees, costs and expenses, other than expenses related to the printing, filing and mailing of this proxy statement (and any amendments or supplements thereto) and all SEC and other regulatory filing fees, if any, incurred in connection with this proxy statement, which will be split evenly between SSPF/CET and us.

Amendment of the Merger Agreement

The parties may amend the merger agreement, but after our stockholders have approved the merger agreement, no such amendment will be made which (i) reduces the merger consideration or (ii) by law requires further approval by our stockholders without obtaining such approval.

Indemnification; Director and Officer Insurance

SSPF/CET, the surviving entity and the surviving partnership will provide exculpation and indemnification to the fullest extent authorized or permitted by applicable law for each person who as of the date of the merger agreement or during the period from the date of the merger agreement through the closing date of the merger, served as an executive officer or director of our company or any of our subsidiaries (referred to in this proxy statement as the “indemnified parties”). The indemnification and advancement obligations of SSPF/CET, the surviving entity and the surviving partnership pursuant to the merger agreement will extend to acts or omissions occurring at or before the closing time and any claim relating thereto. In addition, SSPF/CET, the surviving entity and the surviving partnership also agreed to promptly pay on behalf of, or advance to, each of the indemnified parties, to the fullest extent authorized or permitted by applicable law, any expenses incurred in defending, serving as a witness with respect to or otherwise participating in any claim in advance of the final disposition of such claim.

The merger agreement provides that all rights to indemnification existing in favor of, and all limitation of personal liability of, the present and former directors, officers, employees, fiduciaries or agents of our company and our subsidiaries provided for in our and our subsidiaries’ organizational and corporate governance documents in effect on November 5, 2006 will continue in full force and effect for a period of six (6) years from the closing date of the merger. The merger agreement also requires that SSPF/CET maintain in effect, for a period of at least six years after the effective time of the merger, our current directors’ and officers’ liability policies; provided, however, that the surviving entity may instead substitute policies of at least the same amounts and containing other terms and conditions which are, in the aggregate, not materially less advantageous to the insured persons. This requirement is subject to a maximum cost per year of coverage of 300% of the annual premiums we paid for such insurance prior to the date we signed the merger agreement. If the cost per year of insurance coverage exceeds such maximum amount, the surviving entity must obtain as much comparable insurance as possible for an annual premium equal to 300% of the annual premiums we paid prior to the date we signed the merger agreement.

The obligations described above regarding directors’ and officers’ indemnification and directors’ and officers’ insurance must be assumed by any successor entity to the surviving entity.

Specific Performance; Guarantee

Prior to the termination of the merger agreement, in the event any provision of the merger agreement is not performed by the parties in accordance with its terms, both SSPF and we are entitled to seek an injunction or injunctions to prevent a breach of the merger agreement and maintain the right to seek specific performance of the obligations of each of the parties under the merger agreement. In connection with the execution of the merger agreement, SSPF executed a guarantee in our favor whereby SSPF has guaranteed all of the obligations of SSPF/CET, Merger Sub and OP Merger Sub.

MATERIAL UNITED STATES FEDERAL INCOME TAX CONSEQUENCES

The following is a summary of the material United States federal income tax consequences of the merger to holders of our common stock whose shares are surrendered in the merger in exchange for the right to receive the merger consideration. This summary is based on current law and is for general information only. This summary is based on the Internal Revenue Code of 1986, as amended (the “Code”), applicable Treasury Regulations, and administrative and judicial interpretations thereof, each as in effect as of the date hereof, all of which are subject to change, possibly with retroactive effect. We have not requested, and do not plan to request, any rulings from the Internal Revenue Service (the “IRS”) concerning the tax treatment of the merger, and the statements in this proxy statement are not binding on the IRS or any court. We can provide no assurance that the tax consequences contained in this discussion will not be challenged by the IRS, or if challenged, will be sustained by a court.

This summary assumes that our common stock is held as a capital asset within the meaning of Section 1221 of the Code and does not address all aspects of taxation that may be relevant to particular holders in light of their personal investment or tax circumstances or to persons that are subject to special tax rules. In addition, this summary does not address the tax treatment of special classes of holders of our common stock, including, for example:

•	banks and other financial institutions;

•	insurance companies;

•	tax-exempt entities;

•	real estate investment trusts;

•	mutual funds;

•	subchapter S corporations;

•	dealers in securities or currencies;

•	traders in securities that elect to use a mark-to-market method of accounting for their securities holdings;

•	persons whose functional currency is not the United States dollar;

•	persons holding shares of our common stock as part of a hedging or conversion transaction or as part of a “straddle” or a constructive sale;

•	U.S. expatriates;

•	persons subject to the alternative minimum tax;

•	holders who acquired our common stock through the exercise of employee stock options or warrants or otherwise as compensation;

•	holders that are properly classified as a partnership or otherwise as a pass-through entity under the Code; and

•	non-U.S. holders, as defined below, except to the extent discussed below.

This summary also does not discuss any state, local, foreign or other tax considerations.

If any entity that is treated as a partnership for United States federal tax purposes holds shares of our common stock, the tax treatment of its partners or members generally will depend upon the status of the partner or member and the activities of the entity. If you are a partner of a partnership or a member of a limited liability company or other entity classified as a partnership for United States federal tax purposes and that entity holds shares of our common stock, you should consult your tax advisor.

For purposes of this section, a “U.S. holder” means a beneficial owner of shares of our common stock that is for United States federal income tax purposes one of the following:

•	a citizen or resident of the United States;

•	a corporation or other entity treated as a corporation for United States federal income tax purposes created or organized in or under the laws of the United States, any state thereof, or the District of Columbia;

•	a trust (A) the administration of which is subject to the primary supervision of a United States court, if one or more United States persons have the authority to control all substantial decisions of the trust, or (B) that was in existence on August 20, 1996, was treated as a United States person on the previous day, and elected to continue to be so treated; or

•	an estate the income of which is subject to United States federal income taxation regardless of its source.

As used in this section, a “non-U.S. holder” means a beneficial owner of shares of our common stock that is an individual, corporation, estate or trust that is not a U.S. holder as described in the bullets above.

Consequences of the Merger to Us

For United States federal income tax purposes, we will treat the merger as if we had sold all of our assets to SSPF/CET in exchange for the merger consideration and then made a liquidating distribution of the merger consideration to our stockholders in exchange for shares of our stock.

Consequences of the Merger to U.S. Holders of Our Common Stock

The receipt of cash by U.S. holders in exchange for shares of our common stock pursuant to the merger will be a taxable transaction for United States federal income tax purposes. In general, a U.S. holder of our common stock will recognize gain or loss for United States federal income tax purposes equal to the difference between:

•	the amount of cash received in exchange for its common stock; and

•	the U.S. holder’s adjusted tax basis in its common stock.

Gain or loss will be calculated separately for each block of shares, with a block consisting of shares acquired at the same cost in a single transaction. Assuming that the shares constitute capital assets in the hands of the U.S. holder, gain or loss will be capital gain or loss and will be long-term capital gain or loss if at the time of the merger the shares have been held for more than one year. A U.S. holder taxed at individual rates will be subject to tax on net long-term capital gain at a maximum federal income tax rate of 15%. Capital gains of corporate U.S. holders generally are taxable at the regular tax rates applicable to corporations. The deductibility of a capital loss recognized in the exchange is subject to limitations under the Code. A U.S. holder who has held our common stock for six months or less at the time of the merger and who recognizes a loss on the exchange of our common stock in the merger will be treated as recognizing a long-term capital loss to the extent of any capital gain dividends received from us, plus such holder’s share of any designated retained capital gains, with respect to such shares of common stock.

The IRS has the authority to prescribe, but has not yet prescribed, regulations that would apply a tax rate of 25% to a portion of capital gain realized by a noncorporate shareholder on the sale of REIT shares that would correspond to the REIT’s “unrecaptured Section 1250 gain.” The maximum tax rate on long-term capital gain from the sale or exchange of “section 1250 property,” or depreciable real property, is 25% computed on the lesser of the total amount of the gain or the accumulated Section 1250 depreciation.

Consequences of the Merger to Non-U.S. Holders of Our Common Stock

Generally, a non-U.S. holder’s gain or loss from the merger will be determined in the same manner as that of a U.S. holder. The United States federal income tax consequences of the merger to a non-U.S. holder will depend on various factors, including whether the receipt of the merger consideration is taxed under the provisions of the Foreign Investment in Real Property Tax Act of 1980, or FIRPTA, governing sales of REIT shares or whether the receipt of the merger consideration is taxed under the provisions of FIRPTA governing distributions from REITs. Current law is unclear as to which provisions should apply, and both sets of provisions are discussed below.

Distribution of Gain from the Disposition of U.S. Real Property Interests.  It is likely that that the merger consideration received by a non-U.S. holder will be subject to tax under Section 897(h)(1) of the Code as a distribution from us that is attributable to gain from the deemed sale of our U.S. real estate assets in the merger and not as a sale of shares of our common stock. If that characterization were respected, then such distribution would be taxed under FIRPTA, unless a special exception applies (the “5% Exception,” discussed below). If the distribution were taxed under FIRPTA, the gain recognized by a non-U.S. holder generally would be subject to United States federal income tax (in the same manner as a U.S. holder) to the extent attributable to gain from the sale of our real estate assets. The 5% Exception would apply to a non-U.S. holder of our shares if the non-U.S. holder does not own more than 5% of our common stock at any time during the one-year period ending on the date of the merger. If the 5% Exception were to apply to a non-U.S. Holder, the FIRPTA tax would not apply, but we would be required to withhold 10% of the value of the merger consideration paid to the non-U.S. holder, as described below.

Taxable Sale of Shares.  It is possible that the receipt of the merger consideration will be treated as a sale of shares of our common stock for purposes of FIRPTA. Subject to the discussion of U.S. real property interests below, if the merger is treated as a taxable sale of shares of our common stock, a non-U.S. holder should not be subject to United States federal income tax on any gain or loss from the merger unless: (i) the gain is effectively connected with the non-U.S. holder’s conduct of a trade or business in the United States and, if an applicable income tax treaty applies, the gain is attributable to a permanent establishment or fixed base maintained by the non-U.S. holder in the United States; (ii) the non-U.S. holder is an individual present in the United States for 183 days or more in the taxable year of the merger and certain other requirements are met; or (iii) such shares of common stock constitute a “Untied States real property interest” under FIRPTA.

A non-U.S. holder whose gain is effectively connected with the conduct of a trade or business in the United States generally will be subject to United States federal income tax on such gain on a net basis in the same manner as a U.S. holder. In addition, a non-U.S. holder that is a corporation may be subject to the 30% branch profits tax on such effectively connected gain.

A non-U.S. holder who is an individual present in the United States for 183 days or more in the taxable year of the merger and who meets certain other requirements will be subject to a flat 30% tax on the gain derived from the merger, which may be offset by United States source capital losses.

If a non-U.S. holder’s shares of our common stock constitute a “United States real property interest” under FIRPTA, such holder will be subject to United States federal income tax on the gain recognized in the merger on a net basis in the same manner as a U.S. holder. A non-U.S. holder’s shares of our common stock generally will not constitute a U.S. real property interest if (i) we are a “domestically controlled qualified investment entity” at the time of the merger, or (ii) the non-U.S. holder owns (actually or constructively under the attribution rules provided in Section 897(c)(6)(C) of the Code) 5% or less of the total fair market value of our common stock at all times during the five-year period ending with the effective date of the merger. A “qualified investment entity” includes a REIT. Assuming we qualify as a REIT, we will be a “domestically controlled qualified investment entity” at the time of the merger if non-U.S. holders held directly or indirectly less than 50% in value of our stock at all times during the preceding five years. No assurances can be given that the actual ownership of our stock has been or will be sufficient for us to qualify as a “domestically controlled qualified investment entity” at the time of the merger.

U.S. Withholding Tax Under FIRPTA.  As described above, it is unclear whether the receipt of the merger consideration will be treated as a distribution from us that is attributable to gain from the deemed sale of our U.S. real estate assets in the merger or as a sale of shares of our common stock. Accordingly, we intend to withhold U.S. federal income tax at a rate of 35% from the portion of the merger consideration that is, or is treated as, attributable to gain from the sale of U.S. real property interests and paid to a non-U.S. holder unless such holder qualifies for the 5% Exception, in which case we intend to withhold 10% of merger consideration paid to the non-U.S. holder. Non- U.S. Holders should note that the sale of our common stock prior to the time of the merger may not be subject to withholding under FIRPTA, provided our common stock continues to be regularly traded on an established securities market in the United States. Accordingly, non-U.S. Holders are urged to consult their tax advisors regarding the FIRPTA withholding tax consequences of selling their common stock prior to the time of the merger as compared with the FIRPTA withholding tax consequences of exchanging their shares in the merger for the merger consideration.

A non-U.S. holder may be entitled to a refund or credit against the holder’s United States tax liability, if any, with respect to any amount withheld pursuant to FIRPTA, provided that the required information is furnished to the IRS on a timely basis. Non-U.S. holders should consult their tax advisors regarding withholding tax considerations.

Information Reporting and Backup Withholding

Backup withholding, presently at a rate of 28%, and information reporting may apply to the merger consideration received pursuant to the exchange of our common stock in the merger. Backup withholding will not apply, however, to a holder who

•	in the case of a U.S. holder, furnishes a correct taxpayer identification number and certifies that it is not subject to backup withholding on IRS Form W-9;

•	in the case of a non-U.S. holder, furnishes an applicable IRS Form W-8; or

•	is otherwise exempt from backup withholding and complies with other applicable rules and certification requirements.

Backup withholding is not an additional tax. It may be credited against the holder’s United States federal income tax liability and may entitle the holder to a refund if required information is timely furnished to the IRS.

THE FOREGOING DOES NOT PURPORT TO BE A COMPLETE ANALYSIS OF THE POTENTIAL TAX CONSIDERATIONS RELATING TO THE MERGER. THEREFORE, HOLDERS OF OUR COMMON STOCK ARE STRONGLY URGED TO CONSULT THEIR TAX ADVISORS AS TO THE SPECIFIC TAX CONSEQUENCES TO THEM OF THE MERGER, INCLUDING THE APPLICABILITY AND EFFECT OF UNITED STATES FEDERAL, STATE, LOCAL, FOREIGN AND OTHER TAX LAWS IN THEIR PARTICULAR CIRCUMSTANCES.

PRINCIPAL AND MANAGEMENT STOCKHOLDERS

As of January 16, 2007, there were 13,863,334 shares of our common stock outstanding.

The following table sets forth information, as of December 14, 2006, regarding our common stock owned of record or known by us to be owned beneficially by:

•	each person beneficially owning 5% or more of the outstanding shares of common stock of our company;

•	each director of our company;

•	our Chief Executive Officer and each of the four other most highly paid executive officers of our company; and

•	the directors and executive officers of our company as a group.

The number of shares of common stock “beneficially owned” by each stockholder is determined under rules issued by the SEC regarding the beneficial ownership of securities. Under the SEC rules, beneficial ownership of our common stock includes any shares as to which the person or entity has sole or shared voting power or investment power.

Unless otherwise indicated in the footnotes, all such interests are owned directly, and the indicated person or entity has sole voting and investment power. The address for each of our directors and executive officers listed below is: c/o Columbia Equity Trust, Inc., 1750 H Street, N.W., Suite 500, Washington, DC 20006.

	Shares Beneficially Owned
	Amount and Nature of		Percent
Name and Address of Beneficial Owner	Beneficial Ownership(1)		of Class

5% Holders:
Arnhold and S. Bleichroeder Advisers, LLC	1,300,000	(2)	9.38%
1345 Avenue of the Americas New York, NY 10105
Ramius Capital Group, L.L.C.	1,260,200	(3)	9.09%
666 Third Avenue, 26th Floor New York, NY 10017
Third Avenue Management LLC	1,108,700	(4)	8.00%
622 Third Avenue, 32nd Floor New York, NY 10017
Davis Selected Advisers, L.P.	1,107,625	(5)	7.99%
2949 East Elvira Road, Suite 101 Tucson, AZ 85706
T. Rowe Price Associates, Inc.	1,319,700	(6)	9.52%
100 E. Pratt Street Baltimore, MD 21202
Oliver T. Carr, Jr.	1,656,468	(7)	11.35%
1750 H Street, N.W. Washington, DC 20006
GAMCO Investors, Inc.	879,408	(8)	6.34%
One Corporate Center Rye, NY 10580
Directors and Executive Officers:
Oliver T. Carr, III	270,349	(9)	1.91%
(Chairman, President and Chief Executive Officer)
John A. Schissel	76,667	(10)	*
(Executive Vice President, Chief Financial Officer, Secretary, Treasurer and Director)
Clinton D. Fisch	122,555	(11)	*
(Senior Vice President and Director of Acquisitions)
Christian H. Clifford	66,667	(12)	*
(Senior Vice President and Director of Asset Management)
John M. Novack	28,333	(13)	*
(Senior Vice President and Chief Accounting Officer)
Bruce M. Johnson	4,000	(14)	*
(Director)
Robert J. McGovern	4,000	(14)	*
(Director)
Rebecca L. Owen	4,000	(14)	*
(Director)
Hal A. Vasvari	4,000	(14)	*
(Director)
Thomas A. Young, Jr.	5,000	(14)	*
(Director)
All directors and executive officers as a group (10 persons)	585,571	(1)(9)(10)(11)(12)(13)(14)	4.07%

*	Less than one percent.

(1)	Assumes all Columbia LP Units and Columbia LTIP Units held by such person are redeemed for shares of common stock. Percent ownership assumes all outstanding Columbia LP Units and Columbia LTIP Units owned by each named person are redeemed for shares of common stock, but assumes that none of the outstanding Columbia LP Units or Columbia LTIP Units owned by other persons are redeemed.

(2)	Based on information contained in a Schedule 13D filing dated January 9, 2007, Arnhold and S. Bleichroeder, LLC reported beneficial ownership of 1,300,000 shares, of which it had sole voting power over 1,300,000 shares, shared voting power over 0 shares, sole dispositive power over 1,300,000 shares and shared dispositive power over 0 shares.

(3)	Based on information contained in a Schedule 13D filing dated January 10, 2007, Ramius Capital Group, L.L.C. reported beneficial ownership of 1,260,200 shares, of which it had sole voting power over 1,260,200 shares, shared voting power over 0 shares, sole dispositive power over 1,260,200 shares, and shared dispositive power over 0 shares.

(4)	Based on information contained in a Schedule 13G/A filing dated February 14, 2006, Third Avenue Management LLC reported beneficial ownership of 1,108,700 shares, of which it had sole voting power over 1,107,100 shares, shared voting power over 0 shares, sole dispositive power over 1,108,700 shares and shared dispositive power over 0 shares.

(5)	Based on information contained in a Schedule 13G/A filing dated February 14, 2006, Davis Selected Advisers, L.P. reported beneficial ownership of 1,107,625 shares, of which it had sole voting power over 1,107,625 shares, shared voting power over 0 shares, sole dispositive power over 1,107,625 shares and shared dispositive power over 0 shares.

(6)	Based on information contained in a Schedule 13G filing dated February 14, 2006, T. Rowe Price Associates, Inc. reported beneficial ownership of 1,319,700 shares, of which it had sole voting power over 348,400 shares, shared voting power over 0 shares, sole dispositive power over 1,319,700 shares and shared dispositive power over 0 shares.

(7)	Includes 232,099 shares issuable upon redemption of Columbia LP Units held by Carr Capital, a corporation owned 41.4% by OTC Jr., which number of shares represents OTC Jr.’s pro rata ownership interest in Carr Capital. Also includes 223,904 and 255,932 shares issuable upon redemption of Columbia LP Units held by Carr Holdings, LLC and The Oliver Carr Company, respectively, both of which are controlled by OTC Jr., and includes 18,468 shares issuable upon redemption of Columbia LP Units held in OTC Jr.’s name. As of January 16, 2007, OTC Jr. had sole voting power over 1,649,593 shares, shared voting power over 0 shares, sole dispositive power over 1,649,593 shares and shared dispositive power over 0 shares.

(8)	Based on information contained in a Schedule 13D filing dated November 30, 2006 by members of a group, Gabelli Funds, LLC reported beneficial ownership of 490,000 shares, of which it had sole voting power over 490,000 shares, shared voting power over 0 shares, sole dispositive power over 490,000 shares and shared dispositive power over 0 shares. GAMCO Asset Management Inc. reported beneficial ownership of 65,500 shares, of which it had sole voting power over 65,500 shares, shared voting power over 0 shares, sole dispositive power over 65,500 shares and shared dispositive power over 0 shares. MJG Associates, Inc. reported beneficial ownership of 100,000 shares, of which it had sole voting power over 100,000 shares, shared voting power over 0 shares, sole dispositive power over 100,000 shares and shared dispositive power over 0 shares. Gabelli Securities, Inc. reported beneficial ownership of 223,900 shares, of which it had sole voting power over 223,900 shares, shared voting power over 0 shares, sole dispositive power over 223,900 shares and shared dispositive power over 0 shares.

(9)	Includes 35,000 shares issuable upon redemption of Columbia LTIP Units granted to Mr. Carr upon completion of our initial public offering in July 2005. These Columbia LTIP Units vest ratably over five years beginning one year from the date of grant. Includes 232,099 shares issuable upon redemption of Columbia LP Units held by Carr Capital, a corporation owned 41.4% by Mr. Carr, which number of shares represents Mr. Carr’s pro rata ownership interest in Carr Capital. Mr. Carr disclaims beneficial ownership of the Columbia LP Units held by Carr Capital, except to the extent of his beneficial ownership interest in Carr Capital.

(10)	Includes 13,333 shares issuable upon redemption of Columbia LTIP Units granted to Mr. Schissel upon completion of our initial public offering in July 2005. These Columbia LTIP Units vest ratably over five years beginning one year from the date of grant.

(11)	Includes 21,667 shares issuable upon redemption of Columbia LTIP Units granted to Mr. Fisch upon completion of our initial public offering in July 2005. These Columbia LTIP Units vest ratably over five years beginning one year from the date of grant. Includes 95,983 shares issuable upon redemption of Columbia LP Units held by Carr Capital, a corporation owned 17.2% by Mr. Fisch, which represents Mr. Fisch’s pro rata ownership interest in Carr Capital. Also includes 2,205 shares issuable upon redemption of Columbia LP Units held by Mr. Fisch and his wife, Tracey E. Fisch, as tenants in common, which were issued pursuant to the contribution of Mr. and Mrs. Fisch’s ownership interest in the Sherwood Plaza property in connection with our initial public offering in July 2005. Mr. Fisch disclaims beneficial ownership of the Columbia LP Units held by Carr Capital, except to the extent of his beneficial ownership interest in Carr Capital.

(12)	Includes 66,667 shares issuable upon redemption of Columbia LTIP Units granted to Mr. Clifford upon completion of our initial public offering in July 2005. These Columbia LTIP Units vest ratably over five years beginning one year from the date of grant.

(13)	Includes 28,333 shares issuable upon redemption of Columbia LTIP Units granted to Mr. Novack upon completion of our initial public offering in July 2005. These Columbia LTIP Units vest ratably over five years beginning one year from the date of grant.

(14)	Includes 4,000 shares issuable upon redemption of Columbia LTIP Units granted to each of our non-employee directors upon completion of our initial public offering in July 2005. The Columbia LTIP Units granted to each of our non-employee directors vested in full on the date of grant.

OTHER MATTERS FOR ACTION AT THE SPECIAL MEETING

Pursuant to our bylaws, no other business is permitted to be transacted at the special meeting of stockholders. On any motion to adjourn the special meeting, the named proxies will vote on such motion in their best discretion, provided that only those shares of common stock represented by proxies entitled to vote FOR the proposal to approve the merger may be voted by the named proxies FOR such adjournment. Nevertheless, the enclosed proxy confers discretionary authority to vote with respect to matters described in Rule 14a-4(c) under the Securities Exchange Act of 1934, as amended, including matters that our Board of Directors does not know, a reasonable time before proxy solicitation, are to be presented at the special meeting. If any of these matters are duly presented at the meeting, then the proxy agents named in the enclosed proxy card will vote in accordance with their judgment.

STOCKHOLDER PROPOSALS

If we complete the merger, we will not hold annual meetings thereafter. If we do not complete the merger when currently anticipated, we intend to hold our next annual meeting in May 2007 or shortly thereafter. If the merger is not completed for any reason, under SEC rules, stockholders intending to submit proposals for presentation at our 2007 Annual Meeting of Stockholders must have submitted their proposals in writing, and we must have received these proposals at our executive offices on or before December 11, 2006 for inclusion in our proxy statement and the form of proxy relating to our 2007 Annual Meeting.

Although stockholder proposals received by us after December 11, 2006 will not be included in our proxy statement or proxy card for the 2007 Annual Meeting of Stockholders, stockholder proposals may be included in the agenda for the 2007 Annual Meeting of Stockholders if properly submitted in accordance with our bylaws. Our bylaws provide that in order for a stockholder to nominate a candidate for election as a director at an annual meeting of stockholders or propose business for consideration at such meeting, notice must be given in writing to our Secretary not later than the close of business on the 90th day prior to the first anniversary of the date of mailing of the notice for the preceding year’s annual meeting nor earlier than the close of business on the 120th day prior to the first anniversary of the date of mailing of the notice for the preceding year’s annual meeting. As a result, any notice given by or on behalf of a stockholder pursuant to the provisions of the bylaws must be delivered in writing via personal delivery or United States certified mail, postage prepaid to our Secretary c/o Columbia Equity Trust, Inc., 1750 H Street, Suite 500, Washington, D.C. 20006, Attn: Secretary, not earlier than December 11, 2006, and not later than January 10, 2007.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

We file annual and quarterly reports, proxy statements and other information with the SEC under the Securities Exchange Act of 1934, as amended. You may read and obtain copies of this information in person or by mail from the Public Reference Section of the SEC, 100 F Street N.E., Room 1580, Washington, DC 20549, at prescribed rates. You may obtain information on the operation of the public reference room by calling the SEC at (800) SEC-0330.

The SEC also maintains an internet website that contains annual, quarterly and current reports, proxy statements and other information about issuers like our company, which file electronically with the SEC. The address of that site is http://www.sec.gov. You may also retrieve this information from our website at www.columbiareit.com. Information contained on our website is not incorporated in or made a part of this proxy statement.

This proxy statement does not constitute the solicitation of a proxy in any jurisdiction to or from any person to whom or from whom it is unlawful to make such proxy solicitation in such jurisdiction. You should rely only on the information in this document. We have not authorized anyone to provide you with information that is different from what is contained in this proxy statement. The information contained in this document speaks only as of the date of this document, unless the information specifically indicates that another date applies.

EXHIBIT A

AGREEMENT AND PLAN OF MERGER
DATED AS OF NOVEMBER 5, 2006
AMONG
SSPF/CET OPERATING COMPANY LLC,
SSPF/CET OP HOLDING COMPANY LLC,
SSPF/CET OP HOLDING COMPANY SUBSIDIARY L.P.,
COLUMBIA EQUITY, L.P.
AND
COLUMBIA EQUITY TRUST, INC.

A-i

A-ii

AGREEMENT AND PLAN OF MERGER, dated as of November 5, 2006 (this “Agreement”), among SSPF/CET Operating Company LLC, a Delaware limited liability company (“Acquiror”), SSPF/CET OP Holding Company LLC, a Delaware limited liability company and a wholly owned subsidiary of Acquiror (“Merger Subsidiary”), SSPF/CET OP Holding Company Subsidiary L.P., a Virginia limited partnership (“Partnership Merger Subsidiary”), Columbia Equity, L.P., a Virginia limited partnership (the “Partnership”), and Columbia Equity Trust, Inc., a Maryland corporation (the “Company”).

RECITALS

WHEREAS, the parties wish to effect a business combination through a merger of the Company with and into Merger Subsidiary (the “Company Merger”) on the terms and subject to the conditions set forth in this Agreement with Merger Subsidiary continuing as the Surviving Company and a wholly owned subsidiary of Acquiror;

WHEREAS, the parties also wish to effect a merger of Partnership Merger Subsidiary with and into the Partnership (the “Partnership Merger” and together with the Company Merger, the “Mergers”), on the terms and subject to the conditions set forth in this Agreement with the Partnership continuing as the Surviving Partnership and an indirect subsidiary of Acquiror;

WHEREAS, each of the Board of Directors of the Company and the Company Special Committee (as defined below) unanimously has approved this Agreement and the Company Merger and declared that the Company Merger is advisable and in the best interests of the Company and its stockholders, on the terms and subject to the conditions set forth herein;

WHEREAS, the Company, as the sole general partner of the Partnership, has approved this Agreement and the Partnership Merger and deemed it advisable for the Partnership to enter into this Agreement;

WHEREAS, Acquiror, as the sole member of Merger Subsidiary, has approved this Agreement and the Company Merger and declared that this Agreement and the Company Merger are advisable on the terms and subject to the conditions set forth herein; and

WHEREAS, Merger Subsidiary, as general partner of the Partnership Merger Subsidiary, has approved this Agreement and the Partnership Merger and deemed it advisable for the Partnership Merger Subsidiary to enter into this Agreement;

WHEREAS, simultaneously with the execution and delivery of this Agreement, Acquiror and certain limited partners of the Partnership (the “Principal Company Limited Partners”) have entered into voting agreements in the form of Exhibit A attached hereto (the “Voting Agreements”) pursuant to which Acquiror and the Principal Company Limited Partners have agreed to take specified actions in furtherance of the Partnership Merger;

WHEREAS, to induce Acquiror, Company Merger Subsidiary and Partnership Merger Subsidiary to enter into this Agreement, concurrently herewith, certain officers of the Company are entering into Employment Agreements with Acquiror dated as of the date hereof and effective as of the Company Merger Effective Time (as defined below) (each, an “Employment Agreement”); and

WHEREAS, the parties hereto desire to make certain representations, warranties, covenants and agreements in connection with the Mergers, and also to prescribe various conditions to such transactions.

NOW, THEREFORE, in consideration of the premises and of the mutual covenants, representations, warranties and agreements contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, the parties agree as follows:

ARTICLE 1.

CERTAIN DEFINITIONS

1.01  Certain Definitions.   The following terms are used in this Agreement with the meanings set forth below:

“Acquiror” has the meaning set forth in the preamble to this Agreement.

“Acquiror Benefit Plans” has the meaning set forth in Section 6.08.

“Acquisition Proposal” has the meaning set forth in Section 6.04(b).

“Action” means any claim, action, suit, proceeding, arbitration, mediation or other investigation as to which written notice has been provided to the applicable party, or as to which such party has actual knowledge.

“Affiliate” means, with respect to any Person, any other Person which directly or indirectly controls, is controlled by or is under common control with such Person. For purposes of the immediately preceding sentence, the term “control” (including, with correlative meanings, the terms “controlling,” “controlled by” and “under common control with”), as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through ownership of voting securities, by contract or otherwise. Notwithstanding the foregoing, JPMorgan Chase Bank N.A. and any of its subsidiaries or any entity controlled, managed and/or advised by JPMorgan Chase Bank, N.A. or any of its subsidiaries are not Affiliates of Acquiror for purposes of this Agreement.

“Agreement” means this Agreement, as amended or modified from time to time in accordance with Section 10.04.

“Alternative Acquisition Agreement” has the meaning set forth in Section 6.04(c).

“Applicable Permits” has the meaning set forth in Section 5.02(e).

“Articles of Merger” has the meaning set forth in Section 2.02(b).

“Benefit Plans” has the meaning set forth in Section 5.02(i).

“Blue Sky Laws” has the meaning set forth in Section 5.02(d).

“Business Day” means Monday through Friday of each week, except a legal holiday recognized as such by the U.S. Government or any day on which banking institutions in the State of New York are authorized or obligated to close.

“Buy-Out Payment” has the meaning set forth in Section 9.03(b).

“CERCLA” has the meaning set forth in Section 5.02(o).

“Certificate” means any certificate which immediately prior to the Company Merger Effective Time represented shares of Company Common Stock.

“Change in Recommendation” has the meaning set forth in Section 6.04(c).

“Claim” has the meaning set forth in Section 6.07(a).

“Closing” and “Closing Date” have the meanings set forth in Section 2.02(a).

“Code” means the Internal Revenue Code of 1986, as amended.

“Company” has the meaning set forth in the preamble to this Agreement.

“Company Board” means the Board of Directors of the Company.

“Company Bylaws” means the Amended and Restated Bylaws of the Company as in effect on the date hereof.

“Company Charter” means the Articles of Amendment and Restatement of the Company as in effect on the date hereof.

“Company Common Stock” means the common stock, $0.001 par value per share, of the Company.

“Company Indemnified Parties” has the meaning set forth in Section 6.07(a).

“Company Lease” means any tenant lease at a Company Property.

“Company Material Adverse Effect” means any event, circumstance, change or effect that individually or in the aggregate (i) is materially adverse to the business, properties, liabilities, financial condition or results of operations of the Company and its Subsidiaries, taken as a whole, or (ii) prevents the ability of the Company to consummate the Company Merger; provided, however, that none of the following shall be deemed to constitute or shall be taken into account in determining whether there has been a “Company Material Adverse Effect”: (A) any event, circumstance, change or effect arising out of or attributable to (a) any decrease in the market price of Company Common Stock (but not any event, circumstance, change or effect underlying such decrease to the extent that such event, circumstance, change or effect would otherwise constitute a Company Material Adverse Effect), (b) any changes in the United States or global economy or capital, financial or securities markets generally, including changes in interest or exchange rates, (c) the commencement or escalation of a war or armed hostilities, (d) the occurrence of acts of terrorism or sabotage (except to the extent disproportionately adversely affecting the Company as compared to other similarly situated companies (by size or otherwise) which own commercial office properties in the greater Washington, D.C. metropolitan market), (e) any changes in general economic, legal, regulatory or political conditions in the geographic regions in which the Company and its Subsidiaries operate, (f) any events, circumstances, changes or effects arising from the consummation or anticipation of the Mergers or the announcement of the execution of this Agreement, (g) any events, circumstances, changes or effects arising from the compliance with the terms of, or the taking of any action required by, this Agreement, (h) earthquakes, hurricanes or other natural disasters (except to the extent disproportionately adversely affecting the Company as compared to other similarly situated companies (by size or otherwise) which own commercial office properties in the greater Washington, D.C. metropolitan market), (i) changes in Law or GAAP, or (j) failure by the Company to complete the acquisition of any properties or assets currently under contract or letter of intent, (k) a failure by the Company to report earnings or revenue results in any quarter ending on or after the date hereof consistent with the Company’s historic earnings or revenue results in any previous fiscal quarter or published guidance with respect thereto (but not any event, circumstance, change or effect underlying such failure to the extent that such event, circumstance, change and or effect would otherwise constitute a Company Material Adverse Effect), or (B) any event, circumstance, change or effect disclosed herein or in the Disclosure Letter.

“Company Merger” has the meaning set forth in the recitals of this Agreement.

“Company Merger Certificates” has the meaning set forth in Section 2.02(b).

“Company Merger Consideration” has the meaning set forth in Section 3.01(b).

“Company Merger Effective Date” means the day of the Company Merger Effective Time.

“Company Merger Effective Time” has the meaning set forth in Section 2.02(b).

“Company Property” or “Company Properties” has the meaning set forth in Section 5.02(l).

“Company Special Committee” means the committee of the Company Board comprised of the five non-employee members of the Company Board.

“Company Stock Plan” means the Company’s 2005 Equity Compensation Plan.

“Company Stockholders Meeting” means a special meeting of the Company’s stockholders to consider and vote upon the approval of the Company Merger, this Agreement and any other matter required to be approved by the Company’s stockholders for consummation of the Transaction (including any adjournment or postponement).

“Company Title Insurance Policy” has the meaning set forth in Section 5.02(l).

“Confidentiality Agreement” has the meaning set forth in Section 6.03(b).

“Continuing Employee” has the meaning set forth in Section 6.08(a).

“Disclosure Letter” has the meaning set forth in Section 5.01.

“DLLCA” has the meaning set forth in Section 2.01(a).

“Election Date” has the meaning set forth in Section 3.02(b).

“Employee” has the meaning set forth in Section 6.08(a).

“Employment Agreement” has the meaning set forth in the recitals.

“Environmental Laws” means any United States federal, state or local Laws in existence on the date hereof relating to pollution or protection of the environment.

“Environmental Permits” has the meaning set forth in Section 5.02(o).

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder.

“Exchange Agent” has the meaning set forth in Section 3.03(a).

“Exchange Fund” has the meaning set forth in Section 3.03(a).

“Expenses” has the meaning set forth in Section 6.07(a).

“Former Equityholder” has the meaning set forth in Section 3.03(b).

“GAAP” means accounting principles generally accepted in the United States of America.

“Governmental Authority” means any federal, state or local court, administrative agency or commission or other governmental authority or instrumentality or agency.

“Ground Lease” has the meaning set forth in Section 5.02(l).

“Hazardous Substance” means (i) those substances defined in or regulated under the following federal statutes and their state counterparts, as each may be amended from time to time, and all regulations thereunder: the Resource Conservation and Recovery Act, the Comprehensive Environmental Response, Compensation and Liability Act, the Clean Water Act, the Safe Drinking Water Act, the Atomic Energy Act and the Clean Air Act; (ii) petroleum and petroleum products, including crude oil and any fractions thereof; (iii) polychlorinated biphenyls, friable asbestos and radon; and (iv) any substance, material, or waste regulated by any Governmental Authority pursuant to any Environmental Law.

“Intellectual Property” means all intellectual property owned or used by the Company and its Subsidiaries, including patents (including any continuations, divisionals, continuations-in-part, renewals and reissues), trademarks, trade names, service marks, domain names and other indicators of source or origin, database rights, copyrights, mask works, technology, know-how, trade secrets, inventory, ideas, algorithms, processes, computer software programs or applications (in both source code and object code form), tangible or intangible proprietary information or material and all other intellectual property or proprietary rights, together with all goodwill symbolized by any of the foregoing, registrations and applications for the foregoing, and rights to sue for past infringement thereof.

“IRS” has the meaning set forth in Section 5.02(i).

“JPM JVs” means the joint venture entities listed on Exhibit C hereto.

“JPM JV Properties” means the properties owned by JPM JVs as listed on Exhibit C hereto.

“JV Entities” has the meaning set forth in Section 5.02(a).

“knowledge of the Company” or “to the Company’s knowledge” means the actual knowledge after due inquiry of the Chairman of the Company Board and Chief Executive Officer of the Company and the Executive Vice President and Chief Financial Officer of the Company.

“Law” has the meaning set forth in Section 5.02(d).

“Liens” means any charge, mortgage, pledge, security interest, restriction, Claim, lien or encumbrance.

“LTIP Unit” has the meaning set forth in Section 3.02(a).

“Material Contracts” has the meaning set forth in Section 5.02(p).

“Merger Consideration” has the meaning set forth in Section 3.02(a).

“Merger Expenses” has the meaning set forth in Section 9.03(a).

“Merger Subsidiary” has the meaning set forth in the preamble to this Agreement.

“Mergers” has the meaning set forth in the recitals of this Agreement.

“MGCL” means the Maryland General Corporation Law.

“Non-JPM JVs” means the entities listed on Exhibit D hereto.

“Non-JPM JV Properties” means the properties owned by non-JPM JVs as listed on Exhibit D hereto.

“NYSE” has the meaning set forth in Section 5.02(d).

“Organizational Documents” has the meaning set forth in Section 5.02(a).

“Other Filing” has the meaning set forth in Section 5.02(k).

“Outside Date” has the meaning set forth in Section 9.01(b).

“Partnership Agreement” has the meaning set forth in Section 5.02(b).

“Partnership Approval” has the meaning set forth in Section 5.02(c).

“Partnership Cash Merger Consideration” has the meaning set forth in Section 3.02(a).

“Partnership Form of Election” means the form of election that the holders of Partnership LP Units will complete, execute and deliver to Acquiror to elect the form of Partnership Merger Consideration to be received in the Partnership Merger, in a form mutually satisfactory to each of the Company and Partnership Merger Subsidiary.

“Partnership LP Unit” has the meaning set forth in Section 3.02(a).

“Partnership Merger Certificate” has the meaning set forth in Section 2.02(c).

“Partnership Merger Consideration” has the meaning set forth in Section 3.02(a).

“Partnership Merger Effective Time” has the meaning set forth in Section 2.02(c).

“Partnership Merger” has the meaning set forth in the preamble of this Agreement.

“Partnership Unit Election” has the meaning set forth in Section 3.03(e).

“Partnership Unit Common Merger Consideration” has the meaning set forth in Section 3.02(a).

“Partnership Unit Preferred Merger Consideration” has the meaning set forth in Section 3.02(a).

“Partner Solicitation Materials” has the meaning set forth in Section 6.02(b).

“Permitted Encumbrances” has the meaning set forth in Section 5.02(l).

“Permitted Liens” has the meaning set forth in Section 5.02(l).

“Person” means any individual, bank, corporation, partnership, association, joint-stock company, business trust, limited liability company, Governmental Authority or unincorporated organization.

“Principal Company Limited Partners” has the meaning set forth in the recitals.

“Property Restrictions” has the meaning set forth in Section 5.02(l).

“Proxy Statement” has the meaning set forth in Section 5.02(d).

“REIT” means a real estate investment trust within the meaning of Sections 856-860 of the Code.

“Representative” has the meaning set forth in Section 6.04(a).

“Rights” means, with respect to any Person, warrants, options, rights, convertible securities and other arrangements or commitments which obligate the Person to issue or dispose of any of its capital stock or other ownership interests.

“Sarbanes-Oxley Act” has the meaning set forth in Section 5.02(f).

“SDAT” means the State Department of Assessments and Taxation of Maryland.

“SEC” means the Securities and Exchange Commission.

“SEC Reports” has the meaning set forth in Section 5.02(f).

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations thereunder.

“Shares” means shares of Company Common Stock.

“Stockholder Approval” has the meaning set forth in Section 5.02(c).

“Subsidiary” and “Significant Subsidiary” have the meanings ascribed to those terms in Rule l-02 of Regulation S-X promulgated by the SEC, but shall not include the JV Entities.

“Superior Proposal” has the meaning set forth in Section 6.04(b).

“Surviving Company” has the meaning set forth in Section 2.01(a).

“Surviving Partnership” has the meaning set forth in Section 2.01(b).

“Tax” or “Taxes” shall mean any federal, state, local or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental, customs duties, stock, franchise, profits, withholding, social security, unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated, or other tax of any kind whatsoever, including any interest, penalty, or addition thereto, whether disputed or not.

“Taxable REIT Subsidiary” has the meaning set forth in Section 4.01(m).

“Tax Returns” shall mean any return, filing, declaration, report, claim for refund, transfer pricing report or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

“Termination Date” has the meaning set forth in Section 9.01.

“Transaction” means the Mergers and the other transactions contemplated by this Agreement.

“Transfer Taxes” has the meaning set forth in Section 6.09.

“Treasury Regulations” shall mean the Treasury regulations promulgated under the Code.

“Voting Agreements” has the meaning set forth in the recitals.

“VRULPA” means the Virginia Revised Uniform Limited Partnership Act.

“VSCC” means the State Corporation Commission of the Commonwealth of Virginia.

ARTICLE 2.

THE MERGERS

2.01  The Mergers.

(a) The Company Merger.   Subject to the terms and conditions of this Agreement, and in accordance with the Delaware Limited Liability Company Act (the “DLLCA”) and the MGCL, at the Company Merger Effective Time, Merger Subsidiary and the Company shall consummate the Company Merger pursuant to which (i) the Company shall be merged with and into Merger Subsidiary and the separate existence of the Company shall thereupon cease and (ii) Merger Subsidiary shall be the surviving entity in the Merger (the “Surviving Company”) and shall continue to exist as a limited liability company and as a wholly owned subsidiary of Acquiror.

(b) The Partnership Merger.   Subject to the terms and conditions of this Agreement, and in accordance with Article 7.1 of the VRULPA, at the Partnership Merger Effective Time, Partnership Merger Subsidiary and the Partnership shall consummate the Partnership Merger pursuant to which (i) the Partnership Merger Subsidiary shall be merged with and into the Partnership and the separate existence of the Partnership Merger Subsidiary shall thereupon cease and (ii) the Partnership shall be the surviving entity in the Partnership Merger (the “Surviving Partnership”).

(c) Governing Documents.

(i) The limited liability company agreement of Merger Subsidiary, as in effect immediately prior to the Company Merger Effective Time, shall be the limited liability company agreement of the Surviving Company until thereafter amended in accordance with the provisions thereof and as provided by Law, subject to compliance with Section 6.07(c) hereof.

(ii) The limited partnership agreement of the Partnership, as in effect immediately prior to the Partnership Merger Effective Time, shall be the limited partnership agreement of the Surviving Partnership until thereafter amended in accordance with the provisions thereof and as provided by Law.

(iii) At the Company Merger Effective Time, the Operating Agreement of Acquiror shall be in the form of Exhibit B hereto.

(d) Authorized Stock.   The authorized membership interests of the Surviving Company upon consummation of the Company Merger shall be as set forth in the limited liability company agreement of Merger Subsidiary as in effect immediately prior to the Company Merger.

(e) Partnership Matters.   The Surviving Company shall be the general partner of the Surviving Partnership following the Partnership Merger Effective Time.

(f) Effect of the Mergers.

(i) At the Company Merger Effective Time, the effect of the Company Merger shall be as provided in the MGCL and the DLLCA. Without limiting the generality of the foregoing, and subject thereto, at the Company Merger Effective Time, all the property, rights, privileges, powers and franchises of the Company shall vest in the Surviving Company, and all debts, liabilities, obligations, restrictions, disabilities and duties of the Company shall become the debts, liabilities, obligations, restrictions, disabilities and duties of the Surviving Company.

(ii) At the Partnership Merger Effective Time, the effect of the Partnership Merger shall be as provided in the VRULPA. Without limiting the generality of the foregoing, and subject thereto, at the Partnership Merger Effective Time, all the property, rights, privileges, powers and franchises of the Partnership Merger Subsidiary shall vest in the Surviving Partnership, and all debts, liabilities, obligations, restrictions, disabilities and duties of the Partnership Merger Subsidiary shall become the debts, liabilities, obligations, restrictions, disabilities and duties of the Surviving Partnership.

(g) Additional Actions.   If, at any time after the Company Merger Effective Time or the Partnership Merger Effective Time, as applicable, the Surviving Company shall consider that any further assignments or assurances in law or any other acts are necessary or desirable to (i) vest, perfect or confirm, of record or otherwise, in the

Surviving Company its right, title or interest in, to or under any of the rights, properties or assets of the Company acquired or to be acquired by the Surviving Company as a result of, or in connection with, the Company Merger, (ii) vest, perfect or confirm, of record or otherwise, in the Surviving Partnership its right, title or interest in, to or under any of the rights, properties or assets of the Partnership Merger Subsidiary acquired or to be acquired by the Surviving Partnership as a result of, or in connection with, the Partnership Merger, or (iii) otherwise carry out the purposes of this Agreement, the Company, and its proper officers and directors, for itself and on behalf of the Partnership as its general partner, shall be deemed to have granted to the Surviving Company an irrevocable power of attorney to execute and deliver all such proper deeds, assignments and assurances in law and to do all acts necessary or proper to vest, perfect or confirm title to and possession of such rights, properties or assets in the Surviving Company or Surviving Partnership, as applicable, and otherwise to carry out the purposes of this Agreement, and the proper officers, members and managers of the Surviving Company are fully authorized in the name of the Surviving Company for itself and on behalf of the Surviving Partnership as its general partner or otherwise to take any and all such action.

(h) It is the intention of the parties hereto that, for federal income tax purposes, (i) the Company Merger shall be treated as a sale by the Company of its assets (including but not limited to its interest in the Partnership) to Acquiror for the sum of (x) the Company Merger Consideration and (y) the Company’s liabilities, including its allocable share of any liabilities of the Partnership or any of the Partnership’s Subsidiaries (excluding the Barlow Corporation and any taxable REIT subsidiaries of the Company), followed by a liquidation of the Company, (ii) the holders of Shares shall be treated as having received the Company Merger Consideration in a liquidating distribution, and (iii) each holder of Partnership LP Units receiving Partnership Cash Merger Consideration shall, with respect to any Partnership LP Unit for which it receives such consideration, be treated as if such holder sold its Partnership LP Units to Acquiror for an amount equal to the sum of (x) the Partnership Cash Merger Consideration and (y) the holder’s allocable share of any liabilities of the Partnership or any of its Subsidiaries. A party hereto shall not take any action that is inconsistent with this intent and shall take any action reasonably requested by another party hereto to the extent necessary to effect this intent.

2.02  Effective Times; Closing.

(a) The closing of the Mergers (the “Closing”) shall take place as promptly as practicable (but in no event later than the second Business Day) after the satisfaction or waiver of the conditions set forth in Article 8 (other than conditions which by their terms are required to be satisfied or waived at Closing) at 9:00 a.m., Eastern Time, at the offices of Stroock & Stroock & Lavan LLP, 180 Maiden Lane, New York, NY 10038, or at such other place, at such other time, or on such other date as the parties may mutually agree upon (such date, the “Closing Date”). At the Closing, there shall be delivered to Acquiror and the Company the certificates and other documents required to be delivered under Article 8 hereof.

(b) Subject to the satisfaction or waiver of the conditions set forth in Article 8 (other than those conditions that by their nature are to be satisfied at the consummation of the Company Merger, but subject to the fulfillment or waiver of those conditions), at the Closing, Merger Subsidiary and the Company shall duly execute and file articles of merger with the SDAT in accordance with the MGCL and the DLLCA (the “Articles of Merger”) and shall duly execute and file certificates of merger in accordance with the MGCL and the DLLCA (the “Company Merger Certificates”) and shall make all other filings or recordings required under the MGCL or the DLLCA to effect the Company Merger. The Company Merger shall become effective upon the later of (A) such time as the Maryland Articles of Merger have been accepted for record by the SDAT and (B) such time as the Company Merger Certificate shall have been filed with the Delaware Secretary of State, or such later time which the parties hereto shall have agreed upon and designated in the Company Merger Certificates in accordance with the DLLCA and the MGCL as the effective time of the Company Merger (the “Company Merger Effective Time”).

(c) Subject to the satisfaction or waiver of the conditions set forth in Article 8 (other than those conditions that by their nature are to be satisfied at the consummation of the Partnership Merger, but subject to the fulfillment or waiver of those conditions), at the Closing, the Partnership and Partnership Merger Subsidiary shall duly execute and file a certificate of merger in accordance with the VRULPA (the “Partnership Merger Certificate”) to effect the Partnership Merger. The Partnership Merger shall become effective upon such time as the Partnership Merger Certificate has been filed in accordance with the VRULPA, or such later time which the parties hereto shall have agreed upon and designated in the Partnership Merger Certificate as the effective time of the Partnership Merger (the “Partnership Merger Effective Time”).

ARTICLE 3.

CONSIDERATION; EXCHANGE PROCEDURES

3.01  Conversion of Shares.   At the Company Merger Effective Time, by virtue of the Company Merger and without any action on the part of a holder of Shares or holders of membership interests of Merger Subsidiary:

(a) Each membership interest of Merger Subsidiary issued and outstanding immediately prior to the Effective Time shall remain as one issued and outstanding membership interest of the Surviving Company.

(b) Except as set forth in Section 3.01(c) herein, each share of Company Common Stock issued and outstanding immediately prior to the Effective Time shall be converted into, and shall be canceled in exchange for, the right to receive a cash amount equal to $19.00, without interest (the “Company Merger Consideration”).

(c) Each share of Company Common Stock that is owned by the Company or any of its Subsidiaries, or by Acquiror, Merger Subsidiary or any other direct or indirect Subsidiary of Acquiror or Merger Subsidiary, shall be cancelled and retired and shall cease to exist and no cash, stock or any other consideration shall be delivered by Acquiror or Merger Subsidiary in exchange therefor.

3.02  Conversion of Partnership LP Units and LTIP Units.   At the Partnership Merger Effective Time, by virtue of the Partnership Merger and without any action on the part of a holder of any partnership interest of the Partnership or Partnership Merger Subsidiary (other than as described herein):

(a) Each unit of partnership interest in the Partnership issued and outstanding immediately prior to the Partnership Merger Effective Time, including each unit of partnership interest that has been designated pursuant to the Partnership Agreement as an LTIP Unit (“LTIP Unit”) whether or not then vested (other than those held by the Company or any of its Subsidiaries or Acquiror or any of its Subsidiaries) (a “Partnership LP Unit”), subject to the terms and conditions set forth herein, shall be converted into the right to receive at the election of the holder thereof in accordance with Section 3.02(b) (i) cash in an amount equal to the Company Merger Consideration, without interest (the “Partnership Cash Merger Consideration”), (ii) one common membership interest in Acquiror as set forth in the form of limited liability company agreement of Acquiror attached as Exhibit B hereto (the “Partnership Unit Common Merger Consideration”), (iii) one preferred membership interest in Acquiror as set forth in the form of limited liability company agreement of Acquiror attached as Exhibit B hereto (the “Partnership Unit Preferred Merger Consideration”) and together with the Partnership Cash Merger Consideration and the Partnership Unit Common Merger Consideration, the “Partnership Merger Consideration” and together with the Company Merger Consideration, the “Merger Consideration”) or (iv) a combination thereof. Each holder of Partnership LP Units, as a condition to making an election to receive Partnership Unit Common Merger Consideration or Partnership Unit Preferred Merger Consideration with respect to such holder’s Partnership LP Units, shall represent to Acquiror that such holder is an Accredited Investor (as such term is defined under Rule 501 promulgated under the Securities Act).

(b) Each holder of Partnership LP Units shall be entitled to make an unconditional and irrevocable election (a “Partnership Unit Election”), on or prior to the Election Date, to receive in the Partnership Merger in exchange for such holder’s Partnership LP Units, (i) the Partnership Cash Merger Consideration, (ii) the Partnership Unit Common Merger Consideration, (iii) the Partnership Unit Preferred Merger Consideration or (iv) a combination thereof as follows:

(i) As promptly as practicable following the date the Proxy Statement is mailed to the stockholders of the Company, the Partnership shall deliver to the holders of Partnership LP Units, the Partnership Form of Election. A Partnership Unit Election shall be deemed to have been properly made only if Acquiror shall have received at its principal executive office, not later than 5:00 p.m., New York City time on that date that is ten (10) Business Days before the scheduled date of the Company Stockholders’ Meeting (the “Election Date”), a Partnership Form of Election specifying the holder’s irrevocable election with respect to the form of Partnership Merger Consideration, and otherwise properly completed and signed. The Partnership Form of

Election shall state therein the date that constitutes the Election Date. Failure of any holder to deliver the Partnership Form of Election by the Election Date will result in such holder receiving Partnership Cash Merger Consideration in exchange for such holder’s Partnership LP Units. Acquiror shall prepare, subject to review by the Company, any disclosure statement or other disclosure information to accompany the Form of Election, including information applicable to an offering of securities exempt from registration under the Securities Act.

(ii) Each holder of Partnership LP Units, as a condition to making a Partnership Unit Election with respect to such holder’s Partnership LP Units, shall agree to execute the limited liability company operating agreement of Acquiror in the form attached as Exhibit B hereto.

(iii) Holders of Partnership LP Units that elect, or are deemed to elect, to receive the Partnership Cash Merger Consideration shall be treated for federal income tax purposes as selling their Partnership LP Units to Acquiror pursuant to Treasury Regulations Section 1.708-1(c)(4), if such provision is applicable, and each such holder of Partnership LP Units shall consent to such treatment on the Partnership Form of Election or shall be deemed to have consented to such treatment if it fails to deliver the Partnership Form of Election by the Election Date.

3.03  Exchange Procedures.

(a) Exchange and Paying Agent.   Prior to the Partnership Merger Effective Time, Acquiror shall appoint an institution reasonably acceptable to the Company to act as Exchange and Paying Agent (the “Exchange Agent”) in accordance with an agreement reasonably satisfactory to the Company for the payment or exchange, as applicable, in accordance with this Article 3, of the Merger Consideration (collectively, such cash and securities being referred to as the “Exchange Fund”). On or before the Partnership Merger Effective Time, Acquiror shall deposit with the Exchange Agent the Merger Consideration, for the benefit of the holders of Shares and Partnership LP Units (including Partnership LTIP Units), as applicable. Acquiror, pursuant to irrevocable instructions, shall cause the Exchange Agent to make, and the Exchange Agent shall make, payments of the Merger Consideration out of the Exchange Fund in accordance with this Agreement. The Exchange Fund shall not be used for any other purpose. All expenses of the Exchange Agent shall be paid by Acquiror or the Surviving Company.

(b) Exchange Procedures for Company Common Stock and Uncertificated Partnership LP Units.   Promptly after the Company Merger Effective Time (but in any event within five (5) Business Days), Acquiror shall cause the Exchange Agent to mail to each person who immediately prior to the Company Merger Effective Time held Shares that were exchanged for the right to receive the Company Merger Consideration (each, a “Former Equityholder”), pursuant to Section 3.01: (i) a letter of transmittal (which shall specify that, if applicable, delivery of Certificates shall be effected, and risk of loss and title to the Certificates shall pass to the Exchange Agent, only upon delivery of the Certificates to the Exchange Agent, and which letter shall be in such form and have such other provisions as Acquiror may reasonably specify) and (ii) if applicable, instructions for use in effecting the surrender of the Former Equityholder’s Certificates in exchange for the Company Merger Consideration to which the holder thereof is entitled. Upon (i) surrender by a Former Equityholder of a Certificate for cancellation to the Exchange Agent or to such other agent or agents reasonably satisfactory to the Company as may be appointed by Acquiror, and (ii) delivery by such Former Equityholder of such letter of transmittal (together with such Certificate, if applicable), duly executed and completed in accordance with the instructions thereto, and such other documents as may reasonably be required by the Exchange Agent, such Former Equityholder shall receive in exchange therefor the Company Merger Consideration payable in respect of the Shares, pursuant to the provisions of this Article 3, and the Certificate so surrendered shall forthwith be canceled. The right of any Former Equityholder to receive the Company Merger Consideration shall be subject to and reduced by any applicable withholding obligation as set forth in Section 3.06.   In the event of a transfer of ownership of Shares that is not registered in the transfer records of the Company, payment may be made to a person other than the person in whose name the Certificate so surrendered is registered, if such Certificate shall be properly endorsed or otherwise be in proper form for transfer and the person requesting such payment shall pay any transfer or other Taxes required by reason of the payment to a person other than the registered holder of such Certificate or establish to the satisfaction of Acquiror that such Tax has been paid or is not applicable. Until surrendered as contemplated by this Section 3.03, each Certificate shall be deemed at any time after the Company Merger Effective Time to represent only the right to receive, upon such surrender, the Company Merger Consideration as contemplated by this Section 3.03.   The Exchange Agent shall

deliver the Partnership Merger Cash Consideration to the holders of Partnership LP Units as set forth in the records of the Partnership in accordance with their respective Partnership Unit Elections. The Surviving Partnership shall arrange for the issuance of the Partnership Merger Common Unit Consideration and Partnership Unit Preferred Merger Consideration in accordance with the Partnership Unit Elections.

(c) No Further Ownership Rights.   At the Company Merger Effective Time or Partnership Merger Effective Time, as applicable, holders of Shares or Partnership LP Units that are converted into the right to receive the Company Merger Consideration pursuant to Section 3.01(b) or the Partnership Merger Cash Consideration pursuant to Section 3.02(b) shall cease to be, and shall have no rights as, stockholders of the Company or limited partners of the Partnership other than the right to receive the applicable Merger Consideration provided under this Article 3. The applicable Merger Consideration paid in accordance with the terms of this Article 3 shall be deemed to have been paid in full satisfaction of all rights and privileges pertaining to the Shares and Partnership LP Units exchanged therefor and, if applicable, represented by Certificates exchanged therefor.

(d) Lost Certificates.   In the event that any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by the Acquiror or Surviving Company, the posting by such Person of a bond in such reasonable amount as the Acquiror or Surviving Company may require as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent will issue, in exchange for such lost, stolen or destroyed Certificate, the Company Merger Consideration payable in respect thereof pursuant to this Agreement.

(e) Termination of Exchange Fund.   Any portion of the Exchange Fund that remains unclaimed by the former holders of Shares or Partnership LP Units one year after the Company Merger Effective Time shall be delivered to Acquiror upon demand. Any such holders who have not complied with this Article 3 prior to that time shall thereafter look only to Acquiror, and Acquiror shall thereafter be liable, for payment of the Company Merger Consideration or Partnership Cash Merger Consideration, as applicable (subject to abandoned property, escheat and similar Laws). Any such portion of the Exchange Fund remaining unclaimed by holders of Shares or Partnership LP Units immediately prior to such time as such amounts would otherwise escheat to or become property of any Governmental Authority shall, to the extent permitted by applicable Law, become the property of Acquiror free and clear of all claims or interest of any Persons previously entitled thereto.

(f) No Liability.   None of Acquiror, Merger Subsidiary, Partnership Merger Subsidiary, the Partnership, the Company or the Exchange Agent, or any employee, officer, director, agent or Affiliate thereof, shall be liable to any Person in respect of any cash from the Exchange Fund delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law.

3.04  Corporate Action.   Prior to the Company Merger Effective Time and subject to and conditional upon the occurrence of the Closing, the Company and the Company Board shall take such actions as they deem necessary or desirable to terminate the Company Stock Plan, effective as of the Company Merger Effective Time.

3.05  Adjustments.   Notwithstanding anything in this Agreement to the contrary, if, between the date of this Agreement and the Company Merger Effective Time or Partnership Merger Effective Time, as applicable, any Shares, Partnership LP Units or Partnership LTIP Units then outstanding shall be changed into a different number, class or series of shares by reason of any stock dividend, partnership distribution, subdivision, reclassification, recapitalization, stock or unit split, combination or exchange of shares or units, then the applicable Merger Consideration payable with respect thereto and any other amounts payable pursuant to this Agreement shall be appropriately adjusted.

3.06  Withholding Taxes.   The Surviving Company, Acquiror, the Company or the Exchange Agent, as applicable shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any holder of Shares or Partnership LP Units such amounts as it is required to deduct and withhold with respect to the making of such payment under the Code, the Treasury Regulations, or any provision of state, local or foreign Tax Law and shall, to the extent so withheld, promptly pay or cause to be paid any such amounts to the appropriate Governmental Authority as required by applicable law. To the extent that amounts are so withheld, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of Shares or Partnership LP Units in respect of which such deduction and withholding was made.

3.07  Stock Transfer Books.

(a) At the close of business, New York time, on the day the Company Merger Effective Time occurs, the stock transfer books of the Company shall be closed and there shall be no further registration of transfers of shares of Company Common Stock thereafter on the records of the Company. From and after the Company Merger Effective Time, the holders of Certificates shall cease to have any rights with respect to such shares of Company Common Stock, formerly represented thereby, except as otherwise provided herein or by Law. On or after the Company Merger Effective Time, any Certificates presented to the Exchange Agent, the Surviving Company or Acquiror for any reason shall be exchanged for the Company Merger Consideration with respect to the shares of Company Common Stock formerly represented thereby.

(b) At the close of business, New York time, on the day the Partnership Merger Effective Time occurs, the transfer books of the Partnership shall be closed and there shall be no further registration of transfers of Partnership LP Units thereafter on the records of the Partnership. From and after the Partnership Merger Effective Time, the holders of Partnership LP Units shall cease to have any rights with respect to such Partnership LP Units, except as otherwise provided herein or by Law. On or after the Partnership Merger Effective Time, any Partnership LP Units presented to the Surviving Partnership for any reason shall be converted into the Partnership Cash Merger Consideration.

ARTICLE 4.

CONDUCT OF THE PARTIES PENDING CLOSING

4.01  Conduct of Business by the Company and the Partnership.   From the date hereof until the earlier of the Company Merger Effective Time and the termination of this Agreement pursuant to and in accordance with Article 9, except as (i) expressly contemplated or permitted by this Agreement, (ii) as disclosed in the Disclosure Letter or (iii) as may be required pursuant to contracts entered into by the Company or its Subsidiaries prior to the date of this Agreement, without the prior written consent of Acquiror, not to be unreasonably conditioned, withheld or delayed, the Company will not, and will cause each of its Subsidiaries not to:

(a) Ordinary Course.   Conduct its business other than in the ordinary course consistent with past practice or fail to use commercially reasonable efforts to (i) preserve its business organization, (ii) conduct its operations in compliance with applicable Law, (iii) maintain its status as a REIT for federal income tax purposes, (iv) keep available the present services of its employees and (v) maintain its relationships with customers, suppliers, tenants, joint venture partners and others having business dealings with it.

(b) Stock.   (i) Authorize for issuance, issue or sell or agree or commit to issue or sell (whether through the issuance or granting of options, warrants, commitments, subscriptions, rights to purchase or otherwise) any shares of common stock or partnership interests (or similar interests) of any class or any other securities or equity equivalents (including, without limitation, share appreciation rights, “phantom” stock plans or stock equivalents), other than the issuance of Company Common Stock upon redemption of Partnership LP Units and LTIP Units outstanding on the date hereof pursuant to the Partnership Agreement and issuance of Partnership LP Units upon conversion of LTIP Units, (ii) repurchase, redeem or otherwise acquire any securities or equity equivalents except in connection with the redemption of Partnership LP Units and LTIP Units pursuant to the Partnership Agreement and issuance of Partnership LP Units upon conversion of LTIP Units; (iii) take any action the result of which is that the Company acquires, forms or creates a Subsidiary of the Company; or (iv) take any action the result of which is that the Company or a Subsidiary acquires or otherwise owns any equity interest in any other Person.

(c) Dividends; Etc.   Except as provided in Section 7.01, (i) make, declare, pay or set aside for payment any dividend or other distribution, payable in cash, stock, property or otherwise with respect to any of the capital stock of or other equity interests of the Company or any Subsidiary, other than (A) regular quarterly cash dividends on Company Common Stock in an amount equal to the greater of (x) $0.15 per share of Common Stock per quarter (and corresponding distributions with respect to Partnership LP Units and LTIP Units) or, (y) the Company’s estimated “REIT taxable income” (as such term is used in Section 857(a) of the Code) for the quarter (to the extent not previously distributed by way of dividend or otherwise to holders of Company Common Stock) as are necessary to avoid the imposition of taxes on the Company, as reasonably determined by the Company; (B) distributions required by any partnership, limited liability company or other joint venture agreement between the Company or any Subsidiary and one or more third parties; and (C) dividends paid by any of the Subsidiaries of the Company so long as such dividends are only paid to the Company or any of its other wholly-owned Subsidiaries; or (ii) directly or indirectly adjust, split, combine, redeem, reclassify, purchase or otherwise acquire, any shares of its stock.

(d) Compensation; Employment Agreements; Etc.   Except as may be required by contractual commitments in existence on the date of this Agreement or by applicable Law, each as set forth in Section 4.01(d) of the Disclosure Letter: (i) increase the compensation or benefits payable or to become payable to its directors, employees or executive officers, other than cost of living increases consistent with past practice; (ii) grant any rights to severance or termination pay to, or enter into any employment or severance agreement with, any director, executive officer or employee of the Company or any Subsidiary of the Company, or establish, adopt, enter into or amend any collective bargaining, bonus, profit sharing, thrift, compensation, stock option, restricted stock, pension, retirement, deferred compensation, employment, termination, severance or other plan, agreement, trust, fund, policy or arrangement for the benefit of any director, officer, or employee; or (iii) except as contemplated by this Agreement, take any affirmative action to amend or waive any performance or vesting criteria or accelerate vesting, exercisability or funding under any Benefit Plan.

(e) Acquisitions.   Except as set forth in Section 4.01(e) of the Disclosure Letter: (i) acquire (by merger, consolidation, acquisition of equity interests or assets, or any other business combination) any corporation, partnership, limited liability company, joint venture or other business organization (or division thereof) or any real property or interest in any real property, or (ii) acquire, or enter into any option, commitment or agreement to acquire, any real property or interest in any real property or commence any development activity on any Company Property.

(f) Indebtedness.   (i) Incur or assume any indebtedness for borrowed money or issue any debt securities or assume, guarantee or endorse, or otherwise as an accommodation become responsible for, the obligations of any Person (other than a wholly-owned Subsidiary) for borrowed money, except (A) indebtedness for borrowed money incurred in the ordinary course of business pursuant to the existing credit facilities of the Company or its Subsidiaries, (B) unsecured indebtedness for borrowed money incurred in connection with the amendment, extension, modification, refunding, renewal, refinancing or replacement of existing indebtedness after the date of this Agreement, but only if the aggregate principal amount thereof is not increased thereby, the term thereof is not extended thereby (or, in the case of replacement indebtedness, the term of such indebtedness is not for a longer period of time than the period of time applicable to the indebtedness so replaced), and the other material terms and conditions thereof are not modified in any manner materially adverse to, or require consent in connection with, the consummation of the transactions contemplated hereby, (C) unsecured indebtedness for borrowed money incurred in order for the Company to pay dividends as set forth in Section 4.01(c) (and corresponding distributions with respect to Partnership LP Units) and to pay the dividend described in Section 7.01, or (D) inter-company indebtedness among the Company and the Subsidiaries in the ordinary course of business consistent with past practice, or (ii) enter into or amend any contract, agreement, commitment or arrangement that, if fully performed, would not be permitted under this Section 4.01(f).

(g) Debt Payment and Capital Expenditures.   (i) Except as disclosed in Section 4.01(g) of the Disclosure Letter, (A) pre-pay any long-term debt, except in the ordinary course of business (including, without limitation, pre-payments or repayments of revolving credit facilities or other similar lines of credit and/or payments made in respect of any termination or settlement of any interest rate swap or other similar hedging instrument relating thereto) in an amount not to exceed $2,000,000 in the aggregate for the Company and its Subsidiaries taken as a whole, or (B) pay, discharge or satisfy any claims, liabilities or obligations (absolute, accrued, contingent or otherwise), except in the ordinary course of business consistent with past practice and in accordance with their terms or (ii) make any capital expenditures or commitments for capital expenditures not provided for in the Company’s budget in excess of $75,000 per property, or $1,000,000 in the aggregate, except for (W) expenditures required to be made pursuant to Company Leases currently in effect or that the Company is permitted to enter into pursuant to Section 4.01, and agreements with respect to the JV Entities, (X) expenditures disclosed in Section 4.01(g) of the Disclosure Letter, (Y) expenditures in the ordinary course of business in order to own, operate and maintain the Company Properties in working order, or (Z) emergency expenditures which the Company reasonably deems necessary for the protection of the Company Properties.

(h) Governing Documents.   Amend or otherwise change any provision of the Organizational Documents, except as may be required by this Agreement.

(i) Accounting Methods.   Change in any material respect any of the accounting principles or practices used by it (except as required by GAAP or change in Law, or as recommended by the Company’s independent auditors, or pursuant to written instructions, comments or orders from the SEC).

(j) Contracts.   Except as otherwise permitted under this Section 4.01, enter into or terminate any Material Contract or amend or modify in any material respect any of its existing Material Contracts.

(k) Leases.   (i) except in connection with a right being exercised by a tenant under an existing Company Lease, enter into any new lease (excluding renewals) for in excess of 25,000 square feet of net rentable area at a Company Property, (ii) except in connection with a right being exercised by a tenant under an existing Company Lease, terminate or materially modify or amend any Company Lease that relates to in excess of 25,000 square feet of net rentable area, or (iii) enter into, terminate or materially modify or amend any Ground Lease.

(l) Claims.   Except as disclosed in Section 4.01(l) of the Disclosure Letter, settle or compromise any claim or litigation pending or threatened (whether or not commenced prior to the date of this Agreement), other than any settlement or compromise involving only the payment of monetary damages not in excess of $100,000 in the aggregate or commence any lawsuit, arbitration or other proceeding against any Person, excluding claims in the ordinary course of business to enforce lease rights.

(m) Tax Methods.   Make any material tax election or settle or compromise any material liability for Taxes; provided, that nothing in this Agreement shall preclude the Company from designating dividends paid by it as “capital gain dividends” within the meaning of Section 857 of the Code or electing to treat any entity as a “taxable REIT subsidiary” (within the meaning of Section 856(l) of the Code (a “Taxable REIT Subsidiary”)). Notwithstanding anything in this Agreement to the contrary, the Company and its Subsidiaries may take any action which they reasonably deem necessary to maintain the REIT tax status of the Barlow Corporation and to otherwise avoid the recognition of “built-in gains.” During the period from the date of this Agreement to the Company Merger Effective Time, the Company shall, and shall cause each Company Subsidiary to, (i) furnish all federal income Tax Returns required to be filed by the Company or any Company Subsidiary after the date hereof (“Post-Signing Returns”) to Acquiror for review at least three (3) Business Days before the due date for such Tax Returns; (ii) timely pay all Taxes due and payable by the Company or any of its Subsidiaries in respect of such Post-Signing Returns that are so filed, other than those being contested in good faith for which appropriate reserves have been made; (iii) accrue a reserve in the books and records and financial statements of the Company in accordance with past practice for all projected Taxes payable by the Company for which no Post-Signing Return is due prior to the Company Merger Effective Time; and (iv) promptly notify Acquiror of any suit, claim, action, investigation, proceeding or audit pending against or with respect to the Company or a Subsidiary in respect of any Tax.

(n) Sale of Properties.   Except as set forth in Section 4.01(n) of the Disclosure Letter, sell or otherwise dispose of any Company Property.

(o) Liquidation, Etc.   Adopt a plan of complete or partial liquidation or dissolution or adopt resolutions providing for or authorizing such liquidation or dissolution.

(p) Insurance.   Fail to maintain in full force and effect the existing insurance policies or to replace such insurance policies with reasonably comparable insurance policies covering the Company, Company Properties, Subsidiaries and their respective properties, assets and businesses.

(q) Interference or Delay.   Except as permitted by Section 6.04, take, or cause to be taken, any action that would interfere with the consummation of the Mergers and other transactions contemplated by this Agreement, or delay the consummation of such transactions.

(r) Adverse Actions.   Except as permitted by Section 6.04, take any action that is intended or is reasonably likely to result in (x) any of its representations and warranties set forth in this Agreement being or becoming untrue in any material respect at any time at or prior to the Company Merger Effective Time or (y) any of the conditions to the Mergers set forth in Article 8 not being satisfied.

(s) Other Actions.   Authorize or enter into any agreement or otherwise make any commitment to do any of the foregoing.

Notwithstanding anything to the contrary set forth in this Agreement, nothing in this Agreement shall (a) prohibit the Company from taking any action at any time or from time to time that in the reasonable judgment of the Company is required by Law or is reasonably necessary for the Company to maintain its qualification as a REIT under the Code for any period or portion thereof ending on or prior to the Company Merger Effective Time, including without limitation, making dividend payments or distributions to holders of the Company Common Stock in accordance with this Agreement and (b) require the Company or any Subsidiary to take or refrain from taking any action that is prohibited by, or not specifically authorized by, the terms of agreements relating to the JV Entities or the properties owned by the JV Entities. In connection with the continued operation of the Company and the Subsidiaries, the Company, if requested by Acquiror, will confer in good faith with one or more representatives of the Acquiror designated to the Company regarding operational matters and the general status of ongoing operations and will notify the Acquiror promptly of any event or occurrence that has had or may reasonably be expected to have a Company Material Adverse Effect.

4.02  Conduct of Acquiror.   From the date hereof until the Company Merger Effective Time, except as expressly contemplated or permitted by this Agreement, without the prior written consent of the Company, Acquiror will not, and will cause each of its Subsidiaries not to:

(a) Interference or Delay.   Take, or cause to be taken, any action that would interfere with the consummation of the Mergers and other transactions contemplated by this Agreement, or delay the consummation of such transactions.

(b) Adverse Actions.   Take any action that is intended or is reasonably likely to result in (x) any of its representations and warranties set forth in this Agreement being or becoming untrue in any material respect at any time at or prior to the Company Merger Effective Time or (y) any of the conditions to the Mergers set forth in Article 8 not being satisfied.

(c) Other Actions.   Authorize or enter into any agreement or otherwise make any commitment to do any of the foregoing.

4.03  Commercially Reasonable Efforts.   As used herein, the requirement for a party to use “commercially reasonable efforts” shall not require such party to make any concession or pay or commit to pay any amount or incur any liability or obligation not otherwise contractually required of such party.

ARTICLE 5.

REPRESENTATIONS AND WARRANTIES

5.01  Disclosure Letter.   Concurrently with the execution and delivery of this Agreement, the Company is delivering to Acquiror a Disclosure Letter with numbered sections corresponding to the relevant sections in this Agreement (the “Disclosure Letter”) (it being agreed that disclosure of any item in one section of the Disclosure Letter may be cross-referenced to any other relevant section or subsection). Nothing in the Disclosure Letter is intended to broaden the scope of any representation or warranty contained in Section 5.02 herein. None of the representations and warranties herein with respect to JV Entities shall relate to the JPM JVs or the JPM JV Properties. Any representation or warranty herein with respect to any Non-JPM JV or Non-JPM JV Property is to the knowledge of the Company. Acquiror acknowledges that the Company holds less than a majority interest in the Non-JPM JVs and the Company’s knowledge with respect to the Non-JPM JVs and their respective properties and operations is limited.

5.02  Representations and Warranties of the Company.   Subject to the exceptions and qualifications set forth in the Disclosure Letter, or except as set forth in SEC Reports, the Company and the Partnership jointly and severally hereby represent and warrant to Acquiror, Merger Subsidiary and Partnership Merger Subsidiary that:

(a) Existence; Good Standing; Authority; Compliance with Law.

(i) The Company is a corporation duly incorporated, validly existing under the laws of the State of Maryland and in good standing with the SDAT. The Company Organizational Documents are in full force and effect. The Company is duly qualified or licensed to do business as a foreign entity and is in good standing under the laws of any other jurisdiction in which the character of the properties owned, leased or operated by it therein or in which the transaction of its business makes such qualification or licensing necessary, other than in such jurisdictions where the failure to be so qualified or licensed would not have a Company Material Adverse Effect. The Company has all requisite corporate power and authority to own its properties and carry on its business as now conducted in all material respects.

(ii) Section 5.02(a)(ii)   of the Disclosure Letter sets forth: (i) each Subsidiary; (ii) the legal form of each Subsidiary, including the state of formation; and (iii) the identity and ownership interest of record of each of the Subsidiaries that is held by the Company or the Subsidiaries or by any other Person.

(iii) Section 5.02(a)(iii)   of the Disclosure Letter sets forth a complete list of Persons, other than those set forth in Section 5.02(a)(ii) of the Disclosure Letter, in which the Company or any Subsidiary has a direct or indirect interest (the “JV Entities”), together with the jurisdiction of organization of each JV Entity, and, to the knowledge of the Company, the names of the other members and partners in each JV Entity and the respective economic and voting interests of each such member or partner in each JV Entity. Except for the JV Entities and Subsidiaries, the Company does not directly or indirectly own any equity or similar interest in any other Person, or any interest convertible into or exchangeable or exercisable for any equity or similar interest in any Person.

(iv) Each of the Subsidiaries and, to the knowledge of the Company, each Non-JPM JV, is a corporation, partnership or limited liability company duly incorporated or organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation or organization, except where the failure to be so incorporated, organized, validly existing or in good standing would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect. Each of the Subsidiaries and, to the knowledge of the Company, each Non-JPM JV, has the requisite corporate, limited partnership, limited liability company or similar power and authority to own, lease and operate its properties and to carry on its business as it is now being conducted, except where the failure to have such power and authority would not, individually or in the aggregate, be reasonably expected to have a Company Material Adverse Effect. Each of the Subsidiaries and, to the knowledge of the Company, each Non-JPM JV, is duly qualified or licensed to do business and in good standing under the laws of each jurisdiction in which the character of the properties owned, leased or operated by it therein or in which the transaction of its business makes such qualification or licensing necessary, other than in such jurisdictions where the failure to be so qualified or licensed would not have a Company Material Adverse Effect. The Organizational Documents of each Subsidiary and, to the knowledge of the Company, each Non-JPM JV, are in full force and effect.

(v) Except as set forth in Section 5.02(a)(v) of the Disclosure Letter or in the Organizational Documents, all of the outstanding equity or voting securities or other interests of each of the Subsidiaries and, to the knowledge of the Company, each Non-JPM JV, have been validly issued and the equity interests of the Subsidiaries owned by the Company are (i) fully paid and nonassessable, (ii) not subject to any rights of first offer, rights of first response, tag-along rights or any other preemptive rights and (iii) owned by the Company or by one of its Subsidiaries free and clear of all Liens.

(vi) The Company has previously made available to Acquiror complete copies of the Company Charter, Company Bylaws, Partnership Agreement, certificate of limited partnership of the Partnership and organizational or similar documents of each Subsidiary and of each of the JV Entities, each as amended through, and as in effect on, the date hereof (the “Organizational Documents”). No dissolution, revocation or forfeiture proceedings regarding the Company or any Subsidiary or, to the knowledge of the Company, any Non-JPM JV have been commenced and the Company, each Subsidiary, and to the knowledge of the Company, each Non-JPM JV is in compliance in all material respects with the Organizational Documents.

(b) Capitalization.

(i) The authorized shares of stock of the Company consist of 500,000,000 shares of Company Common Stock, of which, as of November 5, 2006, 13,863,334 were issued and outstanding, and 100,000,000 shares of preferred stock, par value $0.001 per share, of the Company, none of which, as of November 5, 2006, were issued and outstanding. As of November 5, 2006, (a) 1,331,880 shares of Company Common Stock have been reserved for issuance pursuant to the Company Stock Plan, subject to adjustment of the terms set forth in such plans and/or agreements, however, except for an aggregate of 290,000 LTIP Units, none of such shares have been, or will be, issued under the Company Stock Plan and, (b) 1,069,973 shares of Company Common Stock have been reserved for issuance upon the redemption of Partnership LP Units under the Partnership Agreement (excluding 290,000 LTIP Units).

(ii) There is no outstanding indebtedness for borrowed money of the Company and the Subsidiaries, other than the secured and unsecured debt instruments listed in Section 5.02(b)(ii) of the Disclosure Letter and excluding inter-company indebtedness among the Company and the Subsidiaries. Section 5.02(b)(ii) of the Disclosure Letter sets forth a list as of September 30, 2006, of all such instruments, their outstanding principal amounts, interest rates and maturity dates. None of the Company or any Subsidiary nor, to the knowledge of the Company, any Non-JPM JV has any outstanding bonds, debentures, notes or other similar obligations the holders of which have the right to vote (or which are convertible into or exercisable for securities having the right to vote) with the stockholders of the Company or partners of the Partnership on any matter.

(iii) Except for the LTIP Units and Partnership LP Units set forth in Section 5.02(b)(i) above, there are no existing options, warrants, calls, subscription rights, convertible securities or other rights, agreements or commitments (contingent or otherwise) that obligate the Company or any of its Subsidiaries to issue, transfer or sell any Company Common Stock or any equity interest in the Partnership or any investment that is convertible into or exercisable or exchangeable for Company Common Stock or any equity interest in the Partnership. The Company has not issued any share appreciation rights, dividend equivalent rights, performance awards, restricted stock unit awards or “phantom” shares.

(iv) Except as set forth in Section 5.02(b)(iv) of the Disclosure Letter, (x) there are no agreements or understandings to which the Company is a party with respect to the voting of any shares of Company Common Stock and (y) there are no outstanding options, warrants or other rights to acquire ownership interests from or with respect to any Subsidiary.

(v) Except as set forth in Section 5.02(b)(v) of the Disclosure Letter or the Organizational Documents, the Company is under no obligation, contingent or otherwise, by reason of any agreement to register the offer and sale or resale of any of its securities or the securities of any of its Subsidiaries under the Securities Act.

(vi) The Company is the sole general partner of the Partnership. The Company holds 92.83% of the outstanding partnership interests in the Partnership as of November 5, 2006. Section 5.02(b)(vi) of the Disclosure Letter sets forth a list of all holders of record of Partnership LP Units and LTIP Units, including the name of the Person holding each such unit and the number of units held of record. As of November 5, 2006, the issued and outstanding partnership interests of the Partnership consist of 1,069,973 Partnership LP Units (excluding LTIP Units) and 290,000 LTIP Units. Except as set forth in the First Amended and Restated Agreement of Limited Partnership of the Partnership, dated as of July 5, 2005 (the “Partnership Agreement”), or Section 5.02(b)(vi) of the Disclosure Letter, there are no options, warrants, calls, subscriptions, convertible securities, or other rights, agreements or commitments that obligate the Partnership, the Company or any Subsidiary to issue, repurchase, redeem, transfer or sell any partnership interests of the Partnership. Except as set forth in Section 5.02(b)(vi) of the Disclosure Letter, the partnership interests in the Partnership that are owned by the Company and its Subsidiaries are owned free and clear of any Liens and are subject only to the restrictions on transfer set forth in the Partnership Agreement and those imposed by applicable securities laws. Each Partnership LP Unit is subject to redemption rights as set forth in the Partnership Agreement.

(vii) Except as set forth in the Organizational Documents or in Section 5.02(b)(vii) of the Disclosure Letter, (i) the Company and its Subsidiaries are not a party to any agreements relating to the sale or transfer (including agreements imposing transfer restrictions) of any Company Common Stock or any ownership interests in any Subsidiary, (ii) the Company and its Subsidiaries are not a party to any stockholder voting agreements, voting trusts or other agreements relating to the voting of any shares of stock of the Company or any Subsidiary, and (iii) there are no restrictions on the Company’s ability to vote the equity interests of any of the Subsidiaries.

(viii) Except as set forth in Section 5.02(b)(viii) of the Disclosure Letter, there are not any Subsidiaries (other than the Partnership) and, to the knowledge of the Company, any Non-JPM JV in which any officer or director of the Company or any Subsidiary owns any stock or other securities. There are no agreements or understandings between the Company or any Subsidiary and any Person that could cause such Person to be treated as holding any stock or security in the Company or any Subsidiary as an agent for, or nominee of, the Company or any Subsidiary. The Company does not have a poison pill or similar stockholder rights plan.

(c) Authority Relative to this Agreement.

(i) The Company has all necessary corporate power and authority to execute and deliver this Agreement and to consummate the Company Merger and the other transactions contemplated hereby. No other corporate proceedings on the part of the Company are necessary to authorize this Agreement or to consummate the Company Merger and the other transactions contemplated hereby (other than (A) the Stockholder Approval and (B) the filing and recordation of appropriate merger documents as required by the MGCL and the DLLCA). This Agreement has been duly and validly executed and delivered by the Company and, assuming due authorization, execution and delivery hereof by each of Acquiror, Merger Subsidiary and Partnership Merger Subsidiary, constitutes a valid, legal and binding agreement of the Company, enforceable against the Company in accordance with and subject to its terms and conditions, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar Laws of general applicability relating to or affecting creditors’ rights or by general equity principles.

(ii) The Partnership has all necessary limited partnership power to execute and deliver this Agreement and to consummate the Partnership Merger and the other transactions contemplated hereby. No other partnership proceedings on the part of the Partnership, including actions of the Company as general partner of the Partnership, are necessary to authorize this Agreement or to consummate the transactions contemplated hereby (other than the receipt of the affirmative vote or consent of limited partners holding a majority in interest of the Partnership LP Units (the “Partnership Approval”) and (B) the filing and recordation of appropriate Partnership Merger documents as required by the VRULPA). This Agreement has been duly and validly executed and delivered by the Partnership and, assuming due authorization, execution and delivery hereof by each of Acquiror, Merger Subsidiary and Partnership Merger Subsidiary, constitutes a valid, legal and binding agreement of the Partnership, enforceable against the Partnership in accordance with and subject to its terms and conditions, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar Laws of general applicability relating to or affecting creditors’ rights or by general equity principles.

(iii) The Company Special Committee at a meeting duly called and held unanimously has duly and validly authorized the execution and delivery of this Agreement, declared the Company Merger advisable and approved, subject to the Stockholder Approval, the Company Merger and the other transactions contemplated hereby, and no other actions are required to be taken by the Company Board for the consummation of the Company Merger and the other transactions contemplated hereby. The Company Board at a meeting duly called and held unanimously has directed that this Agreement be submitted to the stockholders of the Company for their approval to the extent required by Law and the Company Charter and Company Bylaws and has recommended the approval of the Company Merger by the holders of the Company Common Stock. The Company Merger requires the affirmative vote of a majority of all votes entitled to be cast by the holders of all outstanding Company Common Stock as of the record date for the Stockholder Meeting (the “Stockholder Approval”). The Stockholder Approval is the only vote of the holders of any class or series of stock of Company necessary to approve the Company Merger.

(iv) Except as set forth in Section 5.02(c)(iv) of the Disclosure Letter, the transactions contemplated by this Agreement do not violate any provision regarding direct or indirect transfers of interests in any Subsidiary or, to the knowledge of the Company, any JV Entities, that are set forth in any agreement relating to the operation of, or the ownership interests in, any Subsidiary or, to the knowledge of the Company, any Non-JPM JV, even if such transactions result in a technical termination under Section 708 of the Code of any Subsidiary. All dividends or distributions on securities of the Company or any Subsidiary and, to the knowledge of the Company, any Non-JPM JV, that have been declared or authorized prior to the date of this Agreement have been paid in full (except to the extent such dividends have been publicly announced and are not yet due and payable).

(v) The Board of Directors of the Company has not taken any action permitted in the Organizational Documents that would grant dissenters or appraisal rights to any of the Company’s stockholders with respect to the Merger under Maryland law.

(d) No Conflict; Required Filings and Consents.

(i) Except as set forth in Section 5.02(d)(i) of the Disclosure Letter, the execution and delivery by each of the Company and the Partnership of this Agreement and the consummation of the Company Merger and the Partnership Merger, do not, (A) subject to the receipt of the Stockholder Approval, conflict with or violate the Organizational Documents, (B) assuming that all consents, approvals, authorizations and other actions described in subsection (c) have been obtained and all filings and obligations described in subsection (c) have been made, conflict with or violate any foreign or domestic statute, law, ordinance, regulation, rule, code, executive order, injunction, judgment, decree or other order (“Law”) applicable to the Company or any of its Subsidiaries or, to the knowledge of the Company, any Non-JPM JV, or by which any property or asset of the Company or any of its Subsidiaries or, to the knowledge of the Company, any Non-JPM JV, is bound or affected, or (C) conflict with, result in any breach of or constitute a default (or an event which, with notice or lapse of time or both, would become a default) under, or give to others any right of termination, amendment, acceleration or cancellation of any obligation, or give rise to a right of purchase, first offer or forced sale under, or result in the creation of a Lien on any property or asset of the Company or any of its Subsidiaries or, to the knowledge of the Company, any Non-JPM JV, pursuant to, or require the consent of any Person under, the terms of any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation, except, with respect to clauses (B) and (C), for any such conflicts, violations, breaches, defaults or other occurrences that would not have a Company Material Adverse Effect.

(ii) The execution and delivery by each of the Company and the Partnership of this Agreement does not, and the performance of its obligations hereunder will not, require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Authority except (A) for (1) applicable requirements, if any, of the Securities Act, the Exchange Act, state securities or “blue sky” laws (“Blue Sky Laws”) and state takeover Laws, (2) the filing with the SEC of a proxy statement, in preliminary and definitive form, relating to the Company Merger to be sent to the Company’s stockholders (as amended or supplemented from time to time, the “Proxy Statement”), (3) the filing of the Articles of Merger with, and the acceptance for record of the Articles of Merger by, the SDAT and the Delaware Secretary of State, (4) the filing of the Partnership Merger Certificate with the VSCC, (5) any filings required under Rule 13e-3 under the Exchange Act and (6) any filings required under the rules and regulations of the New York Stock Exchange (the “NYSE”), or (B) where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not have a Company Material Adverse Effect.

(e) Permits; Compliance.   Except as set forth in Section 5.02(e) of the Disclosure Letter, to the knowledge of the Company, each of the Company and its Subsidiaries and each Non-JPM JV is in possession of and in compliance with all franchises, grants, authorizations, licenses, permits, consents, certificates, approvals and orders of any Governmental Authority necessary for each of the Company or its Subsidiaries to own, lease and operate its properties or to carry on its business as it is now being conducted (the “Applicable Permits”), except where the failure to have, or the suspension or cancellation of, any of the Applicable Permits, or the failure to be in compliance with any of the Applicable Permits, would not have a Company Material Adverse Effect. No suspension or cancellation of any of the Applicable Permits is pending or, to the knowledge of the Company, threatened, except where the failure to have, or the suspension or cancellation of, any of the Applicable Permits would not have a Company Material Adverse Effect. To the knowledge of the Company, neither the Company nor any of its Subsidiaries is in conflict with, or in default, breach or violation of, (i) any Law applicable to the Company or any of its Subsidiaries or by which any of their properties or assets is bound or affected, or (ii) any note, bond, mortgage, indenture, contract, agreement, lease, license, Applicable Permit, franchise or other instrument or obligation to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries or any of their properties or assets is bound, except for any such conflicts, defaults, breaches or violations that would not have a Company Material Adverse Effect.

(f) SEC Filings; Financial Statements.

(i) The Company has filed all forms, reports and documents (including all exhibits) required to be filed by it with the SEC (the “SEC Reports”), other than audited financial statements for acquired properties that are not yet due. The SEC Reports, each as amended prior to the date hereof, (i) have been prepared in accordance with, and complied in all material respects with, the requirements of the Securities Act or the Exchange Act, as the case may be, and the rules and regulations promulgated thereunder, and (ii) except to the extent any SEC Report has been revised or superseded by a later filed SEC Report filed prior to the date hereof did not, when filed or as amended prior to the date hereof, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading. The Company does not have any outstanding and unresolved comments from the SEC with respect to any of the Company SEC Reports, nor has it received letters requesting information or otherwise inquiring as to any matters affecting the Company or the Partnership which have not been adequately addressed. None of the Company SEC Reports is the subject of any confidential treatment request by the Company. None of the Subsidiaries is subject to periodic reporting requirements under the Exchange Act or a requirement to file any form, report or other document with the SEC or any national securities exchange.

(ii) Each of the consolidated financial statements (including, in each case, any notes thereto) contained in the SEC Reports, as amended prior to the date hereof, was prepared in accordance with GAAP applied on a consistent basis throughout the periods indicated (except as may be indicated in the notes thereto) and each fairly presented, in all material respects, the consolidated financial position, results of operations and cash flows of the Company and its consolidated Subsidiaries as at the respective dates thereof and for the respective periods indicated therein except as otherwise noted therein (subject, in the case of unaudited statements, to normal and recurring year-end adjustments).

(iii) At all applicable times, the Company has been and is in compliance in all material respects with (x) the applicable provisions of the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”) and the rules and regulations promulgated thereunder and (y) the applicable listing and corporate governance rules and regulations of the NYSE.

(iv) The Company has designed disclosure controls and procedures required by Rule 13a-15 or Rule 15d — 15 under the Exchange Act to ensure that material information relating to the Company, including its Subsidiaries, is recorded and reported on a timely basis to the individuals responsible for the preparation of the Company’s filings with the SEC and other public disclosure documents.

(v) The Company has disclosed, based on the most recent evaluation of its chief executive officer and its chief financial officer prior to the date hereof, to the Company’s auditors and the audit committee of the Company’s Board of Directors (x) any significant deficiencies and material weaknesses in the design or operation of internal controls over financial reporting which are reasonably likely to adversely affect in any material respect the Company’s ability to record, process, summarize and report financial information and (y) any fraud or allegation of fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal controls over financial reporting. To the knowledge of the Company, the Company has not received any complaints since December 31, 2005 regarding accounting, internal accounting controls or auditing matters, including any such complaint regarding questionable accounting or auditing matters.

(vi) There are no outstanding loans made by the Company or any of its Subsidiaries to any executive officer (as defined in Rule 3b-7 under the Exchange Act) or director of the Company.

(vii) Neither the Company nor any of its Subsidiaries has any liabilities of a nature required by GAAP to be reflected in a consolidated balance sheet or the notes thereto, except liabilities that (v) are accrued or reserved against in the most recent financial statements included in the SEC Reports filed prior to the date hereof or are reflected in the notes thereto, that were material, (w) were incurred in the ordinary course of business consistent with past practice since the date of such financial statements, (x) were incurred pursuant to the transactions contemplated by this Agreement, or (y) have been discharged or paid in full prior to the date of this Agreement in the ordinary course of business.

(g) Absence of Certain Changes or Events.   Except as set forth in the SEC Reports or as set forth in Section 5.02(g) of the Disclosure Letter, since January 1, 2006, each of the Company and its Subsidiaries has conducted its business in the ordinary course and there has been no event, occurrence or fact that has resulted or would reasonably be expected to result in a Company Material Adverse Effect.

(h) Litigation.   Except (i) as listed in Section 5.02(h) of the Disclosure Letter, (ii) as set forth in the SEC Reports, or (iii) for suits, claims, Actions, proceedings or investigations arising from the ordinary course of operations of the Company and its Subsidiaries involving (A) collection matters or (B) personal injury or other tort litigation which are covered by adequate insurance (subject to customary deductibles), there is no Action pending or, to the Company’s knowledge, threatened in writing against the Company or any of its Subsidiaries nor, to the knowledge of the Company, any Non-JPM JV or any of its or their respective properties or assets that would have a Company Material Adverse Effect or that question the validity of this Agreement or any action to be taken by the Company or the Partnership in connection with the consummation of the Mergers. None of the Company nor its Subsidiaries is subject to any order, judgment, writ, injunction or decree. To the knowledge of the Company, there are no SEC inquiries or investigations, other governmental inquiries or investigations or internal investigations pending or threatened, in each case regarding any accounting practices of the Company or any of its Subsidiaries or any malfeasance by any executive officer or director of the Company or any of its Subsidiaries.

(i) Employee Benefit Plans.

(i) Section 5.02(i)(i) of the Disclosure Letter lists (A) all employee benefit plans (as defined in Section 3(3) of ERISA) and all bonus, stock option, stock purchase, restricted stock, incentive, deferred compensation, medical or life insurance, supplemental executive retirement plans, severance or other benefit plans, programs, trusts or arrangements, and all employment, termination, severance, compensation or other contracts or agreements, to which the Company or any of its Subsidiaries is a party, or which are sponsored by the Company or any of its Subsidiaries for the benefit of any current or former employee, officer, partner or director of the Company or any of its Subsidiaries or any other Person, and (B) any contracts, arrangements or understandings between the Company or any of its Affiliates and any current or former employee, officer, partner or director of the Company or of any of its Subsidiaries, including, without limitation, any contracts, arrangements or understandings or change in control arrangements relating to a sale of the Company (collectively, the “Benefit Plans”). The Company has made available to Acquiror a true and correct copy of (V) each written Benefit Plan, (W) the annual report (Form 5500) filed with the Internal Revenue Service (the “IRS”) for the most recent year for which such annual report was required to be filed, if any, (X) the most recent summary plan description for each Benefit Plan for which a summary plan description is required by applicable Law, (Y) the most recent determination letter, if any, issued by the IRS with respect to any Benefit Plan that is intended to qualify under Section 401(a) of the Code, and (Z) a written description of any unwritten Benefit Plan.

(ii) Each Benefit Plan has been operated in all respects in accordance with its terms and the requirements of all applicable Laws, including, without limitation, ERISA and the Code, except where such failure to operate such Benefit Plan in accordance with its terms and applicable Laws would not have, individually or in the aggregate, a Company Material Adverse Effect. No Action, claim or proceeding is pending or, to the knowledge of the Company threatened with respect to any Benefit Plan (other than claims for benefits in the ordinary course) that would have a Company Material Adverse Effect, individually or in the aggregate, and, to the knowledge of the Company, no fact or event exists that would give rise to any such Action, claim or proceeding. Each “non-qualified deferred compensation plan” (as defined in Code Section 409A(d)(1)) of the Company and its Subsidiaries has been operated in good faith compliance with Code Section 409A and the published guidance thereunder. Except as set forth in Section 5.02(i)(i) or Section 5.02(i)(ii) of the Disclosure Letter, there has been no “material modification” (within the meaning of IRS Notice 2005-1) of a non-qualified deferred compensation plan benefit that was earned and vested before January 1, 2005.

(iii) Each Benefit Plan that is intended to be qualified under Section 401(a) of the Code has timely received a favorable determination or opinion letter from the IRS and, to the knowledge of the Company, no fact or event has occurred since the date of any such determination or opinion letter that could reasonably be expected to adversely affect the qualified status of any such Benefit Plan. Each trust established in connection with any Benefit Plan which is intended to be exempt from federal income taxation under Section 501(a) of the Code is so exempt.

(iv) No Benefit Plan is, and neither the Company, any of its Subsidiaries nor any entity which is considered one employer with the Company or any of its Subsidiaries under Section 4001 of ERISA or is a member of the same controlled group as the Company or any of its Subsidiaries under Section 414 of the Code contributes to or maintains or has at any time established, maintained or contributed to or otherwise participated in or had an obligation to maintain, contribute to or otherwise participated in any Benefit Plan that is, (i) a “multiemployer plan” (within the meaning of Section 3(37) of ERISA), (ii) a “multiple employer plan” (within the meaning of Section 413(c) of the Code), or (iii) any single employer plan or other pension plan that is subject to Title IV or Section 302 of ERISA or Section 412 of the Code. All contributions required to be made under each Benefit Plan have been timely made or properly accrued.

(v) Except as set forth in the Material Contracts or agreement with respect to the LTIP Units or in Section 5.02(i)(v)(a) of the Disclosure Letter, neither the execution and delivery of this Agreement, nor the consummation of the transactions contemplated hereby, either alone or in combination with another event (whether contingent or otherwise) will (i) accelerate the vesting, funding or time of payment of any compensation, equity award or other benefit, (ii) entitle any employee of the Company or any of its Subsidiaries, to severance pay or any increase in severance pay upon any termination of employment after the date hereof, (iii) limit or restrict the right of the Company or, after the consummation of the transactions contemplated in this Agreement, Acquiror, the Surviving Company or the Surviving Partnership to merge, amend or terminate any of the Benefits Plan or (iv) result in payments under any of the Benefit Plans or otherwise which would not be deductible under Section 162(m) or Section 280G of the Code. Except as set forth in Section 5.02(i)(v)(b) of the Disclosure Letter, by its terms each Benefit Plan can be terminated unilaterally by the Company within thirty days.

(vi) Except as set forth in Section 5.02(i)(vi) of the Disclosure Letter, none of the Benefit Plans provide for continuing post-employment health, life insurance coverage or other welfare benefits for any participant or any beneficiary of a participant except as may be required under any Law.

(vii) To the knowledge of the Company, the Company and its Subsidiaries have no obligations or liabilities for compensation or benefits payable to employees of the Non-JPM JVs.

(j) Labor Matters.   Neither the Company nor any of its Subsidiaries is a party to any collective bargaining agreement or other labor union contract applicable to persons employed by the Company or any of its Subsidiaries nor does the Company have any knowledge of any activity or proceeding of any labor organization (or representative thereof) or employee group (or representative thereof) to organize any such employees. Except as would not have a Company Material Adverse Effect, (i) there are no grievances outstanding against the Company or any of its Subsidiaries under such agreement or contract or any unfair labor practices pending or to the knowledge of the Company threatened; (ii) there is no strike, slowdown, work stoppage or lockout by or with respect to any employees of the Company or any of its Subsidiaries; (iii) there is no complaint, lawsuit or proceeding in any forum by or on behalf of any present or former employee, any applicant for employment or any classes of the foregoing, alleging breach of any express or implied contract of employment, any Law or regulation governing employment or the termination thereof or other discriminatory, wrongful or tortious conduct in connection with the employment relationship pending, or, to the knowledge of the Company, threatened against the Company or any of the Subsidiaries; (iv) the Company and each of the Subsidiaries are in compliance with all applicable Laws in respect of employment and employment practices, terms and conditions of employment, wages, hours of work and occupational safety and health; and (v) there is no proceeding, claim, suit, action or governmental investigation pending or, to the knowledge of the Company, threatened, with respect to which any current or former director, officer, employee or agent of the Company or any of the Subsidiaries is claiming indemnification from the Company or any of the Subsidiaries. Neither the Company nor any Subsidiary has incurred any liability or obligation under the Worker Adjustment and Retraining Notification Act.

(k) Information Supplied.   The information relating to the Company and its Subsidiaries to be contained in the Proxy Statement and other documents required to be filed with the SEC in connection with the transactions contemplated by this Agreement (“Other Filings”) will not, in the case of the Proxy Statement, at the date it is first mailed to holders of Company Common Stock or at the time of Company Stockholder Meeting or at the time of any amendment or supplement thereof, or, in the case of any Other Filing at the date it is filed with the SEC or first mailed to the Company’s stockholders, contain any untrue statement of material fact or omit to state any material fact required to be stated therein or necessary in order to make statements therein and in light of the circumstances under which such statement is made, not misleading except that no representation is made by the Company with respect to the information supplied in writing by Acquiror, Merger Subsidiary or Partnership Merger Subsidiary for inclusion therein. All documents that the Company is responsible for filing with the SEC in connection with the Mergers or the other transactions contemplated by this Agreement will comply as to form and substance in all material respects with the applicable requirements of the Securities Act and the rules and regulations thereunder and the Exchange Act and the rules and regulations thereunder.

(l) Property and Leases.

(i) Section 5.02(l)(i) of the Disclosure Letter sets forth, as of the date of this Agreement, a correct and complete list and address of all real property interests owned or held by the Company and its Subsidiaries and, to the knowledge of the Company, Non-JPM JVs, including fee interests, ground leasehold interests and mortgage loans held as lender (all such real property, together with all buildings, structures and other improvements and fixtures located on or under such real property and all easements, rights and other appurtenances to such real property, are individually referred to herein as “Company Property” and collectively referred to herein as the “Company Properties”). Except for property leased by the Company, a Subsidiary or a Non-JPM JV, to the knowledge of the Company, the Company or the Subsidiaries, or the Non-JPM JV, own fee simple title to the Company Properties. To the knowledge of the Company, the interests of the Company and the Subsidiaries and the Non-JPM JVs, in the Company Properties are good, marketable and insurable, subject to Permitted Liens and Permitted Encumbrances. Each of the Company Properties is owned or leased by the Partnership or other Subsidiaries or, to the knowledge of the Company, Non-JPM JVs, as indicated in Section 5.02(l)(i) of the Disclosure Letter, in each case free and clear of any Liens, title defects, contractual restrictions, covenants or reservations of interests in title (collectively, “Property Restrictions”), except for (A) Permitted Liens and (B) Property Restrictions imposed or promulgated by Law or by any Governmental Entity which are customary and typical for similar properties; provided, however, in the case of clauses (A) and (B) above, such matters do not have, individually or in the aggregate, a Company Material Adverse Effect or materially interfere with the ordinary operations of any Company Property or materially detract from the value or marketability of the Company Property (such matters in clauses (A) and (B) above, collectively, “Permitted Encumbrances”). For purposes of this Agreement, “Permitted Liens” means (A) Liens for Taxes not yet due or delinquent or as to which there is a good faith dispute and for which there are adequate reserves on the financial statements of the Company, (B) any matter disclosed in the Company Title Insurance Policies, (C) inchoate materialmen’s, mechanics’, carriers’, workmen’s and repairmen’s liens arising in ordinary course of business and not past due and payable or the payment of which is being contested in good faith by appropriate proceedings and for which there are adequate reserves on the financial statements of the Company, (D) the Company Leases and (E) mortgages and deeds of trust granted as security for financings listed or described in the Disclosure Letter or SEC Reports.

(ii) The Company and each of its Subsidiaries and, to the knowledge of the Company, the Non-JPM JVs, have good and sufficient title to all the material personal and non-real properties and assets reflected in their books and records as being owned by them (including those reflected in the consolidated balance sheet of the

Company and its Subsidiaries as of June 30, 2006, except as since sold or otherwise disposed of in the ordinary course of business), free and clear of all Liens, except for Permitted Encumbrances.

(iii) Except as provided for in Section 5.02(l)(iii) of the Disclosure Letter, policies of title insurance (each a “Company Title Insurance Policy”) have been issued insuring, as of the effective date of each such Company Title Insurance Policy, the Company’s or the applicable Subsidiary’s or, to the knowledge of the Company, the Non-JPM JVs, (or the applicable predecessor’s or acquiror’s) fee simple title to or leasehold interest in the Company Properties, subject to matters disclosed on the Company Title Insurance Policies and Permitted Encumbrances, and to the knowledge of the Company, such policies are valid and in full force and effect and no written claim has been made against any such policy. A copy of each Company Title Insurance Policy has been made available to Acquiror.

(iv) Section 5.02(l)(iv) of the Disclosure Letter sets forth each contract to which the Company or any Subsidiary or, to the knowledge the Company, any Non-JPM JV, is a party as of the date of this Agreement (i) for the acquisition, option to acquire, development or construction of any Company Property or any other real property or (ii) for the disposition or the option to sell (by merger, purchase, or sale of assets or stock or otherwise) of any Company Property or any other real property.

(v) To the knowledge of the Company, none of the Company or any of the Subsidiaries, nor, to the knowledge of the Company, any Non-JPM JV has received any written notice to the effect that (i) any condemnation or rezoning proceedings are pending or, to the Company’s knowledge, threatened with respect to any of the Company Properties, or (ii) any Laws including, without limitation, any zoning regulation or ordinance, building or similar law, code, ordinance, order or regulation have been violated for any Company Property, or will be violated by the continued maintenance, operation or use of any buildings or other improvements on any of the Company Properties or by the continued maintenance, operation or use of the parking areas located thereon or appurtenant thereto or used in connection therewith, except, in any case, as would not have a Company Material Adverse Effect.

(vi) The rent rolls of the Company Properties have been made available to Acquiror and are true, complete and correct in all material respects. Section 5.02(l)(vi) of the Disclosure Letter sets forth a correct and complete list as of June 30, 2006 of each tenant which leases any Company Property and which represents more than 1.5% of the Company’s pro rata base annualized rent at June 30, 2006. Each Company Lease is in full force and effect and is valid, binding and enforceable in accordance with its terms against (a) the Company or a Subsidiary and, to the knowledge of the Company, a Non-JPM JV, and (b) to the knowledge of the Company, the other parties thereto, except such as would not have a Company Material Adverse Effect. Except as listed in Section 5.02(l)(vi) of the Disclosure Letter, the Company and its Subsidiaries, and, to the knowledge of the Company, the Non-JPM JVs have performed, except to the extent that any non-performance would not have a Company Material Adverse Effect, all obligations required to be performed by them under each of the Company Leases and neither the Company nor any of its Subsidiaries nor, to the knowledge of the Company, any Non-JPM JV or other party, is in default under any Company Lease, which default would have a Company Material Adverse Effect (and to the Company’s knowledge, no event has occurred which, with due notice or lapse of time or both, would constitute such a default). The Company has made available to Acquiror a correct and complete copy of each Company Lease and all amendments thereto. Section 5.02(l)(vi) of the Disclosure Letter includes any Company Lease which has been executed for which the term has not yet commenced which would represent more than 1.5% of the Company’s pro rata base annualized rent at June 30, 2006.

(vii) Section 5.02(l)(vii) of the Disclosure Letter sets forth a correct and complete list of each ground lease to which the Partnership or a Subsidiary is a lessee (individually, a “Ground Lease” and collectively, “Ground Leases”). Except as listed in Section 5.02(l)(vii) of the Disclosure Letter, or as would not materially interfere with the ordinary operations of any Company Property or materially detract from the value or marketability of the Company Property, the Company and its Subsidiaries have performed all obligations required to be performed by them to date under each of the Ground Leases and neither the Company nor any of its Subsidiaries nor, to the knowledge of the Company, any other party, is in default under any Ground Lease, which would materially interfere with the ordinary operations of any Company Property or materially detract from the value or marketability of the Company Property. The Company has made available to Acquiror a correct and complete copy of each Ground Lease and all amendments thereto. Section 5.02(l)(vii) of the Disclosure Letter includes any Ground Lease which has been executed for which the term has not yet commenced. With respect to each Ground Lease, Section 5.02(l)(vii) of the Disclosure Letter sets forth (i) the name of the landlord, (ii) the expiration date and (iii) the base rent.

(viii) Except as set forth in Section 5.02(l)(viii) of the Disclosure Letter, neither the Company nor any of its Subsidiaries, nor to the knowledge of the Company, any Non-JPM JV, has granted any unexpired option agreements or rights of first refusal with respect to the purchase of a Company Property or any portion thereof or any other unexpired rights in favor of any third party to purchase or otherwise acquire a Company Property.

(m) Intellectual Property.   Except as would not have a Company Material Adverse Effect, (i) the conduct of the business of the Company and its Subsidiaries as currently conducted does not infringe the Intellectual Property rights of any third parties and (ii) with respect to Intellectual Property owned by or licensed to the Company or any of its Subsidiaries and material to the business of the Company and the Subsidiaries, the Company or such Subsidiary has the right to use such Intellectual Property in the continued operation of its business as currently conducted.

(n) Taxes.   Except as set forth in Section 5.02(n) of the Disclosure Letter:

(i) The Company and its Subsidiaries have (i) timely filed (or there have been filed on their behalf) all material Tax Returns required to be filed by them (after giving effect to any filing extension properly granted by a Governmental Authority having authority to do so), and such Tax Returns are true, correct and complete in all material respects, and (ii) paid all Taxes required to be shown as due on such Tax Returns or adequately reserved for such Taxes.

(ii) The most recent financial statements contained in the SEC Reports filed prior to the date hereof reflect an adequate reserve (excluding any reserve for deferred Taxes established to reflect timing differences between book and Tax income) for all material Taxes payable by the Company and its Subsidiaries for all taxable periods and portions thereof through the date of such financial statements and Taxes payable by the Company and its Subsidiaries on the Closing Date will not exceed such reserve as adjusted through the Closing Date in accordance with the past custom and practice of the Company and its Subsidiaries in filing their Tax Returns.

(iii) The Company and its Subsidiaries have complied in all material respects with all applicable Laws relating to the payment and withholding of Taxes, have duly and timely withheld and paid over to the appropriate Governmental Authority all amounts required to be so withheld and paid under all applicable Laws, and have duly and timely filed all material Tax Returns with respect to such withheld Taxes.

(iv) The Company, (i) for the taxable year ended December 31, 2005, has qualified as a REIT, (ii) has operated since December 31, 2005 in a manner that will permit it to qualify as a REIT for the taxable year that includes the date hereof, and (iii) will continue to operate in such a manner as to permit it to continue to qualify as a REIT for the taxable year of the Company that will end with the Mergers (and if the Mergers are not consummated prior to January 1, 2007, for the taxable year that will end on December 31, 2006). To the knowledge of the Company, no challenge to the Company’s status as a REIT is pending or has been threatened in writing. No Subsidiary is a corporation for U.S. federal income tax purposes, other than a corporation that qualifies as a “qualified REIT subsidiary,” within the meaning of Section 856(i)(2) of the Code, or as a Taxable REIT Subsidiary or as a REIT, within the meaning of Section 856 through 860 of the Code. A complete list of each Taxable REIT Subsidiary and qualified REIT subsidiary is set forth in Section 5.02(n)(iv) of the Disclosure Letter.

(v) Each Subsidiary that is a partnership, joint venture, or limited liability company (i) has been since its formation treated for U.S. federal income tax purposes as a partnership or disregarded entity, as the case may be, and not as a corporation or an association taxable as a corporation, (ii) has not since the later of its formation or the acquisition by the Company of a direct or indirect interest therein owned any assets (including, without limitation, securities) that have caused the Company to violate Section 856(c)(4) of the Code or would cause the Company to violate Section 856(c)(4) of the Code on the last day of any calendar quarter after the date hereof and (iii) to the extent applicable, has an election under Section 754 of the Code in effect.

(vi) Neither the Company nor any Subsidiary holds any asset the disposition of which would be subject to rules similar to Section 1374 of the Code.

(vii) Since their formation, the Company and its Subsidiaries have not incurred any material liability for excise taxes under Sections 857(b), 857(f), 860(c) or 4981 of the Code, including without limitation any excise tax arising from a prohibited transaction described in Section 857(b)(6) of the Code or any tax arising from “predetermined rents, predetermined deductions and excess interest” described in Section 857(b)(7) of the Code, and neither the Company nor any Subsidiary has incurred any liability for Taxes other than in the usual, regular and ordinary course of business. No event has occurred and no condition or circumstance exists which presents a material risk that any Tax described in the preceding sentence will be imposed upon the Company or any Subsidiary.

(viii) Neither the Company nor any Subsidiary is a party to any Tax sharing or similar agreement or arrangement other than any agreement or arrangement solely between the Company and any of its Subsidiaries, pursuant to which it will have any obligation to make any payments after the Closing.

(ix) Neither the Company nor any of its Subsidiaries has requested a private letter ruling from the IRS or comparable rulings from other taxing authorities.

(x) Neither the Company nor any Subsidiary (A) is or has ever been a member of an affiliated group (other than a group the common parent of which is the Company or a directly or indirectly wholly-owned Subsidiary of the Company) filing a consolidated federal income tax return, (B) has any liability for the Taxes of another person other than the Company and the Subsidiaries under Treasury Regulation 1.1502-6 (or any similar provision of state, local or foreign law), as a transferee or successor or by contract and (C) has entered into or is subject, directly or indirectly, to any Tax sharing agreement, Tax indemnification agreement or similar contract or arrangement.

(xi) To the knowledge of the Company, the Company is a “domestically-controlled qualified investment entity” within the meaning of Section 897(h)(4)(B) of the Code.

(xii) To the knowledge of the Company, no nonresident alien individual or foreign corporation owns or at any time during the past year has owned more than five percent (5%) of the Company Common Stock.

(xiii) Neither the Company nor any of its Subsidiaries has entered into any “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or foreign income Tax Law).

(xiv) No audit or other proceeding with respect to any Taxes due from or with respect to the Company or any of its Subsidiaries, or any Tax Return filed by the Company or any of its Subsidiaries is being conducted by any Tax authority or other Governmental Authority, and neither the Company nor any of its Subsidiaries has received written notice that any such audit or other proceeding with respect to Taxes or any Tax Return is pending. No extension of the statute of limitations on the assessment of any material Taxes has been granted by the Company or any of its Subsidiaries.

(xv) No claim has been made in writing by a taxing authority or other Governmental Authority in a jurisdiction where the Company or any Subsidiary of the Company does not file Tax Returns that the Company or any such Subsidiary is or may be subject to material taxation by that jurisdiction.

(xvi) There are no Liens for material Taxes upon any assets of the Company or any Subsidiary thereof, except for Permitted Liens.

(xvii) Neither the Company nor any of its Subsidiaries (i) has participated in any reportable transaction as defined in Treasury Regulations Section 1.6011-4(b) or (ii) is a material advisor as defined in Section 6111(b) of the Code.

(xviii) Each holder of LTIP Units has been allocated items of Partnership income, gain, loss and deduction for all periods and on all Tax Returns as if such units were fully vested at all times.

(o) Environmental Matters.

(i) Section 5.02(o)(i) of the Disclosure Letter sets forth a list of all the reports related to the environmental condition of the Company Property that have been provided to Acquiror. Except as set forth in such reports or as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect:

(1) each of the Company and its Subsidiaries (A) is in material compliance with all, and has not violated in any material respect any, Environmental Laws, (B) holds all Permits, approvals, identification numbers, licenses and other authorizations required under any Environmental Law to own or operate its assets as currently owned and operated and to carry on its business as it is now being conducted (“Environmental Permits”) and (C) is in material compliance with all of, and has not violated any of, its respective Environmental Permits;

(2) neither the Company nor any Subsidiary has released Hazardous Substances on any Company Property or any real property formerly owned by the Company or any Subsidiary, and to the knowledge of the Company, no Hazardous Substances or other conditions are present at any other location that could reasonably be expected to result in liability of, or adversely affect, the Company or any Subsidiary under any Environmental Law;

(3) neither the Company nor any Subsidiary nor, to the knowledge of the Company, any Non-JPM JV has received any written notice or claim alleging that the Company or any Subsidiary or Non-JPM JV is or may be in violation of, or liable under, or a potentially responsible party pursuant to, the Comprehensive Environmental Response, Compensation, and Liability Act of 1980 (“CERCLA”) or any other Environmental Law; and

(4) neither the Company nor any Subsidiary (A) has entered into or agreed to any consent decree or order or is a party to any judgment, decree or judicial order relating to compliance with Environmental Laws, Environmental Permits or the investigation, sampling, monitoring, treatment, remediation, removal or cleanup of Hazardous Substances, and to the knowledge of the Company, no investigation, litigation or other proceeding is pending or threatened with respect to any of the above or (B) has assumed, by contract or operation of law, any liability under any Environmental Law or relating to any Hazardous Substances, or is an indemnitor in connection with any threatened or asserted claim by any third-party indemnitee for any liability under any Environmental Law or relating to any Hazardous Substances.

(ii) Notwithstanding any other provision of this Agreement, this Section 5.02(o) sets forth the Company’s sole and exclusive representations and warranties with respect to Hazardous Substances, Environmental Laws or other environmental matters.

(p) Material Contracts.

(i) Except as filed as exhibits to the SEC Reports filed prior to the date of this Agreement, or as disclosed in Section 5.02(p)(i) of the Disclosure Letter, neither the Company nor any of its Subsidiaries is a party to any contract that:

(1) is a “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC);

(2) relates to employment, severance, change in control or termination with officers, directors or employees of the Company or any Subsidiary; or

(3) contains any non-compete or exclusivity provisions with respect to any line of business or geographic area with respect to the Company or any of its Subsidiaries or that restricts the conduct of any line of business by the Company or any of its Subsidiaries or any geographic area in which the Company or any of its Subsidiaries may conduct business, in each case in any material respect (the contracts described in clauses (1) — (3) being the “Material Contracts”).

(ii) Each Material Contract is valid, binding and enforceable in accordance with its terms and is in full force and effect with respect to the Company or its Subsidiaries and, to the knowledge of the Company, with respect to the other parties thereto, and neither the Company nor any of its Subsidiaries nor, to the knowledge of the Company, any other party thereto is in default under any Material Contract, except as would not (i) prevent or materially delay consummation of the Mergers, or (ii) result in a Company Material Adverse Effect. True and complete copies of all Material Contracts have been made available to Acquiror.

(iii) The transactions contemplated hereby will not trigger any due-on-sale provision on any of such mortgages, deeds of trust, loan agreements or other documents, except as set forth in Section 5.02(p)(iii) of the Disclosure Letter.

(iv) Except as set forth in Section 5.02(p)(iv) of the Disclosure Letter, there are no indemnification agreements entered into by and between the Company or any of the Company Subsidiaries and any director or officer of the Company or any of the Subsidiaries.

(v) To the knowledge of the Company, the transactions contemplated by this Agreement will not trigger any termination, buy-sell, transfer, option, right of first refusal, right of first offer, tag-along or any similar right by any party under any joint venture agreements for the non-JPM JVs, except as set forth in Section 5.02(p)(v) of the Disclosure Letter, and will not require the consent of any joint venture partner in any Non-JPM JV, except as set forth in Section 5.02(p)(v) of the Disclosure Letter.

(vi) Except as set forth in Section 5.02(p)(vi) of the Disclosure Letter, none of the Company nor any of its Subsidiaries is a party to any agreement which would restrict any of them from prepaying any of their indebtedness without penalty or premium at any time or which requires any of them to maintain any amount of indebtedness with respect to any of the Company Properties.

(vii) Except as set forth in Section 5.02(p)(vii) of the Disclosure Letter or for agreements filed as exhibits to the SEC Reports filed prior to the date of this Agreement, none of the Company or any of its Subsidiaries is a party to any agreement relating to the management of any Company Property by any Person other than the Company or a Subsidiary.

(viii) None of the Company or any of its Subsidiaries is a party to any agreement pursuant to which the Company or any of its Subsidiaries manages or provides services with respect to any real properties other than the Company Properties, except for the agreements listed in Section 5.02(p)(viii) of the Disclosure Letter or filed as exhibits to the SEC Reports filed prior to the date of this Agreement.

(ix) Except for those contracts or agreements set forth in Section 5.02(p)(ix) of the Disclosure Letter, none of the Company or any of its Subsidiaries has entered into any contract or agreement (collectively, the “Participation Agreements”) with any Person (a “Participation Party”) that provides for a right of such Participation Party to participate, invest, join, partner, or have any interest in whatsoever (whether characterized as a contingent fee, profits interest, equity interest or otherwise) or have the right to any of the foregoing in any proposed or anticipated investment opportunity, joint venture, partnership or any other current or future transaction or property in which the Company or any Subsidiary has an interest, including but not limited to those transactions or properties identified, sourced, produced or developed by such Participation Party.

(q) Insurance.  Section 5.02(q) of the Disclosure Letter sets forth a correct and complete list of the insurance policies held by, or for the benefit of, the Company or any of its Subsidiaries, including the underwriter of such policies and the amount of coverage thereunder. The Company and its Subsidiaries have paid, or caused to be paid, all premiums due under such policies and have not received written notice that they are in material default with respect to any obligations under such policies. Neither the Company nor any of its Subsidiaries has received any written notice of cancellation or termination with respect to any existing insurance policy set forth in Section 5.02(q) of the Disclosure Letter that is held by, or for the benefit of, the Company or any of the Subsidiaries.

(r) Related Party Transactions.  Except as set forth in SEC Reports and except for compensation, benefits and advances received in the ordinary course of business by employees, directors or consultants of the Company or its Subsidiaries, there are no agreements and contracts entered into by the Company or any of its Subsidiaries under which continuing obligations exist with any Person who is an officer, director or Affiliate of the Company or any of its Subsidiaries, any member of the “immediate family” (as such term is defined in Item 404 of Regulation S-K promulgated under the Securities Act) of any of the foregoing or any entity of which any of the foregoing is an Affiliate.

(s) Takeover Statutes.  Assuming the accuracy of the Acquiror’s representations in Section 5.03, the Company has taken all necessary steps so that the Business Combination Statute and Control Share Acquisition Act (Subtitles 6 and 7 of Title 3 of the MGCL) and any other moratorium, control share, business combination or other takeover Laws are not applicable to this Agreement or the Company Merger. The Company and the Company Board have taken all necessary actions to render any and all limitations on ownership of Common Stock of the Company inapplicable to the Company Merger.

(t) Brokers.  No broker, finder or investment banker (other than Wachovia Capital Markets, LLC) is entitled to any brokerage, finder’s or other fee or commission in connection with the Mergers based upon arrangements made by or on behalf of the Company or the Partnership. The Company has provided to Acquiror a correct and complete copy of the agreements with Wachovia Capital Markets, LLC under which Wachovia will be entitled to any payment in connection with the Mergers or the transactions contemplated by this Agreement.

(u) Opinion of Financial Advisor.  The Company Special Committee has received the opinion of Wachovia Capital Markets, LLC, to the effect that the Company Merger Consideration is fair to the holders of Company Common Stock from a financial point of view. It is agreed and understood that such opinion is for the benefit of the Company Special Committee and may not be relied on by Acquiror, Merger Subsidiary or Partnership Merger Subsidiary.

(v) Investment Company Act.  Neither the Company nor any Subsidiary is required to be registered as an investment company under the Investment Company Act of 1940, as amended.

(i) Except as otherwise specifically set forth herein, neither the Company nor any other Person or entity makes any representation or warranty with respect to, or will have, or be subject to, any liability or indemnification obligation to Acquiror, Merger Subsidiary, Partnership Merger Subsidiary or any other Person or entity resulting from the distribution in written or verbal communications to Acquiror, Merger Subsidiary or Partnership Merger Subsidiary or any of their Representatives or use by Acquiror, Merger Subsidiary or Partnership Merger Subsidiary or any of their Representatives of, any such information, including any information, documents, projections, forecasts or other material made available to Acquiror, Merger Subsidiary or Partnership Merger Subsidiary in online “data rooms,” confidential information memoranda or management interviews and presentations in expectation of the transactions contemplated by this Agreement.

(ii) In connection with any investigation by Acquiror, Merger Subsidiary and Partnership Merger Subsidiary or any of their Representatives of the Company, its Subsidiaries or any Non-JPM JV, Acquiror, Merger Subsidiary and Partnership Merger Subsidiary and their Representatives have received or may receive from the Company and its Subsidiaries or Representatives and/or other persons or entities on behalf of the Company or the Partnership certain projections, forward-looking statements and other forecasts and certain business plan information in written or verbal communications. Acquiror, Merger Subsidiary and Partnership Merger Subsidiary acknowledge that there are uncertainties inherent in attempting to make such estimates, projections and other forecasts and plans, that Acquiror, Merger Subsidiary and Partnership Merger Subsidiary are taking full responsibility for making their own evaluation of the adequacy and accuracy of all estimates, projections and other forecasts and plans so furnished to them (including the reasonableness of the assumptions underlying such estimates, projections, forecasts or plans), and that Acquiror, Merger Subsidiary and Partnership Merger Subsidiary shall have no claim against any Person or entity with respect thereto. Accordingly, Acquiror, Merger Subsidiary and Partnership Merger Subsidiary acknowledge that neither the Company nor the Partnership nor any other Person or entity on behalf of the Company or Partnership makes any representation or warranty with respect to such estimates, projections, forecasts or plans (including the reasonableness of the assumptions underlying such estimates, projections, forecasts or plans).

5.03  Representations and Warranties of Acquiror, Merger Subsidiary and Partnership Merger Subsidiary.  Acquiror, Merger Subsidiary and Partnership Merger Subsidiary hereby jointly and severally represent and warrant to the Company and the Partnership as follows:

(a) Corporate Organization.

(i) Acquiror is a limited liability company duly organized, validly existing and in good standing under the Laws of the State of Delaware. The limited liability company agreement of Acquiror is in effect and no dissolution, revocation or forfeiture proceedings regarding Acquiror have been commenced. Acquiror is in good standing under the Laws of any other jurisdiction in which the character of the properties owned, leased or operated by it therein or in which the transaction of its business makes such qualification or licensing necessary, other than in such jurisdictions where the failure to be so qualified or licensed would not have a material adverse effect on Acquiror. Acquiror has all requisite power and authority to own, lease and operate its properties and to carry on its businesses as now conducted and proposed by Acquiror to be conducted.

(ii) Merger Subsidiary is a limited liability company duly organized, validly existing and in good standing under the Laws of the State of Delaware. The limited liability company agreement of Merger Subsidiary is in effect and no dissolution, revocation or forfeiture proceedings regarding Merger Subsidiary have been commenced. Merger Subsidiary is in good standing under the Laws of any other jurisdiction in which the character of the properties owned, leased or operated by it therein or in which the transaction of its business makes such qualification or licensing necessary, other than in such jurisdictions where the failure to be so qualified or licensed would not have a material adverse effect on Acquiror. Merger Subsidiary has all requisite power and authority to own, lease and operate its properties and to carry on its businesses as now conducted and proposed by Merger Subsidiary to be conducted.

(iii) Partnership Merger Subsidiary is a limited partnership duly formed, validly existing and in good standing under the Laws of the Commonwealth of Virginia. The limited partnership agreement of Partnership Merger Subsidiary is in effect and no dissolution, revocation or forfeiture proceedings regarding Partnership Merger Subsidiary have been commenced. Partnership Merger Subsidiary is in good standing under the Laws of any other jurisdiction in which the character of the properties owned, leased or operated by it therein or in which the transaction of its business makes such qualification or licensing necessary, other than in such jurisdictions where the failure to be so qualified would not have a material adverse effect on Acquiror. Partnership Merger Subsidiary has all requisite power and authority to own, lease and operate its properties and to carry on its businesses as now conducted and proposed by Partnership Merger Subsidiary to be conducted.

(iv) The Organizational Documents of Acquiror, Merger Subsidiary and Partnership Merger Subsidiary are in full force and effect.

(b) Authority Relative to this Agreement.

(i) Each of Acquiror, Merger Subsidiary and Partnership Merger Subsidiary has all necessary power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. No other proceedings on the part of Acquiror, Merger Subsidiary or Partnership Merger Subsidiary, or any of their respective subsidiaries, are necessary to authorize this Agreement or to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by each of Acquiror, Merger Subsidiary and Partnership Merger Subsidiary and, assuming due authorization, execution and delivery hereof by each of the Company and the Partnership, constitutes a valid, legal and binding agreement of each of Acquiror, Merger Subsidiary and Partnership Merger Subsidiary, enforceable against each of Acquiror, Merger Subsidiary and Partnership Merger Subsidiary in accordance with and subject to its terms and conditions, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar Laws of general applicability relating to or affecting creditors’ rights or by general equity principles.

(ii) The member and managers of Acquiror have duly and validly authorized the execution and delivery of this Agreement and approved the consummation of the Mergers (to the extent that it is a party thereto), and taken all actions required to be taken by the limited liability company agreement of Acquiror for the consummation of the Mergers.

(iii) The member and manager of Merger Subsidiary have duly and validly authorized the execution and delivery of this Agreement and approved the consummation of the Company Merger, and taken all actions required to be taken by the limited liability company agreement of Merger Subsidiary for the consummation of the Company Merger.

(iv) Merger Subsidiary, as the sole general partner of Partnership Merger Subsidiary, has duly and validly authorized the execution and delivery of this Agreement and approved the consummation of the Partnership Merger (to the extent that it is a party thereto), and taken all corporate or similar actions required to be taken by the sole general partner of Partnership Merger Subsidiary for the consummation of the Partnership Merger.

(c) Consents and Approvals; No Violations.

(i) The execution and delivery of this Agreement by Acquiror, Merger Subsidiary and Partnership Merger Subsidiary does not, and the performance of Acquiror’s, Merger Subsidiary’s and Partnership Merger Subsidiary’s obligations hereunder will not, (A) conflict with or violate the limited liability company agreement of Acquiror, the limited liability company agreement of Merger Subsidiary or the limited partnership agreement of Partnership Merger Subsidiary, (B) conflict with or violate any Law applicable to Acquiror, Merger Subsidiary or Partnership Merger Subsidiary or by which any of its properties or assets is bound or affected, or (C) result in any breach of, or constitute a default (or an event which, with notice or lapse of time or both, would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a Lien or other encumbrance on any of its properties or assets pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which it is a party or by which it or any of its properties or assets is bound or affected, except, with respect to clauses (B) and (C), for any such conflicts, violations, breaches, defaults or other occurrences that would not prevent or delay consummation of the Mergers or otherwise prevent it from performing its obligations under this Agreement.

(ii) The execution and delivery of this Agreement by Acquiror, Merger Subsidiary and Partnership Merger Subsidiary does not, and the performance of Acquiror’s, Merger Subsidiary’s or Partnership Merger Subsidiary’s obligations hereunder will not, require any consent, approval, authorization or permit of, or filing with, or notification to, any Governmental Authority or any other Person, except (A) for (1) applicable requirements, if any, of the Exchange Act, Blue Sky Laws and state takeover Laws, and (2) the filing with the SEC of the Proxy Statement, and (B) where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not prevent or delay consummation of the Mergers, or otherwise prevent Acquiror from performing its obligations under this Agreement.

(d) Litigation.  There is no Action pending or, to Acquiror’s knowledge, threatened against Acquiror or any of its Subsidiaries or any of its or their respective properties or assets that questions the validity of this Agreement or any action to be taken by Acquiror, Merger Subsidiary or Partnership Merger Subsidiary in connection with the consummation of the Mergers.

(e) Brokers.  No broker, finder or investment banker (other than Goldman, Sachs & Co.) is entitled to any brokerage, finder’s or other fee or commission payable by the Acquiror, Merger Subsidiary or Partnership Merger Subsidiary in connection with the Mergers based upon arrangements made by and on behalf of Acquiror, Merger Subsidiary or Partnership Merger Subsidiary or any of their Subsidiaries.

(f) Available Funds.  Acquiror on the Closing Date will have cash sufficient to pay the Merger Consideration and to satisfy the obligations of Acquiror, Merger Subsidiary and Partnership Merger Subsidiary at such time and in such manner as contemplated by this Agreement, including, without limitation, in connection with the Mergers, and the other transactions contemplated hereby and all related Expenses. The obligations of Acquiror hereunder are not subject to any conditions regarding the ability of Acquiror, Merger Subsidiary or Partnership Merger Subsidiary to obtain financing.

(g) Ownership of Merger Subsidiary; No Prior Activities.  Merger Subsidiary is a direct wholly owned subsidiary of Acquiror. Merger Subsidiary is a disregarded entity for federal income tax purposes. Merger Subsidiary has not conducted any activities other than in connection with its organization, the negotiation and execution of this Agreement and the consummation of the transactions contemplated hereby. Merger Subsidiary has no subsidiaries other than Partnership Merger Subsidiary .

(h) No Ownership of Company or Partnership Securities.  Neither Acquiror nor any of its subsidiaries, including Merger Subsidiary and Partnership Merger Subsidiary, own any Company Common Stock or other securities of the Company or the Partnership.

(i) Proxy Statement.  The information to be supplied by Acquiror, Merger Subsidiary or Partnership Merger Subsidiary to the Company for inclusion in the Proxy Statement or other documents to be filed with the SEC in connection herewith will not contain any untrue statement of material fact or omit to state any material fact required to be stated therein or necessary in order to make statements therein, at the time and in light of the circumstances under which such statement is made, not misleading.

ARTICLE 6.

COVENANTS

6.01  Stockholders’ Meeting.  As promptly as reasonably practicable after the execution of the Agreement, the Company shall, in accordance with applicable Law and the Company Charter and Company Bylaws, (a) duly call, give notice of, convene and hold the Company Stockholders Meeting as promptly as reasonably practicable after the date that the Proxy Statement is cleared by the SEC and (b) except as permitted under Section 6.04, (i) include in the Proxy Statement the recommendation of the Company Board that the holders of Company Common Stock approve the Company Merger and (ii) use its commercially reasonable efforts to obtain Company Stockholder Approval. Notwithstanding the foregoing, nothing contained in this Agreement shall prevent the Company or the Company Board from taking and disclosing to its stockholders a position with respect to a tender or exchange offer by a third party pursuant to Rules 14d-9 and Rule 14e-2 or Item 1012(a) of Regulation M-A promulgated under the Exchange Act (or any similar communication to stockholders in connection with the making or amendment of a tender or exchange offer). Unless this Agreement is terminated prior to the Company Stockholder Meeting in accordance with Article 9, the Company shall submit this Agreement to its stockholders at the Company Stockholders Meeting regardless of whether the Company Board has withdrawn, qualified or modified its approval or recommendation of this Agreement or the Mergers.

6.02  Proxy Statement.  (a) As promptly as reasonably practicable after the date of this Agreement, the Company shall prepare and file with the SEC a preliminary Proxy Statement and Other Filings with the SEC under the Exchange Act and each of the Company and Acquiror shall, or shall cause their respective Affiliates to, prepare and, after consultation with each other, file with the SEC all Other Filings that are required to be filed by such party in connection with the transactions contemplated hereby. The Company shall use its commercially reasonable efforts to have the Proxy Statement cleared by the SEC. The parties hereto shall cooperate with each other in the preparation of the Proxy Statement, and the Company shall promptly notify Acquiror of the receipt of any comments of the SEC with respect to the Proxy Statement and of any requests by the SEC for any amendment or supplement thereto or for additional information and shall provide to Acquiror copies of all correspondence between the Company or any representative of the Company and the SEC. The Company shall give Acquiror and its counsel the opportunity to review the Proxy Statement prior to its being filed with the SEC and shall give Acquiror and its counsel the opportunity to review all amendments and supplements to the Proxy Statement and all responses to requests for additional information and replies to comments prior to their being filed with, or sent to, the SEC. Each of the Company and Acquiror shall use its commercially reasonable efforts, after consultation with the other parties hereto, to respond promptly to all such comments of and requests by the SEC and to cause the Proxy Statement and all required amendments and supplements thereto to be mailed to the holders of Company Common Stock entitled to vote at the Company Stockholder Meeting as soon as reasonably practicable.

(a) As promptly as reasonably practicable after the execution of this Agreement, Acquiror shall prepare materials to accompany the Partnership Form of Election, which will be used by Acquiror to offer the Partnership Merger Consideration to the holders of Partnership LP Units in exchange for their Partnership LP Units (the “Partner Solicitation Materials”). The Partner Solicitation Materials shall be prepared by Acquiror in compliance with applicable Law. All Partner Solicitation Materials, and all materials provided to holders of Partnership LP

Units in connection with the Partnership Merger, shall be subject to the prior review, comment and approval of the Company.

6.03  Access to Information; Confidentiality.

(a) Upon reasonable notice and subject to applicable Laws relating to the exchange of information, the Company shall, and shall cause each of its Subsidiaries to, afford to the officers, employees, accountants, counsel and other representatives of Acquiror, reasonable access during normal business hours during the period prior to the Company Merger Effective Time, (i) to all its properties, books, contracts, commitments, records, officers, employees, accountants, counsel and other representatives and (ii) to all other information concerning its business, properties and personnel as Acquiror may reasonably request. Neither the Company nor any of its Subsidiaries shall be required to provide access to or disclose information where such access or disclosure would violate or prejudice the rights of the Company’s customers, jeopardize any attorney-client privilege or contravene any Law, fiduciary duty or binding agreement entered into prior to the date of this Agreement. Acquiror shall, and shall cause its representatives to, take all reasonable efforts to prevent such access and inspection from interfering with the business operations of the Company and its Subsidiaries.

(b) All information obtained by Acquiror pursuant to this Section 6.03 shall be kept confidential in accordance with the confidentiality agreement, dated June 30, 2006 (the “Confidentiality Agreement”), between Acquiror and the Company.

6.04  Acquisition Proposals.

(a) No Solicitation or Negotiation.  Each of the Company and the Partnership agrees that, except as expressly permitted by this Section 6.04, neither it nor any Subsidiary shall, and that it shall cause its Subsidiaries’ (other than the JV Entities), employees, officers, directors, investment bankers, attorneys, accountants and other advisors or representatives (such employees, investment bankers, attorneys, accountants and other advisors or representatives, collectively, “Representatives”) not to, directly or indirectly:

(i) initiate, solicit or encourage any inquiries or the making of any proposal or offer that constitutes, or could reasonably be expected to lead to, any Acquisition Proposal; or

(ii) engage in, continue or otherwise participate in any discussions or negotiations regarding, or provide any non-public information or data to any Person relating to, any Acquisition Proposal or release any Person from standstill or similar obligations to the Company; or

(iii) otherwise knowingly facilitate any effort or attempt to make an Acquisition Proposal.

Notwithstanding anything in the foregoing to the contrary, prior to the time, but not after, the Stockholder Approval is obtained, the Company may: (A) provide information in response to a request therefor by a Person with respect to a bona fide written Acquisition Proposal that was not solicited by the Company, the Partnership or any of their Representatives after the date hereof, if the Company or the Partnership receives from the Person so requesting such information an executed confidentiality and standstill agreement on terms in all material respects not less restrictive to the other party than those contained in the Confidentiality Agreement, it being understood that such confidentiality and standstill agreement need not prohibit the making, or amendment, of an Acquisition Proposal; (B) engage or participate in any discussions or negotiations with any Person who has made such a bona fide written Acquisition Proposal, provided that the Company shall not give any exclusive right to negotiate with such Person or (C) after having complied with Section 6.04(c), approve, recommend, or otherwise declare advisable or propose to approve, recommend or declare advisable (publicly or otherwise) such an Acquisition Proposal, if and only to the extent that, (x) prior to taking any action described in clause (A), (B) or (C) above, the Company Board determines in good faith after consultation with outside legal counsel that failure to take such action, in light of the Acquisition Proposal and the terms of this Agreement, would reasonably be likely to be inconsistent with the directors’ duties under applicable Law, and (y) in each such case referred to in clause (A) or (B) above, the Company Board has determined in good faith based on the information then available and after consultation with its financial advisor that such Acquisition Proposal constitutes or could reasonably be expected to constitute a Superior Proposal; and (z) in the case referred to in clause (C) above, the Company Board determines in good faith (after consultation with its financial advisor and outside legal counsel) that such Acquisition Proposal is a Superior Proposal. The Company shall be responsible for any failure of the Representatives to comply with this Section 6.04.

(b) Definitions.  For purposes of this Agreement:

“Acquisition Proposal” means any proposal or offer in one transaction or a series of transactions (i) directly or indirectly with respect to a merger, joint venture, partnership, consolidation, dissolution, liquidation, tender offer, recapitalization, reorganization, share exchange, business combination or similar transaction involving the Company, the Partnership or any of their Significant Subsidiaries and (ii) to acquire in any manner, directly or indirectly, 20% or more of the total voting power of any class of equity securities of the Company or those of any of its Subsidiaries, or 20% or more of the consolidated total assets (including, without limitation, equity securities of its Subsidiaries) of the Company, in each case other than the transactions contemplated by this Agreement.

“Superior Proposal” means a bona fide Acquisition Proposal that was not solicited by the Company or the Partnership or their Representatives after the date hereof (except in accordance with Section 6.04(a)), involving more than 50% of the assets (on a consolidated basis) or total voting power of the equity securities of the Company or the Partnership and that the Company Board has determined in its good faith judgment, taking into account the transaction in its entirety, including all the terms and conditions of such proposal, including any break-up fees, expense reimbursements and conditions to closing, legal, financial and regulatory aspects of the proposal and the Person making the proposal, that if consummated, would result in a transaction more favorable to the Company’s stockholders from a financial point of view than the Company Merger.

(c) No Change in Recommendation or Alternative Acquisition Agreement.  The Company Board shall not:

(i) withhold, withdraw, qualify or modify (or publicly propose or resolve to withhold, withdraw, qualify or modify), in a manner adverse to Acquiror, the recommendation of the Company Board that the Company’s stockholders approve the Company Merger; or

(ii) except as expressly permitted by, and after compliance with, Section 9.01(e) hereof, approve or recommend, or cause or permit the Company or the Partnership to enter into any written letter of intent, memorandum of understanding, agreement in principle, acquisition agreement, merger agreement or other agreement (other than a confidentiality agreement referred to in Section 6.03(b) entered into in compliance with Section 6.04(a)) (an “Alternative Acquisition Agreement”) relating to any Acquisition Proposal;

Notwithstanding anything to the contrary set forth in this Agreement, prior to the time, but not after, the Stockholder Approval is obtained, the Company Board may withhold, withdraw, qualify or modify its recommendation for the Company Merger or approve, recommend or otherwise declare advisable any Superior Proposal, if the Company Board determines in good faith, after consultation with outside counsel, that failure to do so would be reasonably likely to be inconsistent with the directors’ duties under applicable Law (a “Change in Recommendation”).

(d) Certain Permitted Disclosure.  Nothing contained in this Section 6.04 shall be deemed to prohibit the Company or the Partnership from complying with its disclosure obligations under applicable Law with regard to an Acquisition Proposal.

(e) Existing Discussions.  Each of the Company and the Partnership agrees that it will immediately cease and cause to be terminated any existing activities, discussions or negotiations with any parties conducted heretofore with respect to any Acquisition Proposal. Each of the Company and the Partnership agrees that it will take the necessary steps to promptly inform its Representatives of the obligations undertaken in this Section 6.04 and in the Confidentiality Agreement.

(f) Notice.  In addition to the obligations of the Company set forth in this Section 6.04, the Company shall notify Acquiror promptly (but in any event within 48 hours) after receipt of (i) any Acquisition Proposal, (ii) any request for information with respect to any Acquisition Proposal, (iii) the identity of the party making the Acquisition Proposal, and (iv) the material terms and conditions of any such Acquisition Proposal, request for information, inquiry, proposal, discussion or negotiation, including a copy of the Acquisition Proposal. The Company shall promptly keep Acquiror reasonably informed in all material respects of the status and material terms

(including amendments or proposed amendments) of any such Acquisition Proposal. Neither the Company nor any of its Subsidiary shall enter into any agreement that would prohibit it from providing such information to Acquiror.

6.05  Further Action

(a) Upon the terms and subject to the conditions hereof, each of the parties hereto shall use its commercially reasonable efforts to take, or cause to be taken, all appropriate action, and to do, or cause to be done, all things necessary, proper or advisable under applicable Law to consummate and make effective each of the Mergers, including, without limitation, using its commercially reasonable efforts to obtain all Applicable Permits, consents, approvals, authorizations, qualifications and orders of Governmental Authorities and parties to contracts with the Company and its Subsidiaries as are necessary for the consummation of the Mergers and to fulfill the conditions to the Closing. In case, at any time after the Closing, any further action is necessary or desirable to carry out the purposes of this Agreement, each of the parties hereto shall use commercially reasonable efforts to cause its respective officers, employees and agents to take all such action.

(b) The parties hereto shall cooperate and assist one another in connection with all actions to be taken pursuant to Section 6.05(a), including the preparation and making of the filings referred to therein and, if requested, amending or furnishing additional information thereunder, including, subject to applicable Law and the Confidentiality Agreement, providing copies of all related documents to the non-filing party and its advisors prior to filing, and to the extent practicable none of the parties will file any such document or have any communication with any Governmental Authority without prior consultation with the other parties. Each party shall keep the others apprised of the content and status of any communications with, and communications from, any Governmental Authority with respect to each of the Mergers. To the extent practicable, and as permitted by a Governmental Authority, each party hereto shall permit representatives of the other party to participate in meetings (whether by telephone or in Person) with such Governmental Authority.

(c) Each of the parties hereto agrees to cooperate and use its reasonable best efforts to defend through litigation on the merits any Action, including administrative or judicial Action, asserted by any party in order to avoid the entry of, or to have vacated, lifted, reversed, terminated or overturned any decree, judgment, injunction or other order (whether temporary, preliminary or permanent) that in whole or in part restricts, delays, prevents or prohibits consummation of either of the Mergers, including, without limitation, by vigorously pursuing all available avenues of administrative and judicial appeal.

(d) Each of Acquiror, on the one hand, and the Company, on the other hand, shall use its commercially reasonable efforts to obtain any third party consents required to prevent a Company Material Adverse Effect from occurring prior to the Company Merger Effective Time. In the event that the Company shall fail to obtain any third party consent described above, the Company shall use its commercially reasonable efforts, and shall take such actions as are reasonably requested by Acquiror, to minimize any adverse effect upon the Company and Acquiror and their respective businesses resulting, or which could reasonably be expected to result, after the Company Merger Effective Time, from the failure to obtain such consent. Notwithstanding anything to the contrary in this Agreement, in connection with obtaining any approval or consent from any Person (other than a Governmental Authority) with respect to any transaction contemplated by this Agreement, (i) unless required by the applicable agreement, without the prior written consent of Acquiror, none of the Company nor any of its Subsidiaries shall pay or commit to pay to such Person whose approval or consent is being solicited any cash or other consideration, make any commitment or incur any liability or other obligation due to such Person and (ii) none of Acquiror or its Affiliates shall be required to pay or commit to pay to such Person whose approval or consent is being solicited any cash or other consideration, make any commitment or incur any liability or other obligation. Acquiror shall pay all fees and out-of-pocket expenses necessary to obtain any third party consent. It shall not be a breach or violation of this covenant if the Company, the Partnership or any Subsidiary shall be unable to obtain any such consent or approval due to Acquiror’s refusal to pay or consent to the making of any payment or the entering into of any covenant or agreement required to obtain any such consent or approval in accordance with the terms thereof.

6.06  Public Announcements.  Each of Acquiror and the Company agrees that no public release or announcement concerning the Mergers shall be issued by either party without the prior consent of the other party (which consent shall not be unreasonably withheld), except as such release or announcement may be required by Law or the rules or regulations of any securities exchange, in which case the party required to make the release or announcement shall use its reasonable efforts to allow the other party reasonable time to comment on such release or announcement in advance of such issuance.

6.07  Exculpation, Indemnification and Insurance.

(a) Without limiting any additional rights that any employee, officer, director or other fiduciary may have under any employment or indemnification agreement or under Company Charter, Company Bylaws, the Partnership Agreement, the certificate of limited partnership of the Partnership or this Agreement or, if applicable, similar organizational documents or agreements of any of the Subsidiaries of the Company, from and after the Company Merger Effective Time, Acquiror, the Surviving Company and the Surviving Partnership shall: (i) indemnify and hold harmless each Person who is at the date hereof or during the period from the date hereof through the Company Merger Effective Date serving as a director or executive officer of the Company or its Subsidiaries or as a fiduciary under or with respect to any employee benefit plan (within the meaning of Section 3(3) of ERISA) maintained or contributed to by the Company or any of its Subsidiaries (collectively, the “Company Indemnified Parties”) to the fullest extent authorized or permitted by applicable law, as now or hereafter in effect, in connection with any Claim and any judgments, fines, penalties and amounts paid in settlement (including all interest, assessments and other charges paid or payable in connection with or in respect of such judgments, fines, penalties or amounts paid in settlement) resulting therefrom; and (ii) promptly pay on behalf of or, within thirty days after any request for advancement, advance to each of the Company Indemnified Parties, to the fullest extent authorized or permitted by applicable law, as now or hereafter in effect, any Expenses incurred in defending, serving as a witness with respect to or otherwise participating in any Claim in advance of the final disposition of such Claim, including payment on behalf of or advancement to the Company Indemnified Party of any Expenses incurred by such Company Indemnified Party in connection with enforcing any rights with respect to such indemnification and/or advancement, in each case without the requirement of any bond or other security but subject to Acquiror’s or the Surviving Entity’s receipt of an undertaking by or on behalf of such Indemnified Party, if required by applicable Law, to repay such Expenses if it is ultimately determined that the standard of conduct necessary for indemnification under applicable Law has not been met. The indemnification and advancement obligations of Acquiror, the Surviving Company and the Surviving Partnership pursuant to this Section 6.07(a) shall extend to acts or omissions occurring at or before the Company Merger Effective Time and any Claim relating thereto (including with respect to any acts or omissions occurring in connection with the approval of this Agreement and the consummation of the transactions contemplated hereby, including the consideration and approval thereof and the process undertaken in connection therewith and any Claim relating thereto), and all rights to indemnification and advancement conferred hereunder shall continue as to a Person who has ceased to be a director, executive officer or other fiduciary of the Company or its Subsidiaries after the date hereof and shall inure to the benefit of such Person’s heirs, executors and personal and legal representatives. As used in this Section 6.07(a), (i) the term “Claim” means any threatened, asserted, pending or completed Action, suit or proceeding, or any inquiry or investigation, whether instituted by any party hereto, any Governmental Authority or any other party, that any Company Indemnified Party in good faith believes might lead to the institution of any such Action, suit or proceeding, whether civil, criminal, administrative, investigative or other, including any arbitration or other alternative dispute resolution mechanism, arising out of or pertaining to matters that relate to such Company Indemnified Party’s duties or service as a director, officer, trustee, employee, agent, or fiduciary of the Company, any of its Subsidiaries, or any employee benefit plan (within the meaning of Section 3(3) of ERISA) maintained by any of the foregoing or any other Person at or prior to the Company Merger Effective Time at the request of the Company or any of its Subsidiaries; and (ii) the term “Expenses” means reasonable attorneys’ fees and all other reasonable costs, expenses and obligations (including, without limitation, experts’ fees, travel expenses, court costs, retainers, transcript fees, duplicating, printing and binding costs, as well as telecommunications, postage and courier charges) paid or incurred in connection with investigating, defending, being a witness in or participating in (including on appeal), or preparing to investigate, defend, be a witness in or participate in, any Claim for which indemnification is authorized pursuant to this Section 6.07(a), including any Action relating to a claim for indemnification or advancement brought by a Company Indemnified Party. None of Acquiror, the Surviving Company nor the Surviving Partnership shall settle, compromise or consent to the entry of any judgment in any actual or threatened claim, demand, Action, suit, proceeding, inquiry or investigation in respect of which indemnification has been or could be sought by such Company Indemnified Party hereunder unless such settlement, compromise or judgment includes an unconditional release of such Company Indemnified Party from all liability arising out of such claim, demand, Action, suit, proceeding, inquiry or investigation or such Company Indemnified Party otherwise consents thereto.

(b) Without limiting the foregoing, Acquiror, Merger Subsidiary and the Surviving Partnership agree that all rights to indemnification and exculpation from liabilities for acts or omissions occurring at or prior to the Company Merger Effective Time now existing in favor of the current or former directors, officers, employees or other fiduciaries of the Company or any of its Subsidiaries as provided in the Company Charter or Company Bylaws (or, as applicable, the charter, bylaws or other organizational documents of any of the Subsidiaries) shall be assumed by the Surviving Company in the Company Merger, without further action, at the Company Merger Effective Time, and shall survive the Company Merger and shall continue in full force and effect in accordance with their terms.

(c) The Surviving Company shall (i) for a period of six years after the Company Merger Effective Time cause to be maintained in effect in its charter or bylaws (or similar governing documents), provisions regarding elimination of liability of directors, indemnification of officers, directors and employees and advancement of Expenses that are no less advantageous to the intended beneficiaries as those currently contained in the Company Charter or Company Bylaws and (ii) maintain for a period of at least six years the current policies of directors’ and officers’ liability insurance maintained by the Company and its Subsidiaries (provided that the Surviving Company may substitute therefor policies of at least the same coverage and amounts containing terms and conditions which are, in the aggregate, no less advantageous to the insured, provided that such substitution shall not result in gaps or lapses of coverage with respect to matters occurring before the Company Merger Effective Time) with respect to claims arising from facts or events that occurred on or before the Company Merger Effective Time, including, without limitation, in respect of the transactions contemplated by this Agreement; provided, however, that in no event shall Acquiror be required to pay annual premiums for insurance under this Section 6.07(c) which in the aggregate exceed 300% of the current annual premiums paid by the Company for such purpose; provided that Acquiror shall nevertheless be obligated to provide such coverage, with respect to the entire six year period following the Company Merger Effective Time, as may be obtained for such 300% amount. The provisions of clause (ii) of this subsection (c) shall be deemed to have been satisfied if prepaid policies have been obtained by the Surviving Company for purposes of this Section 6.07, which policies (together with Company’s existing policy) provide such directors and officers with the coverage described in this subsection (c) for an aggregate period of not less than six years with respect to claims arising from facts or events that occurred on or before the Company Merger Effective Time, including, without limitation, in respect of the transactions contemplated by this Agreement.

(d) If the Surviving Company, the Surviving Partnership or any of their successors or assigns (i) consolidates with or merges with or into any other Person and shall not be the continuing or surviving company, partnership or other entity of such consolidation or merger or (ii) transfers or conveys all or substantially all of its properties and assets to any Person, then, and in each such case, proper provision shall be made so that the successors and assigns of the Surviving Company or the Surviving Partnership assumes the obligations set forth in this Section 6.07.  The parties acknowledge and agree that Acquiror guarantees the payment and performance of the Surviving Company’s and the Surviving Partnership’s obligations pursuant to this Section 6.07.

(e) The provisions of this Section 6.07 shall not be terminated or modified in such a manner as to adversely affect any indemnitee to whom this Section 6.07 applies without the consent of such affected indemnitee and are intended to be for the benefit of, and will be enforceable by, each indemnified party, his or her heirs and his or her legal representatives.

6.08  Employee Benefit Matters.

(a) Each individual who is an employee of the Company or any of its Affiliates (which does not include any JV Entities for purposes of this Section 6.08) immediately prior to the Company Merger Effective Time (an “Employee”) shall be an employee of the Surviving Company or an Affiliate thereof immediately after the Company Merger Effective Time (each, a “Continuing Employee”). For purposes of this Section 6.08(a), the term Employee shall include any individual who, on the Closing Date, is on a medical or disability leave of absence or any other approved leave of absence. For a period of not less than eighteen months from and after the Closing Date, with respect to each Continuing Employee who remains an employee of the Surviving Company or any Affiliate of the Surviving Company, Acquiror shall or shall cause the Surviving Company or an Affiliate thereof to provide compensation and benefits (including, without limitation, salary or wages (as appropriate), bonus, severance benefits, health, life and disability insurance and not including plans involving the issuance of equity-based awards, payments or benefits made by reason of the transactions contemplated by this Agreement or any incremental increase in value of such compensation and benefits attributable to the transactions contemplated by this Agreement) that are no less favorable in the aggregate to such Continuing Employee and any dependents and beneficiaries of such Continuing Employee, as appropriate, than those provided by the Company and its Affiliates to such Continuing Employee and any dependents and beneficiaries immediately prior to the Company Merger Effective Time.

(b) With respect to each health, welfare, retirement and paid-time-off benefit plan, including without limitation each “employee benefit plan” as defined in Section 3(3) of ERISA, maintained by Acquiror, the Surviving Company or any Affiliate of Acquiror (collectively, the “Acquiror Benefit Plans”) and in which any Continuing Employee participates after the Company Merger Effective Time, Acquiror shall cause such Acquiror Benefit Plan to recognize the service of each such Continuing Employee prior to the Company Merger Effective Time with the Company and its Affiliates as employment with Acquiror and its Affiliates for all purposes, including eligibility and benefit entitlement, but not for purposes of benefit accrual under a “defined benefit plan” (as defined in Section 3(35) of ERISA), under each such Acquiror Benefit Plan. In addition, Acquiror shall cause, or shall cause the Surviving Company or an Affiliate to cause, each Acquiror Benefit Plan, as applicable, to (i) waive all limitations as to preexisting conditions exclusions, “at-work requirements” and waiting periods, except to the extent that comparable limitations, “at-work requirements” or waiting periods would have continued to apply to such Continuing Employees under a corresponding Benefit Plan after the Company Merger Effective Time, and (ii) provide each Continuing Employee with credit for any co-payments and deductibles paid under any Benefit Plan in the plan year that includes the Company Merger Effective Time in satisfying any applicable deductible or out-of-pocket requirements under any Acquiror Benefit Plans.

(c) The Company agrees that employees may enter into employment agreements, including the Employment Agreements, which shall be effective as of the Company Merger Effective Time, with Acquiror, the Surviving Company or the Surviving Partnership notwithstanding the terms of any employment agreements or other arrangement between the Company and such employees.

(d) With respect to those employee benefit plans and agreements covering Continuing Employees that may be or become subject to Code Section 409A, from and after the Closing Date, Acquiror shall make, or shall cause the Surviving Company or an Affiliate to make, reasonable efforts to take, or to cause there to be taken, such timely actions as may be necessary or appropriate to prevent excise tax and other tax penalties under Code Section 409A from applying to payments or benefits under such plans or agreements.

(e) Subject to Section 6.08(a), nothing contained in this Section 6.08 or elsewhere in this Agreement shall be construed to prevent, from and after the Company Merger Effective Time, the termination of employment of any individual employee of the Company or any Subsidiary or any change in the employee benefits available to any such individual employee or the amendment or termination of any particular Benefit Plan or other employee benefit plan, program, policy or arrangement in accordance with its terms. Nothing contained in this Section 6.08 or elsewhere in this Agreement shall be treated as an amendment of any particular Benefit Plan.

6.09  Transfer Taxes.  Each of the Acquiror, the Company and the Partnership shall cooperate in the preparation, execution and filing of all Tax Returns, questionnaires, applications or other documents regarding any real property transfer or gains, sales, use, transfer, value added, stock transfer or stamp Taxes, any transfer, recording, registration and other fees and any similar Taxes that become payable in connection with the transactions contemplated by this Agreement (together with any related interests, penalties or additions to Tax, “Transfer Taxes”), and shall cooperate in attempting to minimize the amount of Transfer Taxes. From and after the Company Merger Effective Time, the Surviving Company shall pay or cause to be paid, without deduction or withholding from any consideration or amounts payable to holders of Company Common Stock and Partnership LP Units, all Transfer Taxes.

6.10  Takeover Statutes.  The Company, the Partnership and the Company Board shall (i) take all action necessary to ensure that no state takeover statute or similar statute or regulation is or becomes applicable to this Agreement, the Voting Agreements, the Mergers or any of the other Transactions and (ii) if any state takeover statute or similar statute or regulation becomes applicable to this Agreement, the Voting Agreements, the Mergers or any of the other Transactions, take all action necessary to ensure that the Mergers and the other Transactions may be consummated as promptly as practicable on the terms contemplated by this Agreement and the Voting Agreements and otherwise to minimize the effect of such statute or regulation on the Mergers and the other Transactions.

6.11  Other Events.  The Company shall promptly notify Acquiror orally and in writing of (i) any written communication from any Person alleging that the consent of such Person (or another Person) is or may be required in connection with the transactions contemplated by this Agreement (and the response thereto from the Company, any of the Company Subsidiaries or their Representatives), (ii) any communication from any Governmental Authority in connection with the transactions contemplated by this Agreement (and the response thereto from the Company, any of the Subsidiaries or their Representatives), (iii) any material Actions threatened or commenced against or otherwise affecting the Company or any of the Subsidiaries that are related to the transactions contemplated by the Agreement or (iv) any effect, event, development or change between the date of this Agreement and the Company Merger Effective Time which causes or is reasonably likely to cause the conditions set forth in Section 8.02(a) or Section 8.02(b) not to be satisfied. The delivery of this notice shall not limit or otherwise affect the remedies available hereunder to a party.

6.12  Section 754 Election.  The Partnership shall make the election described in Section 754 of the Code on its final federal tax return and shall cause each of the entities listed in Section 5.02(n)(v) of the Disclosure Letter to make such an election on its next filed federal tax return.

ARTICLE 7.

ADDITIONAL AGREEMENTS

7.01  Pre-Closing Dividend.  The Partnership and the Company shall declare a dividend/distribution payable to holders of Partnership LP Units (including all LTIP Units) and Company Common Stock, respectively, the record date for which shall be the close of business on the last Business Day prior to the Company Merger Effective Time. The per share amount of such dividend on Company Common Stock (and corresponding per Partnership LP Unit distribution) shall be an amount equal to the Company’s most recent quarterly dividend rate, multiplied by the number of days elapsed since the last dividend record date through and including the day prior to the day on which the Company Merger Effective Time occurs, and divided by the actual number of days in the calendar quarter in which such dividend/distribution is declared.

7.02  Interim Acquisition Agreement.  The parties shall enter into the Interim Acquisition Agreement, in the form attached hereto as Exhibit F, simultaneously with entering into this Agreement.

ARTICLE 8.

CONDITIONS TO CONSUMMATION OF THE MERGER

8.01  Conditions to the Obligations of Each Party.  The obligations of each party to effect the Mergers shall be subject to the satisfaction, at or prior to the Closing, of the following conditions:

(a) Company Stockholder Approval.  The Company Merger shall have been approved and adopted by the requisite affirmative vote of the holders of the Company Common Stock in accordance with the MGCL and the Company Charter.

(b) No Order.  No Governmental Authority in the United States shall have enacted, issued, promulgated, enforced or entered any Law (whether temporary, preliminary or permanent) which is then in effect and has the effect of making the Mergers illegal or otherwise restricting, preventing or prohibiting consummation of the Mergers.

(c) Partnership Merger.  With respect to the Company Merger, the Partnership Merger shall simultaneously be consummated in accordance with the terms hereof.

8.02  Conditions to the Obligations of Acquiror, Merger Subsidiary and Partnership Merger Subsidiary.  The obligations of Acquiror, Merger Subsidiary and Partnership Merger Subsidiary to consummate the Mergers are subject to the satisfaction or waiver (where permissible) of the following additional conditions:

(a) Representations and Warranties.  The representations and warranties of the Company and the Partnership in this Agreement that (i) are not made as of a specific date shall be true and correct as of the date of this Agreement and as of the Closing, as though made on and as of the Closing, and (ii) are made as of a specific date shall be true and correct as of such date, except where the failure of such representations and warranties to be true and correct (without giving effect to any limitation as to “materiality” or “Company Material Adverse Effect” set forth therein) would not, in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

(b) Agreements and Covenants.  The Company and the Partnership shall have performed, in all material respects, all obligations and complied with, in all material respects, the agreements and covenants to be performed or complied with by them under this Agreement on or prior to the Closing.

(c) Officer Certificate.  The Company shall have delivered to Acquiror a certificate, dated the date of the Closing, signed by the President or any Vice President of the Company, certifying as to the satisfaction of the conditions specified in Section 8.02(a) and Section 8.02(b).

(d) Opinion of Counsel.  The Company shall have received a tax opinion of Hunton & Williams LLP, tax counsel to the Company, dated as of the Closing Date and in the form of Exhibit E attached hereto, regarding the status of the Company as a REIT under the Code.

(e) Employment Agreements.  The Employment Agreements between Acquiror and each of Oliver T. Carr, III and John A. Schissel, in the form executed by such parties on the date hereof, shall be in full force and effect, unless an individual party to any such agreement shall have become disabled or deceased.

(f) Material Adverse Effect.  Since the date of this Agreement, there shall not have occurred a Company Material Adverse Effect.

8.03  Conditions to the Obligations of the Company and the Partnership.  The obligations of the Company and the Partnership to consummate the Mergers are subject to the satisfaction or waiver (where permissible) of the following additional conditions:

(a) Representations and Warranties.  The representations and warranties of Acquiror, Merger Subsidiary and Partnership Merger Subsidiary in this Agreement that (i) are not made as of a specific date shall be true and correct in all material respects as of the date of this Agreement and as of the Closing, as though made on and as of the Closing, and (ii) are made as of a specific date shall be true and correct in all material respects as of such date, in each case without giving effect to any limitation as to “materiality” or material adverse effect set forth therein.

(b) Agreements and Covenants.  Acquiror, Merger Subsidiary and Partnership Merger Subsidiary shall have performed, in all material respects, all obligations or complied with, in all material respects, all agreements and covenants to be performed or complied with by them under this Agreement on or prior to the Closing.

(c) Officer Certificate.  Acquiror shall have delivered to the Company a certificate, dated the date of the Closing, signed by the President or any Vice President of Acquiror, certifying as to the satisfaction of the conditions specified in Section 8.03(a) and Section 8.03(b).

ARTICLE 9.

TERMINATION

9.01  Termination.  This Agreement may be terminated at any time prior to the Company Merger Effective Time in writing (the date of any such termination, the “Termination Date”):

(a) by the mutual written consent of Acquiror and the Company;

(b) by either the Company or the Acquiror upon written notice to the other party, if:

(i) any Governmental Authority with jurisdiction over such matters shall have issued a governmental order permanently restraining, enjoining or otherwise prohibiting either of the Mergers, and such governmental order shall have become final and unappealable; provided, however, that the terms of this Section 9.01(b)(i) shall not be available to any party unless such party shall have used its reasonable best efforts to oppose any such governmental order or to have such governmental order vacated or made inapplicable to the Mergers;

(ii) the Mergers shall not have been consummated on or before August 5, 2007 (the “Outside Date”), unless the failure to consummate the Mergers on or prior to such date is the result of any action or inaction under this Agreement by the party seeking to terminate the Agreement pursuant to the terms of this Section 9.01(b)(ii);

(iii) upon a vote at a duly held meeting (or at any adjournment or postponement thereof) to obtain the Stockholder Approval, the Stockholder Approval is not obtained;

(c) by Acquiror, upon written notice to the Company, if:

(i) the Company Board makes a Change in Recommendation (or resolves to do so) prior to the Company Stockholders Meeting but only if Acquiror terminates the Agreement prior to the Company Stockholders Meeting;

(ii) the Company shall fail to call or hold the Company Stockholders Meeting in accordance with Section 6.01;

(iii) the Company shall have materially breached any of its obligations under Section 6.04;

(iv) if (u) the Company Board approves, endorses or recommends an Acquisition Proposal, or (v) the Company enters into a definitive agreement relating to an Acquisition Proposal; or

(v) the Company shall have breached any of its representations or warranties or failed to perform any of its covenants or other agreements contained in this Agreement, which breach or failure to perform (A) would give rise to the failure of a condition set forth in Section 8.02(a) or Section 8.02(b) and (B) is incapable of being cured by the Company by the Outside Date or, if capable of being cured by the Company by the Outside Date, the Company has not commenced to cure such breach or failure within five (5) Business Days after its receipt of written notice thereof from Acquiror; provided, however that the Acquiror is not then in material breach of any of its representations, warranties, covenants or agreements contained herein; or

(d) by the Company, upon written notice to Acquiror, if Acquiror shall have breached any of its representations or warranties or failed to perform any of its covenants or other agreements contained in this Agreement, which breach or failure to perform (A) would give rise to the failure of a condition set forth in Section 8.03(a) or Section 8.03(b) and (B) is incapable of being cured by Acquiror by the Outside Date or, if capable of being cured by Acquiror by the Outside Date, Acquiror has not commenced to cure such breach or failure within five (5) Business Days after its receipt of written notice thereof from the Company or the Partnership; provided, however, that the Company is not then in material breach of any of its representations, warranties, covenants or agreements contained herein; or

(e) by the Company, if the Company Board approves, and authorizes the Company to enter into, a definitive agreement providing for the implementation of a Superior Proposal, but only so long as:

(i) the Company Stockholder Approval has not yet been obtained;

(ii) the Company has not materially breached any of its obligations under Section 6.04;

(iii) the Company Board has determined in good faith, after consultation with its financial advisor, that such agreement constitutes a Superior Proposal and has determined in good faith, after consultation with its outside legal counsel, that failure to take such actions would be reasonably likely to be inconsistent with its duties to the stockholders of the Company under applicable Law;

(iv) the Company has notified Acquiror in writing that it intends to enter into such agreement, attaching the most current version of such agreement;

(v) during the five day period following Acquiror’s receipt of such notice, (i) the Company shall have offered to negotiate with (and, if accepted, negotiated in good faith with), and shall have caused its respective financial and legal advisors to offer to negotiate with (and, if accepted, negotiate in good faith with), Acquiror to make adjustments to the terms and conditions of this Agreement and the terms of the Company Merger, and (ii) the Company Board shall have determined in good faith, after the end of such five day period, after considering the results of such negotiations and the revised proposals made by Acquiror, if any, that the Superior Proposal giving rise to such notice continues to be a Superior Proposal; and

(vi) the Company pays to Acquiror the Buy-Out Payment and Acquiror Merger Expenses determined in accordance with Section 9.03 concurrently with such termination (any purported termination pursuant to this Section 9.01(e) shall be void and of no force or effect unless the Company shall have made such payment).

9.02  Effect of Termination.  In the event of termination of this Agreement and abandonment of the Mergers and the other transactions contemplated by this Agreement pursuant to and in accordance with Section 9.01, this Agreement shall forthwith become void and of no further force or effect whatsoever and there shall be no liability on the part of any party to this Agreement, or its officers, directors, subsidiaries or partners, as applicable; provided, however, that nothing contained in this Agreement shall relieve any party to this Agreement from any liability resulting from or arising out of any willful or knowing breach of any agreement or covenant hereunder; provided, further, that notwithstanding the foregoing, the covenants and other obligations under this Agreement shall terminate upon the termination of this Agreement, except that the agreements set forth in Section 6.03, Section 6.06, this Section 9.02, Section 9.03, Section 10.08 and Section 10.09 shall survive termination indefinitely. If this Agreement is terminated as provided herein, all filings, applications and other submissions made pursuant to this Agreement, to the extent practicable, shall be withdrawn from the agency or other Person to which they were made.

9.03  Buy-out Payment and Expenses.

(a) Except as otherwise explicitly set forth in this Section 9.03 or elsewhere in this Agreement, all costs and Merger Expenses incurred in connection with this Agreement or the transactions contemplated hereby shall be paid by the party incurring such Merger Expenses, whether or not the transactions contemplated by this Agreement are consummated; provided, however, that each of Acquiror and the Company shall pay one-half of the Merger Expenses related to printing, filing and mailing the Proxy Statement (and any amendments or supplements thereto) and all SEC and other regulatory filing fees (if any) incurred in connection with the Proxy Statement. “Merger Expenses” shall mean all out-of-pocket expenses (including all fees and expenses of counsel, accountants, experts and consultants to a party hereto and its Affiliates) incurred by a party or on its behalf in connection with or related to the authorization, approval, preparation, negotiation, execution and performance of this Agreement and the transactions contemplated by this Agreement, not to exceed $750,000.

(b) The Company agrees that if this Agreement shall be terminated:

(i) by Acquiror or the Company pursuant to Section 9.01(b)(ii) or Section 9.01(b)(iii) or by Acquiror pursuant to Section 9.01(c)(v) (however, only in the event of a termination pursuant to Section 9.01(c)(v) that relates to a breach by the Company of its obligations under Section 6.01 or Section 6.04) and (A) an Acquisition Proposal shall have been made to the Company or publicly announced prior to such Termination Date (and with respect to termination pursuant to Section 9.01(b)(ii) or Section 9.01(b)(iii), such Acquisition Proposal was not withdrawn prior to the Termination Date), and (B) concurrently with such termination or within nine (9) months following the Termination Date, the Company enters into a contract with respect to an Acquisition Proposal, or an Acquisition Proposal is consummated (in each case whether or not such Acquisition Proposal was the same Acquisition Proposal referred to in the foregoing clause (A)), then the Company shall pay to Acquiror, in consideration for the Acquiror having relinquished its rights under this Agreement, if and when such contract is entered into or the earlier consummation of such Acquisition Proposal occurs, as applicable, the Buy-Out Payment (as defined below), together with reimbursement of Acquiror’s Merger Expenses; provided, however, that for purposes of this Section 9.03(b)(i), Acquisition Proposal shall not include any registered public offering of the Company’s securities, and “50%” shall be substituted for

“20%” in the definition of Acquisition Proposal for the following types of transactions: joint ventures, partnerships, non-public offerings of equity securities of the Company or those of any of its Subsidiaries, recapitalizations, reorganizations or share exchanges; or

(ii) (A) by Acquiror pursuant to Section 9.01(c) other than subclause (v), or (B) by the Company pursuant to Section 9.01(e), the Company shall pay to Acquiror simultaneously with the termination, in consideration for relinquishing its rights under this Agreement, the Buy-Out Payment, together with reimbursement of Acquiror’s Merger Expenses; or

(iii) by Acquiror pursuant to Section 9.01(c)(v), the Company shall promptly (but in no event, later than two business days after the date of such termination) pay Acquiror an amount equal to Acquiror’s Merger Expenses; or

(iv) “Buy-Out Payment” means $4,000,000.

(c) In the event any party is required to commence litigation to seek all or a portion of the amounts payable under this Agreement, or to otherwise enforce any party’s obligations hereunder, the prevailing party in such litigation shall be entitled to receive all expenses (including, without limitation, reasonable attorneys’ fees) which it has incurred in enforcing its rights hereunder. The parties hereto agree that any remedy or amount payable pursuant to this Section 9.03 shall not preclude any other remedy or amount payable hereunder, and shall not be an exclusive remedy, for any willful and material breach of any representation, warranty, covenant or agreement contained in this Agreement.

ARTICLE 10.

GENERAL PROVISIONS

10.01  Non Survival of Representations and Warranties.  The representations and warranties in this Agreement shall terminate at the later to occur of the Company Merger Effective Time and the Partnership Merger Effective Time or upon the termination of this Agreement pursuant to Section 9.01.  This Section 10.01 shall not limit any covenant or agreement of the parties which by its terms contemplates performance after the Company Merger Effective Time and the Partnership Merger Effective Time, including the indemnification obligations set forth in Section 6.07.

10.02  Notices.  All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given upon receipt) by delivery in Person or by a recognized overnight courier service to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 10.02):

if to Acquiror, Merger Subsidiary or Partnership Merger Subsidiary:

c/o J.P. Morgan Investment Management Inc.
245 Park Avenue
New York, New York 10167
Attention: Nathaniel R. Daly
Fax No.: 212-648-2104

with a copy to:

Stroock & Stroock & Lavan LLP
180 Maiden Lane
New York, NY 10038
Attention: Martin H. Neidell
Fax No.: 212-806-7836

if to the Company or the Partnership:

Columbia Equity Trust, Inc.
1750 H Street, NW
Washington, D.C. 20006
Attention: Oliver T. Carr III
Fax No.: 202-303-3078

with copies to:

Hunton & Williams LLP
Riverfront Plaza, East Tower
951 East Byrd Street
Richmond, VA 23219
Attention: David C. Wright
Fax No.: 804-788-8218

10.03  Severability.  If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible.

10.04  Amendment; Waiver.  (a) This Agreement may be amended by the parties hereto by action taken by their respective board of directors (or similar governing body or entity) at any time prior to the Company Merger Effective Time; provided, however, that, after approval of the Company Merger by the stockholders of the Company, no amendment may be made without further stockholder approval which (i) reduces the Company Merger Consideration, or (ii) by Law or in accordance with the rules of the NYSE, requires further approval by such stockholders without first obtaining such approval. This Agreement may not be amended except by an instrument in writing signed by the parties hereto.

(b) At any time prior to the Effective Time, the parties hereto, by action taken or authorized by their respective boards of directors (or other similar entity), may, to the extent legally allowed, (i) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (ii) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto and (iii) waive compliance with any of the agreements or conditions contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such party. The failure of any party to this Agreement to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of those rights.

10.05  Entire Agreement; Assignment.  This Agreement (including the Exhibits hereto and the Disclosure Letter) constitute, the entire agreement between the parties with respect to the subject matter hereof and supersedes, except as set forth in Section 6.03(b), all prior agreements and undertakings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof and thereof. This Agreement shall not be assigned by operation of law or otherwise.

10.06  Parties in Interest.  This Agreement shall be binding upon and inure solely to the benefit of each party hereto, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other Person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement; provided, however, that the Persons covered in Section 6.07 and Section 6.08 shall be express third party beneficiaries of such sections following the Company Merger Effective Time and the Partnership Merger Effective Time.

10.07  Specific Performance; Guarantee.  Without limiting or waiving any rights or remedies of any of the parties hereto, the parties hereto agree that irreparable damage would occur in the event any provision of this Agreement were not performed by the parties in accordance with the terms hereof and that, prior to the termination of this Agreement pursuant to Section 9.01, each of the parties hereto shall be entitled to an injunction or injunctions to prevent breaches of this Agreement by the any party and to seek specific performance of the obligations of the parties under this Agreement in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity. Commingled Pension Trust Fund (Special Situation Property) of JPMorgan Chase Bank, N.A. shall execute and deliver to the Company and the Partnership the Guarantee of even date herewith in the form attached hereto as Exhibit G, which guarantees all of the obligations of Acquiror, Merger Subsidiary and Partnership Merger Subsidiary hereunder.

10.08  Governing Law.  This Agreement shall be governed by and construed in accordance with, the laws of the State of Maryland without regard, to the fullest extent permitted by law, to the conflicts of laws provisions thereof which might result in the application of the laws of any other jurisdiction.

10.09  Waiver of Jury Trial.  Each of the parties hereto hereby waives to the fullest extent permitted by applicable Law any right it may have to a trial by jury with respect to any litigation directly or indirectly arising out of, under or in connection with this Agreement or the transactions contemplated hereby. Each of the parties hereto (a) certifies that no representative, agent or attorney of any other party has represented, expressly or otherwise, that such other party would not, in the event of litigation, seek to enforce that foregoing waiver and (b) acknowledges that it and the other parties hereto have been induced to enter into this Agreement and the transactions contemplated hereby, as applicable, by, among other things, the mutual waivers and certifications in this Section 10.09.

10.10  Headings.  The descriptive headings contained in this Agreement are included for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement.

10.11  Counterparts.  This Agreement may be executed and delivered (including by facsimile transmission) in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

10.12  Mutual Drafting.  Each party hereto has participated in the drafting of this Agreement, which each party acknowledges is the result of extensive negotiations among the parties.

[Signature Page to Follow]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed in counterparts by their duly authorized officers, all as of the day and year first above written.

SSPF/CET OPERATING COMPANY LLC

By:	/s/ Nathaniel R. Daly
Name: Nathaniel R. Daly

Title:	VP

SSPF/CET OP HOLDING COMPANY LLC

By:	/s/ Nathaniel R. Daly
Name: Nathaniel R. Daly

Title:	VP

SSPF/CET OP HOLDING COMPANY SUBSIDIARY
by SSPF/CET OP Holding Company LLC,
its general partner

By:	/s/ Nathaniel R. Daly
Name: Nathaniel R. Daly

Title:	VP

COLUMBIA EQUITY TRUST, INC.

By:	/s/ Oliver T. Carr, III
Name: Oliver T. Carr, III

Title:	Chairman, President and CEO

COLUMBIA EQUITY, L.P.
by Columbia Equity Trust, Inc., its general partner

By:	/s/ Oliver T. Carr, III
Name: Oliver T. Carr, III

Title:	Chairman, President and CEO

Exhibit B

Wachovia Securities
301 South College Street
Charlotte, NC 28288-5640

Wachovia Securities

November 5, 2006

Committee of Independent Directors of the Board of Directors
Columbia Equity Trust, Inc.
1750 H Street, N.W.
Suite 500
Washington, DC 20006-4692

The Board of Directors
Columbia Equity Trust, Inc.
1750 H Street, N.W.
Suite 500
Washington, DC 20006-4692

Ladies and Gentlemen:

You have asked Wachovia Capital Markets, LLC (“Wachovia Securities”) to advise you with respect to the fairness, from a financial point of view, to the holders of shares of common stock, par value $0.001 per share (the “Company Common Shares”), of Columbia Equity Trust, Inc., a Maryland real estate investment trust (the “Company”), of the Company Merger Consideration (as defined below) to be received by the holders of Company Common Shares pursuant to that certain Agreement and Plan of Merger, dated as of November 5, 2006 (the “Agreement”), by and among SSPF/CET Operating Company LLC (“Acquiror”), SSPF/CET OP Holding Company LLC, a Delaware limited liability company and a wholly owned subsidiary of Acquiror (“Merger Subsidiary”), SSPF/CET OP Holding Company Subsidiary L.P., a Virginia limited partnership (“Partnership Merger Subsidiary”), the Company and Columbia Equity, L.P., a Virginia limited partnership (the “Partnership”). Capitalized terms used, but not defined, herein shall have the meanings ascribed to them in the Agreement.

Pursuant to the Agreement, at the Company Merger Effective Time, Merger Subsidiary and the Company shall consummate the Company Merger pursuant to which (i) the Company shall be merged with and into Merger Subsidiary and the separate existence of the Company shall thereupon cease and (ii) Merger Subsidiary shall be the surviving entity in the Merger (the “Surviving Company”) and shall continue to exist as a limited liability company and as a wholly owned subsidiary of Acquiror. At the Partnership Merger Effective Time, Partnership Merger Subsidiary and the Partnership shall consummate the Partnership Merger pursuant to which (i) the Partnership Merger Subsidiary shall be merged with and into the Partnership and the separate existence of Partnership Merger Subsidiary shall thereupon cease and (ii) the Partnership shall be the surviving entity in the Partnership Merger (the “Surviving Partnership”). Pursuant to the Agreement, each Company Common Share will be converted into the right to receive an amount in cash equal to $19.00 (the “Company Merger Consideration”).

In arriving at our opinion, we have, among other things:

•	Reviewed the Agreement, including the financial terms of the Agreement;

•	Reviewed the Annual Report on Form 10-K for the Company for the year ended December 31, 2005

•	Reviewed the Quarterly Reports on Form 10-Q for the Company;

•	Reviewed certain business, financial and other information, including financial forecasts, regarding the Company, a portion of which was publicly available and a portion of which was furnished to us by

Committee of Independent Directors of the Board of Directors
Board of Directors
Columbia Equity Trust, Inc.
November 5, 2006

management of the Company, and discussed the business and prospects of the Company with its management;

•	Participated in discussions and negotiations among representatives of the Company and Acquiror and Merger Subsidiary, as well as their respective financial and legal advisors;

•	Reviewed the reported price and trading activity for the Company Common Shares;

•	Considered certain financial data for the Company and compared that data with similar available data regarding certain other publicly traded companies that we deemed to be relevant;

•	Compared the proposed financial terms of the Agreement with the financial terms of certain other business combinations and transactions that we deemed to be relevant;

•	Developed discounted cash flow and dividend discount models for the Company based upon estimates and assumptions provided by, and discussed with, management of the Company;

•	Calculated a net asset value of the Company based upon the projected net operating income provided by, and discussed with, management of the Company and market capitalization rates derived from industry sources, which rates we reviewed and confirmed with management of the Company; and

•	Considered other information such as financial studies, analyses and investigations, as well as financial and economic and market criteria that we deemed to be relevant.

In connection with our review, we have assumed and relied upon the accuracy and completeness of the foregoing financial and other information, including all accounting, legal and tax information, and we have not assumed any responsibility for, nor conducted, any independent verification of such information. We have relied upon the assurances of management of the Company that they are not aware of any facts or circumstances that would make such information about the Company inaccurate or misleading. We have been provided with prospective financial information of the Company. We have discussed such prospective financial information, as well as the forecasts, estimates, judgments, allocations and assumptions upon which such prospective financial information is based, with management of the Company. We have assumed that the forecasts, estimates, judgments, allocations and assumptions expressed by management of the Company in such prospective financial information have been reasonably formulated and that they reflect the best currently available forecasts, estimates, judgments, allocations and assumptions of management of the Company regarding such prospective financial information. We assume no responsibility for, and express no view as to, any such prospective financial information or the forecasts, estimates, judgments, allocations or assumptions upon which they are based. In arriving at our opinion, we have not prepared or obtained any independent evaluations or appraisals of the assets or liabilities of the Company, including any contingent liabilities.

In rendering our opinion, we have assumed that the Company Merger will be consummated on the terms described in the Agreement, without waiver of any material terms or conditions, and that in the course of obtaining any necessary legal, regulatory or third-party consents and/or approvals, no restrictions will be imposed or other actions will be taken that will have an adverse effect on the Company Merger or other actions contemplated by the Agreement. We also have assumed that Acquiror will be able to obtain any financing arrangements necessary to pay to all Company Common Shares the Company Merger Consideration due to them. Our opinion is necessarily based on economic, market, financial and other conditions and the information made available to us as of the date hereof. Although subsequent developments may affect this opinion, we do not have any obligation to update, revise or reaffirm this opinion. In addition, we are expressing no view on the terms of the Company Merger, except as expressly set forth herein, or of the Partnership Merger, nor does this opinion address the fairness of the consideration to be received by any Partnership LP Unit holder or LTIP Unit holder. Our opinion does not address

Committee of Independent Directors of the Board of Directors
Board of Directors
Columbia Equity Trust, Inc.
November 5, 2006

the relative merits of the Company Merger or other actions contemplated by the Agreement compared with other business strategies or transactions that may have been considered by the Company’s management and its Board of Directors or any committee thereof.

Wachovia Securities is a trade name of Wachovia Capital Markets, LLC, an investment banking subsidiary and affiliate of Wachovia Corporation. We have been engaged to render certain financial advisory services to the Board of Directors and the Committee of Independent Directors of the Board of Directors of the Company in connection with the Agreement and will receive a fee for such services, which is payable upon consummation of the Company Merger. We will also receive a fee payable upon execution of the Agreement and delivery of this opinion, and this fee will be credited in full against any advisory fees paid in connection with the transaction. In addition, the Company has agreed to reimburse our expenses and indemnify us against certain liabilities arising out of our engagement.

Wachovia Securities and our affiliates provide a full range of financial advisory securities and lending services in the ordinary course of business for which we receive customary fees. In connection with unrelated matters, Wachovia Securities and its affiliates in the past have provided financing services to the Company, including serving as the Bookrunning manager on the Company’s $207 million initial public offering in June 2005. Wachovia Securities also maintains active equity research coverage on the Company. Wachovia recently advised BRE Properties in the formation of a programmatic development and acquisition joint venture with JPMorgan Asset Management, parent company of Acquiror. In addition, we may provide similar or other such services to, and maintain our relationship with the Company, Acquiror, and certain affiliates of Acquiror in the future. Additionally, in the ordinary course of our business, we may trade in the securities of the Company and certain affiliates of Acquiror for our own account and for the accounts of our customers and, accordingly, may at any time hold a long or short position in such securities.

This opinion is for the information and use of the Board of Directors and the Committee of Independent Directors of the Board of Directors in connection with their consideration of the Company Merger. Our opinion does not address the merits of the underlying decision by the Company to enter into the Agreement and does not and shall not constitute a recommendation to any holder of the Company Common Shares as to how such holder should vote in connection with the Agreement. Our opinion may not be summarized, excerpted from, or otherwise publicly referred to without our prior written consent, except that this opinion may be reproduced in full and described in any proxy statement mailed or provided to the holders of the Company Common Shares in connection with the transactions contemplated by the Agreement.

Based upon and subject to the foregoing, our experience as investment bankers, our work as described above, and such other factors we deem to be relevant, it is our opinion that, as of the date hereof, the Company Merger Consideration to be received by holders of the Company Common Shares pursuant to the Agreement is fair, from a financial point of view, to such holders.

Very truly yours,

Wachovia Capital Markets, LLC

Ú FOLD AND DETACH HERE AND READ THE REVERSE SIDE Ú

PROXY
COLUMBIA EQUITY TRUST, INC.
1750 H Street, N.W., Suite 500, Washington, D.C. 20006
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
OF COLUMBIA EQUITY TRUST, INC.
     The undersigned hereby appoints Oliver T. Carr, III and John A. Schissel, and each or either of them as proxies for the undersigned, with the full power of substitution or resubstitution in each of them, to represent the undersigned and hereby authorizes them to vote, as designated herein, all of the shares of common stock, $0.001 par value per share, of Columbia Equity Trust, Inc. held of record by the undersigned stockholder as of the close of business on January 16, 2007, at the Special Meeting of Stockholders to consider and vote on the proposed merger of Columbia Equity Trust, Inc. with and into SSPF/CET OP Holding Company LLC, to be held at the Occidental located at 1475 Pennsylvania Avenue, N.W., Washington, D.C., on February 27, 2007 at 8:30 a.m., Eastern time, and any adjournments or postponements thereof, and to otherwise represent the undersigned at the meeting with all the powers possessed by the undersigned if personally present at the meeting. The undersigned hereby acknowledges receipt prior to the execution of this proxy card of the Notice of Special Meeting of Stockholders and the Proxy Statement and revokes any proxy heretofore given with respect to such meeting.
     This proxy, when properly executed, will be voted in the manner directed herein by the undersigned stockholder. If no direction is made, this proxy will be voted “FOR” the approval of Proposal 1 set forth herein.
PLEASE MARK, SIGN, DATE AND RETURN THE PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE.
(Please complete, date and SIGN on the reverse side)

Columbia Equity Trust, Inc.
Voting by telephone or over the Internet is quick, easy and immediate. As a Columbia Equity Trust, Inc. stockholder of record, you have the option of voting your shares of common stock electronically over the Internet or by telephone, eliminating the need to return this proxy card. Your electronic vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed, dated and returned the proxy card. Votes submitted electronically over the Internet or by telephone must be received by 11:59 p.m., Eastern Time, on February 26, 2007.
To Vote Your Proxy Over the Internet
www.proxyvote.com
Have your proxy card available when you access the above website. Follow the prompts to vote your shares of common stock.
To Vote Your Proxy By Telephone
1 (800) 690-6903
Use any touch-tone telephone to vote your proxy. Have your proxy card available when you call the above telephone number. Follow the voting instructions to vote your shares of common stock.
PLEASE DO NOT RETURN THE PROXY CARD BELOW IF YOU ARE VOTING OVER THE INTERNET OR BY TELEPHONE.
To Vote Your Proxy by Mail
Mark, sign and date your proxy card below, detach it and return it in the postage-paid envelope provided.
▼FOLD AND DETACH HERE AND READ THE REVERSE SIDE▼

(Please mark, sign, date and return this proxy promptly in the enclosed postage prepaid envelope.)	Please mark your votes like this in blue or black ink: ☑
THIS PROXY WILL BE VOTED AS DIRECTED. IF NO DIRECTION IS INDICATED BUT THE PROXY CARD IS SIGNED AND RETURNED, IT WILL BE VOTED “FOR” PROPOSAL 1 BELOW.
THE BOARD OF DIRECTORS OF COLUMBIA EQUITY TRUST, INC. RECOMMENDS A VOTE “FOR” PROPOSAL 1 SET FORTH BELOW.

1.	Proposal to approve the merger of Columbia Equity Trust, Inc. with and into SSPF/CET OP Holding Company LLC pursuant to the Agreement and Plan of Merger, dated as of November 5, 2006, by and among SSPF/CET Operating Company LLC, SSPF/CET OP Holding Company LLC, SSPF/CET OP Holding Company Subsidiary L.P., Columbia Equity Trust, Inc. and Columbia Equity, LP.	☐ FOR	☐ AGAINST	☐ ABSTAIN

2.	In their discretion, the proxies are authorized to vote upon such other business as may properly come before the special meeting and any adjournments or postponements thereof.

Signature:	Signature:	Dated:	, 2007

IMPORTANT: Please DATE and SIGN this proxy where indicated above. Please sign exactly as your name or names appear on the proxy card. If the shares are held jointly, each holder must sign. When signing as an attorney, executor, administrator, trustee or guardian, please give the full title as such above the signature(s). If the signer is a corporation, please sign full corporate name by duly authorized officer. If the signer is a partnership, please sign in the partnership name by authorized person.